SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

Jenny Craig, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.000000005 per share, of Jenny Craig, Inc.

	(2)	Aggregate number of securities to which transaction applies: 20,788,971 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee as determined based upon the sum of (a) the product of 20,788,971 shares of Common Stock and the merger consideration of $5.30 per share and (b) the difference between the merger consideration of $5.30 per share and the exercise price per share of each of the 1,383,000 shares of Common Stock subject to outstanding options in which the exercise price per share is less than the merger consideration per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by calculating a fee of $92 per $1,000,000 of the amount calculated pursuant to the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $114,666,946.29

	(5)	Total fee paid: $10,549.36

[ ]	Fee paid previously with preliminary materials.

[X]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $10,530.32

	(2)	Form, Schedule or Registration Statement No.: Schedule 14A

	(3)	Filing Party: Jenny Craig, Inc.

	(4)	Date Filed: February 15, 2002

JENNY CRAIG, INC.
11355 North Torrey Pines Road
La Jolla, California 92037

                    , 2002

To our Stockholders:

      You are cordially invited to attend a special meeting of the stockholders of Jenny Craig, Inc. to be held at the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California 92037, on                     , 2002 at           (Pacific Time). A notice of the special meeting, a proxy statement and related information about Jenny Craig, Inc. and a proxy card are enclosed. All holders of the outstanding shares of our common stock as of the close of business on                     , 2002 will be entitled to notice of and to vote at the special meeting. You may vote shares at the special meeting only if you are present in person or represented by proxy.

      At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 27, 2002, by and among Jenny Craig, Inc., J Holdings Corp. and J Acquisition Corp., a wholly owned direct subsidiary of J Holdings Corp., pursuant to which J Acquisition Corp. will merge with and into Jenny Craig, Inc. If the merger agreement is adopted, at the effective time of the merger, each outstanding share of our common stock, other than shares held by J Holdings Corp. or J Acquisition Corp., or held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $5.30 in cash, without interest and less any applicable withholding taxes. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

      A special committee of the board of directors of Jenny Craig, Inc., consisting of three independent directors, has considered and evaluated the merger and the merger agreement. In connection with its evaluation of the merger and the merger agreement, the special committee retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to render an opinion as to the fairness, from a financial point of view, to Jenny Craig, Inc.’s public stockholders of the consideration to be received by them in connection with the transaction, and retained Latham & Watkins to act as its legal advisor. Houlihan Lokey delivered its opinion dated January 27, 2002, to the effect that, as of that date and based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the merger consideration to be received by the public stockholders of Jenny Craig, Inc. in connection with the transaction was fair, from a financial point of view. Houlihan Lokey expressed no opinion as to the fairness of the merger consideration to Sidney Craig, Jenny Craig or any of their affiliates. You should carefully read the written opinion of Houlihan Lokey that is attached as Appendix B to the accompanying proxy statement. The special committee unanimously determined that the merger agreement and the merger are advisable, fair to, and in the best interests of, the stockholders of Jenny Craig, Inc., including its unaffiliated stockholders, and unanimously recommended that our board of directors approve the merger agreement and the merger.

      Our board of directors, based in part on the recommendation of the special committee, has determined that the merger agreement and the merger are advisable, fair to and in the best interests of Jenny Craig, Inc. and our stockholders, including our unaffiliated stockholders.

      Accordingly, our board of directors has approved the merger agreement and the merger and recommends that you vote “FOR” adoption of the merger agreement. At the board meeting in which the merger agreement and the merger were approved, Sidney and Jenny Craig abstained from voting because of their interests as continuing stockholders of J Holdings Corp. following the merger.

      In considering the recommendation of our board of directors, you should be aware that Sidney Craig and Jenny Craig negotiated and entered into separate arrangements with J Holdings Corp. pursuant to which one of their affiliates will contribute a portion of their aggregate shares of Jenny Craig, Inc. common stock in exchange for shares of J Holdings Corp. prior to the merger. The accompanying proxy statement provides you with additional information about the parties involved in the merger and their interests.

      Adoption of the merger agreement requires the affirmative vote of the holders of a majority of all outstanding shares of our common stock. Sidney and Jenny Craig beneficially own an aggregate of 66.6% of our outstanding common stock which they have agreed to vote in favor of the adoption of the merger agreement at the special meeting. As a result, the merger agreement will be adopted unless the agreement to vote terminates prior to the special meeting. You are encouraged to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

      Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Sincerely,

Marvin Sears
Secretary

This proxy statement is dated                     , 2002 and is first being mailed to stockholders on or about                     , 2002.

      This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

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JENNY CRAIG, INC.

11355 North Torrey Pines Road
La Jolla, California 92037

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                        , 2002

To the Stockholders of Jenny Craig, Inc.:

      A special meeting of the stockholders of Jenny Craig, Inc. will be held at the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California 92037, on                     , 2002, at           (Pacific Time), to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 27, 2002, by and among Jenny Craig, Inc., J Holdings Corp. and its wholly-owned direct subsidiary, J Acquisition Corp., pursuant to which J Acquisition Corp. will merge with and into Jenny Craig, Inc., with Jenny Craig, Inc. surviving the merger. In the merger, each outstanding share of Jenny Craig, Inc. common stock, other than shares held by J Holdings Corp. or J Acquisition Corp., or held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $5.30 in cash, without interest, less any applicable withholding taxes.

      The board of directors has fixed the close of business on                     , 2002 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. A list of the stockholders entitled to vote at the special meeting will be available for examination by a stockholder for any purposes germane to the meeting during ordinary business hours during the ten days prior to the special meeting at the principal place of business of Jenny Craig, Inc., 11355 North Torrey Pines Road, La Jolla, California 92037.

      Please carefully read the proxy statement and other materials concerning Jenny Craig, Inc. and the merger, which are mailed with this notice, for a more complete statement regarding the matter to be acted upon at the special meeting. This notice also constitutes notice of appraisal rights under Delaware law in connection with the merger, as described in the accompanying proxy statement and Appendix C to such proxy statement.

      Jenny Craig, Inc.’s board of directors, based in part on the recommendation of a special committee of its board of directors, has determined, with Sidney and Jenny Craig abstaining from voting, that the merger agreement is advisable, fair to and in the best interests of Jenny Craig, Inc. and its stockholders, including its unaffiliated stockholders. Accordingly, all of the members of Jenny Craig, Inc.’s board of directors except Sidney and Jenny Craig, who abstained from voting, approved and adopted the merger agreement and the transactions contemplated thereby and recommend that you vote “FOR” the adoption of the merger agreement.

      Whether you expect to attend the special meeting or not, you are encouraged to vote your shares by dating and signing the enclosed proxy and returning it as promptly as possible in the accompanying envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

By order of the Board of Directors,

Marvin Sears
Secretary

La Jolla, California

                    , 2002

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iii

SUMMARY TERM SHEET

      This summary term sheet highlights material information from this proxy statement and does not contain all of the information that is important to you. To understand the merger fully, you should carefully read this entire proxy statement, including the information incorporated by reference, the appendices and the additional documents referred to in this proxy statement.

The Companies

Jenny Craig, Inc.

11355 North Torrey Pines Road
La Jolla, California 92037
(858) 812-7000

      Jenny Craig, Inc., a Delaware corporation, provides a comprehensive weight management program through a chain of JCI-owned and franchised weight loss centres operating under the name JENNY CRAIG WEIGHT LOSS CENTRES. As of January 31, 2002, there were 428 JCI-owned and 72 franchised weight loss centres throughout the United States, and 115 JCI-owned and 38 franchised centres in Australia, New Zealand and Canada. Through these centres Jenny Craig, Inc. sells its portion and calorie controlled food products and provides weight loss counseling to participants in its weight management program. As of January 31, 2002, there were approximately 74,000 active participants in Jenny Craig, Inc.’s program in the United States and 23,000 active participants in foreign markets.

      In this proxy statement, Jenny Craig, Inc. is referred to, prior to the merger, as “JCI” and Jenny Craig, Inc., as the surviving corporation in the merger, as “new JCI.”

J Holdings Corp.

900 Third Avenue, 26th Floor
New York, NY 10022
(212) 634-3333

      J Holdings Corp., a Delaware corporation, was formed at the direction of ACI Capital Co., Inc. solely for the purpose of financing and effecting the merger and the transactions related to the merger. J Holdings Corp. has not engaged in any business except in furtherance of this purpose. Following the merger, ACI Capital Co., Inc. on behalf of its affiliates, DB Capital Investors, L.P., and Sidney and Jenny Craig will beneficially own all of the capital stock of J Holdings Corp. In addition, options to purchase shares of common stock of J Holdings Corp. will have been granted to Barbara Barry, Alan Dobies and James Kelly, three executive officers of JCI, and also to certain employees of JCI.

      ACI Capital Co, Inc. is a private investment firm, which is engaged in the business of investing in public and private securities. A.C. Israel Enterprises, Inc. owns all of the outstanding voting and equity securities of ACI Capital Co., Inc. DB Capital Investors, L.P. is an indirect, wholly owned subsidiary of Deutsche Bank AG and its principal business is to function as a part of the private equity business of Deutsche Bank AG.

      In this proxy statement, J Holdings Corp. is referred to as “J Holdings,” ACI Capital Co., Inc. is referred to as “ACI,” DB Capital Investors, L.P. is referred to as “DB Capital,” and Sidney and Jenny Craig are collectively referred to as the “Craigs.”

J Acquisition Corp.

900 Third Avenue, 26th Floor
New York, NY 10022
(212) 634-3333

      J Acquisition Corp., a Delaware corporation and a direct subsidiary of J Holdings, was formed at the direction of ACI solely for the purpose of effecting the merger and the transactions related to the merger.

J Acquisition Corp. has not engaged in any business except in furtherance of this purpose. All of the outstanding capital stock of J Acquisition Corp. is owned by J Holdings.

      In this proxy statement, J Acquisition Corp. is referred to as “J Acquisition.”

The Special Meeting

Date, Time and Proposal to be Considered (see p. 13)

      The special meeting of stockholders of JCI will be held on                     , 2002 at           (Pacific Time), at the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California 92037. At the special meeting, stockholders will consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 27, 2002, among JCI, J Holdings and J Acquisition, pursuant to which J Acquisition will merge with and into JCI. A copy of the merger agreement is attached as Appendix A to this proxy statement. For additional information regarding the proposal to be considered at the special meeting, see “Introduction — Proposal to be Considered at the Special Meeting.”

Record Date for Voting; Record Holders and Shares Outstanding on the Record Date (see p. 13)

      Only stockholders of record at the close of business on                     , 2002 are entitled to notice of and to vote at the special meeting. On that date, there were approximately           holders of record of JCI common stock, par value $.000000005 per share, and 20,788,971 shares of JCI common stock outstanding. Of the shares of JCI common stock outstanding,           shares were held by stockholders other than JCI’s affiliates, including the Craigs and current members of JCI’s board of directors.

Voting and Other Rights of Stockholders (see p. 13-14)

      Each share of JCI common stock entitles the holder to cast one vote at the special meeting. The rights of holders of JCI common stock at the effective time of the merger are identical in all respects, including the right to receive $5.30 per share in cash in the merger, except that shares held by J Holdings, J Acquisition and their affiliates, as well as holders who exercise appraisal rights, will not receive the $5.30 per share merger consideration. See “Introduction — Voting Rights; Vote Required for Approval.”

Vote Required for Approval (see p. 13-14)

      Adoption of the merger agreement requires the affirmative vote of the holders of a majority in voting power of all outstanding shares of JCI common stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the adoption of the merger agreement. Adoption of the merger agreement does not require the separate vote of a majority of JCI’s unaffiliated stockholders, and no separate vote of JCI’s unaffiliated stockholders will be conducted. Sidney and Jenny Craig, through entities in which they directly or indirectly own all of the outstanding equity securities, beneficially owned an aggregate of 13,838,600 shares of JCI common stock as of the record date (representing approximately 66.6% of the common stock outstanding as of the record date, and referred to in this proxy statement as the “Craig Shares”) which they have agreed to vote in favor of the adoption of the merger agreement at the special meeting, thereby assuring the presence of a quorum and the adoption of the merger agreement unless the agreement to vote terminates prior to the special meeting. See “Introduction — Voting Rights; Vote Required for Approval” and “Special Factors — Certain Relationships Among ACI, DB Capital, J Holdings, J Acquisition and the Continuing Stockholders — The Stockholders’ Voting Agreement.”

The Merger

Purpose of the Merger (see p. 36)

      A principal purpose of the merger is to enable you to receive cash for your shares. The merger price of $5.30 per share represents a premium of 68% over the $3.15 closing price per share of JCI common stock on

January 25, 2002, the last full trading day before the public announcement on January 28, 2002 of the signing of the merger agreement. See “Special Factors — Purpose and Structure of the Merger.”

Effects of the Merger (see p. 37)

      The merger is a “going private” transaction for JCI. Upon completion of the merger, new JCI will be a direct, wholly-owned, privately held subsidiary of J Holdings. Immediately following the merger, ACI (on behalf of its affiliates), DB Capital, the Craigs and certain members of JCI’s management team will beneficially own all of the equity securities of J Holdings. No other stockholders will have any interest in J Holdings or new JCI, including in any future earnings and growth of new JCI, and similarly will not bear the risk of any decrease in the value of new JCI after the merger. JCI common stock will no longer be publicly traded after the merger. In addition, the registration of JCI common stock and JCI’s reporting obligations under the Securities Exchange Act of 1934 will be terminated upon application to the SEC. See “Special Factors — Certain Effects of the Merger; Plans or Proposals After the Merger.”

      In this proxy statement, SJF Enterprises, Inc. is referred to as “SJF,” and SJF, Craig Enterprises, Inc., DA Holdings, Inc., SJC Investments, LLC, SJC Ventures, LLC, and SJC Capital, LLC, all of the equity securities of which are beneficially owned by the Craigs, are collectively referred to as the “continuing stockholders.”

Recommendations of the Special Committee and JCI’s Board of Directors; Fairness of the Merger (see pp. 30-33)

      A special committee of JCI’s board of directors, consisting of three independent directors, determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of JCI’s stockholders, including its unaffiliated stockholders. Accordingly, the special committee unanimously recommended to JCI’s board of directors that it approve and adopt the merger agreement and recommend to JCI stockholders that they adopt the merger agreement. JCI’s board of directors, based in part on the recommendation of the special committee, determined that the merger agreement and the merger are fair to and in the best interests of JCI and JCI’s stockholders, including its unaffiliated stockholders. Accordingly, JCI’s board of directors approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the proposal to adopt the merger agreement. For a discussion of the material factors considered by the special committee and JCI’s board of directors in reaching their conclusions and the reasons why the special committee and JCI’s board of directors determined that the merger is advisable, fair to and in the best interests of JCI’s stockholders, including its unaffiliated stockholders, see “Special Factors — Reasons for the Recommendations of the Special Committee and JCI’s Board of Directors; Fairness of the Merger.”

      All members of JCI’s board of directors approved and recommended adoption of the merger agreement, except Sidney and Jenny Craig who abstained from voting on the merger agreement and the merger because of their interests as continuing stockholders. See “Special Factors — Background of the Merger.”

Opinion of Houlihan Lokey (see pp. 26-30)

      In connection with the merger, a special committee of JCI’s board of directors and JCI’s board of directors considered the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., as to the fairness of the merger consideration, from a financial point of view, to the holders of JCI common stock. In this proxy statement, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. is referred to as “Houlihan Lokey.” Houlihan Lokey delivered its opinion dated January 27, 2002 to the special committee and the board of directors of JCI to the effect that as of that date and based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the merger consideration to be received by the holders of the JCI common stock in connection with the transaction was fair, from a financial point of view. Houlihan Lokey expressed no opinion as to the fairness of the merger consideration to the continuing stockholders. The continuing stockholders will not receive the $5.30 in cash per share price for the shares of JCI common stock they are contributing to J Holdings, but they will receive shares of J Holdings. Houlihan

Lokey’s opinion was provided for the information of the special committee and JCI’s board of directors and does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger. See “Special Factors — Opinion of Houlihan Lokey.”

      The full text of Houlihan Lokey’s written opinion is attached as Appendix B to this proxy statement. You are encouraged to read Houlihan Lokey’s opinion in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

The Continuing Stockholders’ Positions as to the Fairness of the Merger (see pp. 35-36)

      The rules of the SEC require the continuing stockholders to express a belief regarding the fairness of the merger to JCI’s unaffiliated stockholders. As directors of JCI, Sidney and Jenny Craig participated in the deliberations of the board of directors concerning the fairness of the merger. Based on their beliefs regarding the reasonableness of the conclusions and analyses of the special committee and the board of directors, the Craigs adopted the conclusions and analyses of the special committee and the board of directors.

      Because of this analysis and other factors described in “Special Factors — The Continuing Stockholders’ Position as to the Fairness of the Merger,” the continuing stockholders believe that the merger is fair to JCI’s unaffiliated stockholders. However, you should not construe this belief as a recommendation as to how you should vote on the merger.

Interests of JCI’s Directors and Executive Officers in the Merger (see pp. 38-40)

      In considering the recommendation of JCI’s board of directors with respect to the merger agreement and the merger, you should be aware that, in addition to the matters discussed above, certain of JCI’s executive officers and directors have interests in the merger that are in addition to or different from the interests of JCI’s stockholders generally. These interests create the following potential conflicts of interest:

•	Sidney and Jenny Craig have each entered into a Consulting Services Agreement whereby they agree to provide consulting services to J Acquisition for five years, with each receiving compensation of $25,000 per month. The Craigs and certain of their affiliates have also entered into a Non-Solicitation and Non-Competition Agreement, whereby they agree not to compete with new JCI or solicit new JCI’s employees for certain specified periods of time under particular circumstances.

•	The continuing stockholders have agreed to contribute 754,717 shares of JCI common stock valued at $5.30 per share, or an aggregate of $4,000,000, to J Holdings in exchange for a twenty percent equity interest in J Holdings.

•	Some of JCI’s executive officers and directors, including members of the special committee, have options to purchase JCI common stock. The merger agreement provides that any options to purchase common stock of JCI outstanding at the effective time of the merger will become exercisable on the same terms and conditions as specified in the stock option plan and stock option agreements that govern the options prior to the merger. When options become exercisable, optionholders will receive, for each such option, a cash payment equal to the amount by which the $5.30 per share merger consideration exceeds the per share exercise price of the option, referred to as the “spread,” without interest, less any applicable withholding taxes. For options that have become exercisable prior to the effective time of the merger, optionholders will receive the spread at the closing of the transactions described in this proxy statement.

•	Certain of JCI’s executive officers have employment agreements that entitle them to a severance payment equal to one year’s salary if they are terminated without cause, or if they terminate their employment within ninety days following a change of control of JCI. The merger will be a change of control of JCI for purposes of these employment agreements.

•	Barbara Barry, Alan Dobies and James Kelly, three executive officers of JCI, will be part of the management team of new JCI and will own options to acquire capital stock of J Holdings.

•	Scott Bice, Andrea Van de Kamp and Robert Wolf, members of the special committee, will each receive compensation of $25,000 for serving on the special committee. These amounts are payable regardless of whether the merger is consummated.

•	New JCI will continue the indemnification arrangements and directors’ and officers’ liability insurance for JCI’s past, present and future directors and officers following the merger, including members of the special committee.

      See “Special Factors — Interests of Directors and Executive Officers in the Merger” and “Special Factors — Certain Relationships Among ACI, DB Capital, J Holdings, J Acquisition and the Continuing Stockholders.”

Accounting Treatment (see p. 49)

      The merger will be accounted for under the purchase method of accounting. For a discussion of the accounting treatment for the merger, see “The Merger — Accounting Treatment.”

Material U.S. Federal Income Tax Consequences (see pp. 46-47)

      The receipt of cash in exchange for JCI common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, JCI stockholders receiving cash in the merger generally will realize gain or loss as a result of the merger measured by the difference, if any, between the $5.30 per share merger consideration and the stockholder’s adjusted tax basis of that share. For additional information regarding material U.S. federal income tax consequences of the merger to JCI’s stockholders, see “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger to JCI’s Stockholders.” JCI urges you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances, as well as the foreign, state and local tax consequences of the disposition of shares in the merger.

The Merger Agreement (see pp. 52-58)

  Conditions to the Merger

      The obligations of JCI, J Holdings and J Acquisition to effect the merger are subject to the satisfaction of, among others, the following conditions:

•	the merger agreement must be adopted by the requisite vote of JCI’s stockholders;

•	no law, injunction or order preventing the consummation of the merger may be in effect;

•	the parties’ respective representations and warranties in the merger agreement must be materially true and correct; and the parties must have materially complied with their respective covenants in the merger agreement; and

•	J Holdings must have received the senior financing.

      For additional information regarding the conditions of each party’s obligation to effect the merger, see “The Merger — The Merger Agreement — Conditions to the Merger.”

No Solicitation

      The merger agreement prohibits JCI from taking any action to solicit an acquisition proposal from a third party. For additional information regarding these “no solicitation” provisions, see “The Merger — The Merger Agreement — No Solicitation.”

Termination of Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by JCI stockholders:

•	by mutual written consent of J Holdings and JCI;

•	by either J Holdings or JCI, if any governmental authority issues an order or takes any other action, permanently restraining or otherwise prohibiting the merger; or

•	by either J Holdings or JCI, if the effective time of the merger does not occur on or before May 31, 2002, except that this date may be extended under certain circumstances.

      The merger agreement may also be terminated by JCI, acting alone:

•	if J Holdings or J Acquisition breaches any of its representations, warranties or covenants and such breach would have, or would reasonably be expected to have, a material adverse effect on J Holdings or J Acquisition and is not cured within thirty days after the giving of written notice of such occurrence; or

•	if a material adverse effect occurs with respect to J Holdings or J Acquisition and is not cured within thirty days after the giving of written notice of such occurrence.

      The merger agreement may also be terminated by J Holdings, acting alone:

•	if the JCI board of directors recommends a superior proposal, fails to call or hold a special stockholders’ meeting to vote on the merger agreement within certain time periods, or withdraws its recommendation of the merger;

•	if JCI breaches its representations, warranties or covenants and such breach would have, or would be reasonably expected to have, a material adverse effect on JCI and is not cured within thirty days after the giving of written notice of such occurrence; or

•	if a material adverse effect occurs with respect to JCI and is not cured within thirty days after the giving of written notice of such occurrence.

Termination Fee

      The merger agreement provides that, if the merger agreement is terminated under specified circumstances, JCI must pay to J Holdings a termination fee of $4,875,000. One effect of the termination fee provision is to make it more expensive for any other potential acquiror of JCI to acquire control of JCI. This might discourage a potential acquiror from making an offer to acquire JCI. For additional information regarding the termination fee provision and the circumstances under which this amount is payable, see “The Merger — The Merger Agreement — Termination Fees.”

      In the event that the merger agreement is terminated and JCI undertakes, within certain time periods, certain change of control transactions with a party other than J Holdings or J Holdings increases the merger consideration of $5.30 per share, the continuing stockholders have agreed to pay to J Holdings a portion of the profits (measured by the additional consideration above $5.30 per share) realized by them as a result of completion of such a transaction. For additional information concerning this arrangement, see “Special Factors — Certain Relationships Among ACI, DB Capital, J Holdings, J Acquisition and the Continuing Stockholders — The Stockholders’ Voting Agreement.”

Appraisal Rights (see pp. 49-52)

      Stockholders who object to the merger may elect to pursue their appraisal rights to receive the statutorily determined “fair value” of their shares, which could be more or less than the $5.30 per share merger consideration. In order to qualify for these rights, you must (1) not vote to adopt the merger agreement, (2) make a written demand for appraisal prior to the taking of the vote on the merger agreement at the special meeting and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures, see “The Merger — Appraisal Rights.” An executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted for adoption of the merger agreement and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

Financing of the Merger (see pp. 43-45)

      The total amount of funds required to consummate the merger and to pay the related fees and expenses is estimated to be approximately $125.2 million. J Holdings plans to fund the purchase price through a combination of (i) capital contributions by ACI (on behalf of its affiliates) and DB Capital, (ii) senior financing from Ableco Finance LLC, (iii) subordinated debt financing from ACI (on behalf of its affiliates) and DB Capital, and (iv) cash and cash equivalents of JCI at the effective time of the merger. J Holdings’ obligation to complete the merger is conditioned on J Holdings receiving the senior financing as required by the terms of the merger agreement. For additional information regarding financing of the merger, see “Special Factors — Financing of the Merger.”

Provisions for Unaffiliated Stockholders

      No provisions have been made in connection with the merger to grant unaffiliated stockholders access to JCI’s corporate files or the corporate files of J Holdings, J Acquisition or the continuing stockholders, or to obtain counsel or appraisal services for unaffiliated stockholders at JCI’s expense or the expense of J Holdings, J Acquisition or the continuing stockholders.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:     What is the date, time and place of the special meeting?

A:	The special meeting of stockholders of JCI will be held on , 2002 at (Pacific Time), at the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California 92037, to consider and vote upon the proposal to adopt the merger agreement.

Q:     What is the proposed transaction?

A:	J Holdings will acquire JCI through the merger of J Acquisition, a direct subsidiary of J Holdings, with and into JCI, with new JCI continuing as the surviving corporation and a direct wholly-owned subsidiary of J Holdings. J Holdings and J Acquisition were organized to effect the merger and related transactions.

Q:     What will I be entitled to receive in the merger?

A:	If the merger is completed, each of your shares of JCI common stock will be converted into the right to receive $5.30 in cash, without interest and less any applicable withholding taxes. You will not have any interest in new JCI after completion of the merger.

Q:     Who will own new JCI after the merger?

A:	New JCI will be a privately held company owned by J Holdings. Under separately negotiated arrangements, ACI, DB Capital and the continuing stockholders will participate in the ownership and governance of new JCI following the merger and will have a number of rights and obligations related to their interest in new JCI. For a discussion of the rights and obligations of J Holdings and the continuing stockholders, see “Special Factors — Certain Relationships Among ACI, DB Capital, J Holdings, J Acquisition and the Continuing Stockholders.” In addition, Barbara Barry, Alan Dobies and James Kelly, three executive officers of JCI, and certain other employees of JCI will receive options to purchase shares of common stock of J Holdings. See “Special Factors — Interests of Directors and Executive Officers in the Merger — Directors and Executive Officers — Employment and Consulting Agreements.”

Q:     What does JCI’s board of directors recommend?

A:	JCI’s board of directors recommends that you vote “FOR” adoption of the merger agreement. JCI’s board of directors has determined, based in part on the recommendation of a special committee of JCI’s board of directors, that the merger agreement and the merger are advisable, fair to and in the best interests of JCI and JCI’s stockholders, including JCI’s unaffiliated stockholders. To review the background of and reasons for the merger, see “Special Factors — Background of the Merger” and “Special Factors — Reasons for the Recommendations of the Special Committee and JCI’s Board of Directors; Fairness of the Merger.”

All members of JCI’s board of directors approved the merger agreement and the merger and recommended adoption of the merger agreement, except Sidney Craig and Jenny Craig who abstained from voting on the merger agreement because of their interests as continuing stockholders.

In considering the recommendation of JCI’s board of directors, you should be aware that certain of JCI’s directors and executive officers have interests in the merger that are different from yours. See “Special Factors — Interests of Directors and Executive Officers in the Merger” and “Special Factors — Certain Relationships Among ACI, DB Capital, J Holdings, J Acquisition and the Continuing Stockholders.”

Q:	What function did the special committee serve with respect to the merger and who are its members?

A:	The principal function of the special committee of the board of directors with respect to the merger was to protect your interests in evaluating and negotiating the merger agreement. The special committee is composed of Scott Bice, Andrea Van de Kamp and Robert Wolf, none of whom is an employee of JCI or an employee or director of J Holdings or its affiliates. The special committee independently selected and retained legal and financial advisors to assist it in making its recommendation. For more information regarding the special committee and its evaluation and negotiation of the merger, see “Special Factors — Background of the Merger.”

Q:	What vote is required to adopt the merger agreement?

A:	The affirmative vote of the holders of a majority of all outstanding shares of JCI common stock is required to adopt the merger agreement. Adoption of the merger agreement does not require the separate vote of a majority of JCI’s unaffiliated stockholders, and no separate vote of JCI’s unaffiliated stockholders will be conducted. The Craigs beneficially owned the Craig Shares, representing approximately 66.6% of the JCI common stock outstanding as of the record date, and have agreed to vote all of such shares in favor of the adoption of the merger agreement at the special meeting, thereby assuring the adoption of the merger agreement unless the agreement to vote terminates prior to the special meeting. See “Introduction — Voting Rights; Vote Required for Approval” and “Special Factors — Certain Relationships Among ACI, DB Capital, J Holdings, J Acquisition and the Continuing Stockholders — The Stockholders’ Voting Agreement.”

Q:     What should I do now? How do I vote?

A:	After you read and consider carefully the information contained in this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. Failure to return your proxy or vote in person at the meeting will have the same effect as a vote against the adoption of the merger agreement. See “Introduction — Voting and Revocation of Proxies.”

Q:     What if I oppose the merger? Do I have appraisal rights?

A:	If you are a stockholder who objects to the merger, and if you comply with the procedures required under Delaware law, you may elect to pursue your appraisal rights to receive the statutorily determined “fair value” of your shares, which could be more or less than the $5.30 per share merger consideration. In order to qualify for these rights, you must (1) not vote in favor of the merger agreement, (2) make a written demand for appraisal prior to the taking of the vote on the merger agreement at the special meeting and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures, see “The Merger — Appraisal Rights.” An executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted for adoption of the merger agreement and will disqualify you from demanding appraisal rights.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See “Introduction — Voting and Revocation of Proxies.”

Q:	Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A:	Yes, you can change your vote before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can deliver a written notice stating that you would like to revoke your proxy or a new later-dated proxy card to JCI’s corporate secretary on or before the business day prior to the special meeting. Second, you can submit a written revocation or a new later-dated proxy card to JCI at the special meeting prior to the vote being taken. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. See “Introduction — Voting and Revocation of Proxies.”

Q:     Should I send in my stock certificates now?

A:	No. If the merger is completed, shortly thereafter you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to J Holdings’ paying agent. You should use the letter of transmittal to exchange stock certificates for the $5.30 per share merger consideration to which you are entitled as a result of the merger. You should not send any stock certificates with your proxy cards. You should follow the procedures described in “The Merger — Payment of Merger Consideration and Surrender of Stock Certificates.”

Q:	When do you expect the merger to be completed? Is the merger subject to the fulfillment of any conditions?

A:	JCI is working towards completing the merger as soon as possible. For the merger to occur, the merger agreement must be adopted by JCI’s stockholders. If JCI’s stockholders adopt the merger agreement, JCI expects to complete the merger as soon as practicable after the special meeting. See “The Merger — The Merger Agreement — Conditions to the Merger.”

Q:     What are the tax consequences of the merger to me?

A:	The receipt of cash in exchange for JCI common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may be taxable for state and local income tax purposes. For federal income tax purposes, if you receive cash in exchange for a share of common stock in the merger, you will recognize a gain or loss equal to the difference, if any, between the per share merger consideration and your adjusted tax basis in that share. JCI urges you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances, as well as the foreign, state and local tax consequences of the disposition of shares in the merger. To review a summary of the material tax considerations of the merger, see “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger to JCI’s Stockholders.”

Q:     Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact:

Regan & Associates, Inc.

90 West Street
New York, NY 10006
Telephone: (212) 587-3005
Call Toll Free: (800) 737-3426

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

      Information provided herein may contain, and JCI may from time to time disseminate material and make statements which may contain “forward-looking” information. The words “expects,” “anticipates,” “believes” and similar words generally signify a “forward-looking” statement. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The discussion below, together with portions of the discussion elsewhere in this proxy statement, highlight some of the more important risks identified by management of JCI but should not be assumed to be the only things that could affect future financial performance of JCI. Certain risk factors may also be identified by JCI from time to time in other filings with the Securities and Exchange Commission, press releases and other communications.

      Failure to Consummate the Merger. The failure to consummate the merger may have a material adverse impact on JCI.

      Competition; Technological and Scientific Developments. The weight loss business is highly competitive and JCI competes against a large number of companies of various sizes, some of which may have greater financial resources than JCI. JCI competes against self-administered weight loss regimens, doctors, nutritionists, dietitians, the pharmaceutical industry and certain government agencies and non-profit groups which offer weight control help by means of medication, diets, exercise and weight loss drugs. JCI also competes against food manufacturers and distributors which are developing and marketing low-calorie and diet products to weight-conscious consumers. In addition, new or different products or methods of weight control are continually being introduced. Such competition and any increase in competition, including new pharmaceuticals and other technological and scientific developments in weight control, may have a material adverse impact on JCI.

      From time to time, medical and health professionals have identified health risks associated with weight loss. Weight loss pharmaceuticals are not risk-free and side effects and potential health problems for certain users have been identified. In September 1997, the United States Food and Drug Administration requested the withdrawal of fenfluramine (one of the pharmaceuticals used in a combination commonly known as “phen-fen”) and dexfenfluramine, commonly referred to by its trade name Redux, from the U.S. market based upon potential health risks. The manufacturer and distributor of these pharmaceuticals agreed to an immediate recall of these drugs. Medical and scientific developments or public announcements associating a health risk with weight loss could have a material adverse effect on JCI.

      Legislative and Regulatory Restrictions; Litigation. JCI is subject to a number of laws and regulations regarding its advertising, food products, franchise operations and relations with consumers. The Federal Trade Commission and certain states regulate advertising, disclosures to consumers and franchisees, and other consumer matters and the FDA and the United States Department of Agriculture specify quality standards for foods. JCI’s customers may file actions on their own behalf, as a class or otherwise, and may file complaints with the FTC or state or local consumer affairs offices and these agencies may take action on their own initiative or on a referral from consumers or others. Remedies sought in such actions may include the refund of amounts paid by the complaining customer, refunds to an entire class of participants, other damages, as well as changes in the centres’ method of doing business. A complaint because of a practice at one centre, whether or not that practice is authorized by JCI, could result in an order affecting some or all centres in the particular state. An order in one state could influence courts or government agencies in other states considering similar matters. Proceedings resulting from complaints may result in significant defense costs, settlement payments or judgments and could have a material adverse effect on JCI. JCI and the FTC entered into a Consent Order effective May 4, 1998 relating to the advertising practices of JCI.

      Future legislation or regulations including, without limitation, legislation or regulations affecting JCI’s marketing and advertising practices, relations with consumers or franchisees or its food products, could have a material adverse impact on JCI.

      JCI’s foreign operations and franchises are also generally subject to regulations of the applicable country regarding the offer and sale of franchises, the content of advertising, the labeling and packaging of food, and promotion of diet products and programs. Although JCI is not currently subject to any government-imposed restriction on the withdrawal of funds from any foreign country, if Australia or any foreign country in which JCI operates were to impose currency restrictions, JCI’s business could be materially adversely affected.

      Effectiveness of Marketing and Advertising Program. JCI’s business is marketing intensive. Its success depends upon its ability to attract new participants to the program. The effectiveness of JCI’s marketing practices, in particular its advertising campaigns, is important to JCI’s financial performance. If JCI’s marketing and advertising programs do not generate sufficient “leads” and “sales,” JCI’s results of operations will be materially adversely affected.

      Market Acceptance of New Products and Services. JCI’s future success will depend on its ability to enhance its existing products and services and to develop and market new products and services on a timely basis that respond to new and evolving customer demands, achieve market acceptance and keep pace with new technological and scientific developments. There can be no assurance that JCI will be successful in developing, introducing on a timely basis and marketing such new products and services, or that any such new products or services will be accepted by the market. The failure of such products and services to be accepted by the market could have a material adverse impact on JCI.

      Cost of Food and Services. As a large percentage of JCI’s revenues are derived from sales of JCI’s food products, increases in the cost of food and food services could have a material adverse impact on JCI.

      Fluctuations In Quarterly Operating Results; Seasonality. JCI has experienced and expects to continue to experience fluctuations in its quarterly results of operations. JCI’s revenues are affected by a number of factors, including the volume and timing of customer leads, success of marketing and advertising programs, success of introductions of new services and products, activities of competitors and the ability of JCI to penetrate new markets. JCI’s business is seasonal with revenues generally decreasing in the quarter ending December 31 and during the summer months. JCI may also choose to reduce prices or to increase advertising spending in response to competition or to pursue new market opportunities, all or any of which may materially adversely affect JCI’s results of operations.

      General Economy. JCI’s future success will depend on the general strength of the economy in the regions where JCI’s centres are located, both within and outside the United States. Any weakness in the general economy of such areas may have a material adverse impact on JCI’s results of operations.

INTRODUCTION

      This proxy statement is furnished in connection with the solicitation of proxies by JCI’s board of directors for a special meeting of stockholders to be held on                     at           (Pacific Time), at the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California 92037, or at any adjournment or postponement of the special meeting. Shares of JCI common stock represented by properly executed proxies received by JCI will be voted at the special meeting or any adjournment or postponement of the special meeting in accordance with the terms of those proxies, unless revoked.

Proposal to be Considered at the Special Meeting

      At the special meeting, you will consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 27, 2002, by and among JCI, J Holdings and J Acquisition, pursuant to which J Acquisition will be merged with and into JCI.

      At the effective time of the merger, the separate corporate existence of J Acquisition will cease, and new JCI will be the surviving corporation and will become a direct wholly-owned subsidiary of J Holdings. In the merger:

•	each outstanding share of JCI common stock, other than shares held by J Holdings, J Acquisition, or any wholly owned subsidiary of J Holdings, or held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $5.30 in cash, without interest, less any applicable withholding taxes;

•	each unvested option to purchase common stock of JCI outstanding at the effective time of the merger will become exercisable on the same terms and conditions as specified in the stock option plan and stock option agreements that govern the option prior to the merger, provided that when an option becomes exercisable, the optionholder will receive a cash payment equal to the amount by which the $5.30 per share merger consideration exceeds the per share exercise price of the option, referred to as the “spread,” without interest, less any applicable withholding taxes;

•	each option that has become exercisable prior to the effective time of the merger will be converted into the right to receive the spread at the closing of the transactions described in this proxy statement; and

•	each outstanding share of common stock of J Acquisition will be converted into one share of common stock of new JCI.

      Stockholders who perfect their appraisal rights under Delaware law will be entitled to receive from new JCI a cash payment in the amount of the “fair value” of their shares, determined in accordance with Delaware law. After the merger, these shares will not represent any interest in new JCI other than the right to receive this cash payment. See “The Merger — Appraisal Rights.”

Voting Rights; Vote Required for Approval

      Only stockholders of record at the close of business on                     , referred to as the “record date,” are entitled to notice of and to vote at the special meeting. On that date, there were approximately        holders of record of JCI common stock and 20,788,971 shares of JCI common stock outstanding, of which           shares were held by stockholders other than the continuing stockholders and directors of JCI. Each share of JCI common stock entitles the holder to cast one vote at the special meeting.

      Any stockholder entitled to vote may vote either in person or by properly executed proxy. The presence, in person or by proxy, of the holders of a majority in voting power of the shares of JCI common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum at the special meeting.

      The merger agreement must be adopted by the holders of at least a majority of the outstanding shares of JCI common stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” adoption of the merger agreement. Adoption of the merger agreement does not require the separate vote of a majority of

JCI’s unaffiliated stockholders, and no separate vote of JCI’s unaffiliated stockholders will be conducted. Votes will be tabulated by JCI’s transfer agent, Mellon Investor Services.

      The Craigs, who beneficially own the Craig Shares representing approximately 66.6% of the JCI outstanding common stock, have entered into a voting agreement with J Holdings and J Acquisition in which they have agreed to vote such shares in favor of the adoption of the merger agreement at the special meeting. As a result, the merger agreement will be adopted unless the agreement to vote terminates prior to the special meeting.

Voting and Revocation of Proxies

      All shares of JCI common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated, the proxies will be voted “FOR” the proposal to adopt the merger agreement.

      A stockholder giving the proxy may revoke it by:

•	delivering to JCI’s corporate secretary at JCI’s corporate offices at 11355 North Torrey Pines Road, La Jolla, California 92037, on or before the business day prior to the special meeting, a later dated, signed proxy card or a written revocation of the proxy;

•	delivering a later dated, signed proxy card or a written revocation to JCI at the special meeting prior to the taking of the vote on the merger agreement and the merger; or

•	attending the special meeting and voting in person; or if a stockholder has instructed a broker to vote their shares, following the directions received from such broker to change those instructions.

      Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; stockholders must vote in person at the special meeting.

      JCI’s board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Solicitation of Proxies; Expenses of Solicitation

      This solicitation is being made by the board of directors of JCI and the expenses thereof will be borne by JCI. The principal solicitation is being made by mail; however, additional solicitations may be made by telephone, telegraph, or personal interview by officers of JCI. JCI expects to reimburse brokerage houses, banks and other fiduciaries for reasonable expenses of forwarding proxy materials to beneficial owners.

Comparative Market Price Data

      JCI common stock trades on the NASD Bulletin Board system under the symbol “JCGI.” Prior to August 16, 2001, the shares of JCI traded on the New York Stock Exchange under the symbol “JC.” The following table sets forth the high and low closing sale prices per share of JCI common stock for the quarters indicated:

	High	Low

Fiscal Year Ending June 30, 2002:
Third quarter (through , 2002)	$—	$—
Second quarter	3.120	1.800
First quarter	2.160	1.500
Fiscal Year Ending June 30, 2001:
Fourth quarter	$1.730	$1.020
Third quarter	1.500	1.010
Second quarter	2.000	1.250
First quarter	3.375	1.630
Fiscal Year Ending June 30, 2000:
Fourth quarter	$3.438	$1.437
Third quarter	3.750	2.000
Second quarter	3.875	2.000
First quarter	3.375	2.312

      On January 25, 2002, the last full day of trading before the public announcement of the signing of the merger agreement, the closing sales price per share was $3.15. On                     , 2002, the most recent practicable trading day prior to the date of this proxy statement, the closing sales price per share was $                    . Prior to the execution of the merger agreement on January 27, 2002, the closing price of JCI common stock had not exceeded the merger consideration of $5.30 per share since late March 1999. You should obtain current market price quotations for the JCI common stock in connection with voting your shares.

Dividends

      JCI has not declared a dividend in any of the last five fiscal years. Under the merger agreement, JCI has agreed not to declare or pay any dividends on JCI common stock prior to the closing of the merger or the earlier termination of the merger agreement.

JCI’S Selected Consolidated Financial Information

						Six Months
	Fiscal Year Ended June 30,					Ended
						December 31,
	1997	1998	1999(1)	2000(2)	2001(3)	2001(4)

Revenues	$365,134	$352,249	$320,952	$290,985	$284,202	$142,863
Operating income (loss)	11,840	2,040	(2,784)	(12,871)	(2,061)	10,726
Income (loss) before cumulative effect of accounting change	8,332	2,126	(672)	(7,092)	(19,345)	23,607
Per share amounts:
Income (loss) before cumulative effect of accounting change, basic	0.40	0.10	(0.03)	(0.34)	(0.94)	1.14
Net income (loss), basic	0.04	0.10	(0.03)	(0.34)	(0.94)	1.14
Income (loss) before cumulative effect of accounting change, diluted	0.40	0.10	(0.03)	(0.34)	(0.94)	1.14
Net income (loss), diluted	0.04	0.10	(0.03)	(0.34)	(0.94)	1.14
Total assets	112,297	106,245	112,614	106,517	85,637	89,981
Note payable and obligation under capital lease	5,716	5,526	5,336	6,879	6,005	623
Shares outstanding	20,688	20,689	20,689	20,689	20,689	20,689

(1)	Operating results for 1999 include a pre-tax charge of $8,203,000 for a litigation judgment. See Note 8 of Notes to Consolidated Financial Statements of JCI for the fiscal year ended June 30, 2001, incorporated by reference to Exhibit 13 to JCI’s Report on Form 10-K for the fiscal year ended June 30, 2001(the “2001 Consolidated Financial Statements”).

(2)	Operating results for 2000 include a pre-tax restructuring charge of $6,910,000. See Note 10 of Notes to 2001 Consolidated Financial Statements.

(3)	In 2001, the Company recorded a non-cash charge of $18,598,000 to provide a full valuation allowance for the United States deferred tax assets. See Note 5 of Notes to 2001 Consolidated Financial Statements.

(4)	Operating income for the six months ended December 31, 2001 includes $9,178,000 from the reversal of a litigation judgment which was substantially overturned by an appellate court. Additionally, net income for the six months ended December 31, 2001 includes a pre-tax gain of $12,385,000 on the sale of the Company’s corporate office building and reflects a reduced tax provision from the utilization of tax net operating loss carryforwards.

Consolidated Ratios of Earnings to Fixed Charges and Book Value Per Share

						Six Months
	Fiscal Year Ended June 30,					Ended
						December 31,
	1997	1998	1999	2000	2001	2001

Ratio of Earnings to Fixed Charges	3.32	1.57	0.82	(1.03)	0.90	9.94
Book Value per Common Share Outstanding	2.61	2.70	2.78	2.50	1.32	2.45

Recent Developments

Class Action Litigation

      On January 28, 2002, three class action complaints were filed in state court in Delaware in connection with the proposed merger. The actions filed in the Delaware Court of Chancery (New Castle County) are

captioned: Masseo Investments, Ltd. v. Jenny Craig, Inc., et al., C.A. 19371-NC; Sandra Kellerman v. Jenny Craig, et al., C.A. 19373-NC; and Francis Cassidy v. Jenny Craig, et al., C.A. 19374-NC. All of the complaints name JCI, Sidney Craig, Jenny Craig, Scott Bice, Marvin Sears, Andrea van de Kamp, Robert Wolf, Patricia Larchet and Duayne Weinger as defendants. The Masseo Investments case also names SJF Enterprises, Inc. and Craig Enterprises, Inc., two entities beneficially owned by the Craigs, as defendants, and the Kellerman and Cassidy cases each name ACI as an additional defendant, and the Cassidy case names DB Capital as an additional defendant. By order of the Delaware court, these actions were consolidated under the caption In re Jenny Craig, Inc. Shareholders Litigation, C. A. 19371 - NC.

      These actions, in which the plaintiffs seek class certification, generally allege that (1) the $5.30 price per share of JCI common stock is inadequate, (2) the members of the JCI board of directors breached their fiduciary duties to JCI stockholders in connection with the merger and (3) the Craigs, together with ACI and DB Capital, are engaging in the merger transaction to capture the future market potential of JCI for themselves without regard for JCI’s public stockholders.

      The actions seek injunctive relief against the merger, rescission of the merger if it is consummated or recissory damages, monetary damages, and an award of plaintiffs’ costs and attorneys’ fees. None of the lawsuits specifies any amount of damages sought and, therefore, it is not practicable to estimate a range of possible loss in connection with this litigation.

      As of March 28, 2002, all parties have reached an agreement in principle (subject to adequate confirmatory discovery) for the proposed settlement of all the actions pursuant to which JCI has included certain information in this proxy statement. If the court approves the proposed settlement, plaintiffs’ counsel intends to apply to the court for an award of fees and expenses to be paid by JCI or new JCI in the amount awarded by the court. If the settlement is not given final approval by the court, new JCI will mount a vigorous defense to the actions. It is anticipated that the merger will close prior to a hearing in the Delaware Court of Chancery on final approval of the proposed settlement and thus it is not expected that the outcome of the settlement hearing will affect the consummation of the merger.

SPECIAL FACTORS

Background of the Merger

      In early 2001, JCI began to consider strategic alternatives to maximize stockholder value, including a possible sale of JCI. JCI determined to consider this course of action for the following reasons:

•	JCI management believed that the market price for JCI common stock undervalued the intrinsic value of JCI’s business;

•	there had been limited securities analyst coverage of JCI common stock which had adversely affected the performance of JCI common stock;

•	the New York Stock Exchange had notified JCI that it would delist JCI’s common stock unless JCI’s stockholders’ equity and market capitalization was at least $50,000,000 by September 2001. JCI was not certain it could satisfy these criteria within the required time frame. JCI’s common stock was delisted on August 16, 2001 and now trades on the NASD Bulletin Board System;

•	poor stock performance had made it difficult to provide appropriate equity incentive compensation to attract and retain key JCI employees; and

•	Sidney and Jenny Craig were close to retirement and no longer had the desire to manage JCI on a full-time basis.

      On March 20, 2001, JCI retained the investment banking firm of Koffler & Company to act as JCI’s financial advisor in its consideration of strategic alternatives to enhance stockholder value. JCI encouraged Koffler & Company to pursue a wide range of possibilities for JCI, including finding a strategic partner to acquire a significant interest in JCI or a sale of JCI or parts of JCI to a strategic or financial buyer. JCI did not place any limitations on the types of investors, buyers or partners Koffler & Company could contact or on the structure or type of transaction Koffler & Company should pursue. The Craigs, who beneficially own approximately 66.6% of the outstanding JCI common stock, indicated they would be willing to consider a variety of possibilities with respect to their ownership of JCI, including a sale of all or only part of their interest in JCI. On May 14, 2001, JCI publicly announced its retention of Koffler & Company to advise JCI on strategic alternatives to maximize stockholder value.

      From March through September 2001, Koffler & Company contacted over 300 potential strategic and financial investors, of which approximately 160 requested initial evaluation materials from Koffler & Company. Of these, sixty-two expressed further interest and signed confidentiality agreements with JCI. From June through October 2001, these sixty-two parties were each sent a confidential information memorandum and other information describing the weight loss industry, JCI’s business, members of JCI management, and JCI’s board of directors and principal stockholders. The confidential memorandum also discussed JCI’s historical and projected financial results.

      From July through early October 2001, Koffler & Company received indications of interest from various investors. After analyzing these indications of interest, Koffler & Company and JCI selected twelve entities whose indications of interest were believed to be the most favorable to JCI. The twelve entities were selected principally based on the bidder’s indication of value of JCI, the perceived financial ability of the bidder and the amount of due diligence conducted. Koffler & Company invited these twelve potential investors, which included ACI, to visit JCI headquarters for presentations by senior management and to review various documents and financial records. The potential investors visited JCI in the period from August through early November 2001. During this period, representatives from the potential investors who had been invited to visit JCI, including ACI, conducted due diligence and were provided information about JCI and its business.

      Kevin Penn, managing director of ACI, Ezra Field and other representatives of ACI visited JCI on August 21, 2001 for a management presentation given by Patricia Larchet, President and Chief Operating Officer, Duayne Weinger, Vice Chairman of the Board and Chief Administrative Officer, and James Kelly, Vice President, Chief Financial Officer and Treasurer. The group from ACI also met with the Craigs and other representatives of JCI management. In the meetings, the parties principally discussed the financial and operating results of JCI. The group from ACI also toured JCI headquarters and was given access to a data room in which JCI had collected various documents and financial records concerning JCI’s business. Representatives of ACI returned to JCI to conduct additional due diligence on October 2, 2001. On October 12 and 13, 2001, Weil, Gotshal & Manges LLP, counsel to ACI, visited the data room at JCI headquarters and reviewed various corporate and financial documents.

      In late September and early October, 2001, Koffler & Company sent an initial draft of a merger agreement prepared by Proskauer Rose LLP, counsel to JCI, to the potential investors who had visited JCI for meetings with management. Koffler & Company requested that the investors submit bids to acquire JCI prior to October 18, 2001, together with marked drafts of the merger agreement including the changes they would require to complete an acquisition transaction.

      On October 18, 2001, ACI sent JCI a letter indicating that ACI would be willing to consider a transaction pursuant to which ACI would acquire all shares of JCI for cash at a price of $4.85 per share. The proposal required that the Craigs purchase $30 million in preferred stock of the acquiring entity and the terms of the preferred stock were not specified. Also on October 18, 2001, Weil Gotshal sent comments to the merger agreement in connection with the ACI bid.

      By October 22, 2001, eight potential investors had submitted proposals to acquire JCI at prices ranging from $2.90 per share to $5.00 per share. All but one of the proposals required that the Craigs support the proposed transaction by providing financing in the form of an investment in the company which would acquire JCI. The proposal which did not require an investment by the Craigs proposed a price of $2.90 per share and offered the Craigs the opportunity to purchase an equity interest of up to 30% of the company which would acquire JCI on the same terms as the investor. From October 22, 2001 until October 29, 2001, Koffler & Company had discussions with the various parties interested in acquiring JCI regarding the price to be paid in an acquisition transaction and the structure and other terms of any such transaction.

      In various conversations during the period following October 22, 2001, Koffler & Company communicated with representatives of ACI. Koffler & Company indicated that, although the Craigs were interested in a transaction of the type proposed by ACI, they would likely not support a transaction at the price and other terms proposed in the October 18 letter. Koffler & Company had similar conversations with the other bidders. Each of the bidders was asked to submit a revised proposal. Two of the original eight investors who submitted proposals declined to submit a revised bid.

      By October 29, 2001, six potential investors, including ACI, had submitted revised versions of their offers to acquire JCI at prices ranging from $4.75 to $5.60 per share. Each offer letter contained proposals concerning the structure of the proposed transaction, and each required substantial financing support for the proposed transaction from the Craigs through an investment by the Craigs in the company which would purchase JCI.

      ACI’s October 29, 2001 proposal increased the per share cash consideration to $5.24 from the $4.85 per share offered in its October 18 proposal. The ACI proposal required that the Craigs provide financing for the transaction by purchasing $20 million in preferred stock of the acquiring company and providing to that company a nine-month, $10 million bridge loan at an eight percent annual rate of interest. The Craigs would also be given the opportunity to purchase an additional 25% common equity interest on the same terms as ACI.

      From October 29, 2001 until November 8, 2001, Koffler & Company contacted the six potential acquirors of JCI and discussed with them the viability of their proposals in an effort to increase the consideration to be paid to JCI stockholders.

      By November 6, 2001, two of the offerors, including ACI, indicated verbally that they would increase their offers to $6.00 and $6.05 per share but in each case increased the level of financing support required of the Craigs. ACI’s verbal offer of $6.00 required financing from the Craigs of $30 million in preferred stock of the acquiring company and a bridge loan of $15 million to that company. The other verbal offer at $6.05 per share required the Craigs to purchase $28 million in common and preferred stock of the acquiring entity. A third bidder submitted a written offer of $5.25 per share with an investment by the Craigs of $4 million for a 20% equity interest in the entity which would acquire JCI. This level of investment was generally acceptable to the Craigs, while the level and terms of the financing support contemplated by the other proposals was not.

      Koffler & Company then advised the other five bidders, one of which was ACI, that the level of financing support required of the Craigs by their proposals was significantly higher than the Craigs were prepared to provide and asked them to submit revised proposals with a substantially lower level of financing support by the Craigs. In the course of seeking revised proposals on November 6 and 7, 2001, Koffler & Company determined that three of the five other investors were unwilling to submit revised proposals which would have been competitive. ACI and another investor submitted revised verbal proposals on or about November 7, 2001, and the third investor reaffirmed its offer of $5.25 per share. The ACI proposal provided for a $5.30 cash price per share and an investment by the Craigs of $4 million for a 20% equity interest in the entity which would acquire JCI. The other investor’s verbal proposal provided for a $5.30 cash price per share, an investment by the Craigs of $2.5 million for a 10% equity interest in the entity which would acquire JCI, and the issuance to the Craigs of a warrant to acquire an additional 10% interest in the acquiring entity for an additional $2.5 million investment. Each of these three offers provided for the Craigs to enter into five year consulting arrangements; the ACI offer and the offer of $5.25 per share provided for compensation of $300,000 per year to each of them, and the remaining offer provided for compensation of $250,000 per year to each of them. On November 8, 2001, ACI confirmed in writing its final proposal and stated that it was prepared to invest (on behalf of its affiliates) up to $40 million in the proposed transaction.

      Also on November 8, 2001, the board of directors held a special meeting to discuss JCI’s pursuit of strategic alternatives. Representatives of Koffler & Company described the process of exploring strategic alternatives in detail, including the various proposals received and the process which produced the final three proposals. Koffler & Company reviewed with the board of directors the course and status of Koffler & Company’s discussions with ACI and the two other remaining bidders who had made proposals, one in writing at $5.25 per share and the other verbally at $5.30 per share. Koffler & Company also described the requirement in all three offers that the Craigs acquire an equity interest in JCI or the acquisition company used to acquire JCI and enter into a consulting and noncompetition agreement. Koffler & Company advised the board of directors that ACI and the other potential acquirors would not increase the amount per share they were prepared to pay to acquire JCI. Koffler & Company also advised the board that ACI had done more extensive due diligence than the two other bidders and was prepared to commit substantially more of its own capital to the transaction than were the other bidders. The board of directors determined that a transaction with ACI should be pursued as the primary alternative principally because of (i) the price of $5.30 per share, (ii) the commitment of ACI to invest up to $40 million of its and its affiliates’ capital to finance the transaction, significantly more capital than the $16 million and $22.5 million in capital the other two potential transaction partners stated they were prepared to invest, and (iii) the fact that ACI and its representatives had engaged in more extensive due diligence than the other potential transaction partners and generally seemed more committed to closing the transaction. Although the transaction with ACI would be subject to ACI’s ability to secure senior financing (as a transaction with the other two bidders would be), the lower level of third-party financing needed by ACI compared to the other offers made completion of the transaction with ACI more likely in the board of directors’ view.

      Counsel advised the board of directors that because the proposed transaction required the Craigs to have a continuing financial interest in JCI’s business following the closing of the transaction, it would be appropriate for the board of directors to establish a special committee of independent directors to consider the ACI proposal. Professor Scott Bice, Ms. Andrea Van de Kamp and Mr. Robert Wolf were named as members of the special committee, and these individuals selected Professor Bice as their chairman. The board of directors authorized the special committee to evaluate, negotiate the terms of, and make recommendations to the board of directors with respect to the ACI transaction. The special committee was also authorized to retain a financial advisor and legal counsel in connection with such tasks.

      The persons appointed to the special committee had also served as a special committee of directors in connection with the offer in June 2000 of Craig Enterprises, Inc., a corporation beneficially owned by the Craigs, to purchase shares of JCI owned by the public stockholders. The offer was withdrawn by CEI in August 2000. See “Other Matters — Information Concerning Proposal by Craig Enterprises, Inc.”

      On November 8, 2001, Professor Bice contacted representatives of Latham & Watkins to discuss the possible engagement of Latham & Watkins as legal counsel to the special committee. On November 9, 2001, Latham & Watkins, on behalf of the special committee, contacted representatives of Houlihan Lokey to discuss the possible engagement of Houlihan Lokey, a financial advisory firm, as financial advisor to the special committee.

      On December 13, 2001, the special committee held a telephonic meeting at which representatives of Latham & Watkins and Houlihan Lokey participated. The special committee discussed the formal engagement of Latham & Watkins as its legal counsel to advise the special committee regarding its duties in considering the ACI proposal and any alternative transactions the special committee might consider. The special committee specifically considered Latham & Watkins’ qualifications and credentials as well as its prior representation of the special committee in connection with the special committee’s evaluation of the acquisition proposal put forward by Craig Enterprises, Inc. in June 2000. Representatives of Latham & Watkins confirmed for the special committee that it could once again provide independent counsel to the special committee with respect to the proposed transaction. After this discussion, the special committee determined to retain Latham & Watkins as its legal counsel. Also at the December 13, 2001 meeting, the special committee discussed the retention of Houlihan Lokey, for the purpose of evaluating the transaction from a fairness perspective and to advise the special committee in connection with its evaluation of the proposed transaction. The special committee considered Houlihan Lokey’s qualifications and credentials as well as Houlihan Lokey’s prior contacts with members of the special committee as financial advisor in connection with the June 2000 acquisition proposal by Craig Enterprises, Inc. A representative of Houlihan Lokey confirmed for the special committee that it could once again represent the special committee independently. After this discussion, the special committee determined to engage Houlihan Lokey for the purpose of evaluating the fairness of the proposed transaction.

      Thereafter, the special committee and representatives of Latham & Watkins discussed the procedures to be followed in analyzing the ACI proposal. A representative of Latham & Watkins advised the special committee concerning the special committee’s legal responsibilities and the legal principles applicable to, and the legal consequences of, actions taken by the special committee with respect to the ACI proposal and any alternative transactions the special committee might consider.

      The special committee also discussed with representatives of Houlihan Lokey some of the principal terms of the November 8, 2001 proposal of ACI, including (i) the cash price of $5.30 per share, (ii) the fact that the transaction was subject to a financing condition on the part of ACI, (iii) and some of the details of ACI’s proposed financing for the transaction. The special committee discussed the fact that ACI had explicitly conditioned the proposed transaction on the continued involvement of the Craigs in the surviving entity, including the requirement that Sidney and Jenny Craig each enter into consulting and noncompetition agreements and invest in the equity of the acquiring corporation on the same terms as ACI in an amount equal to 20% of the equity of the acquiring corporation, or at least $4 million. Representatives of Houlihan Lokey further noted that the acquisition would likely be effected through the use of one or more investment vehicles, and that ACI expected to bring one or more equity partners into the transaction, including DB Capital.

      Representatives of Houlihan Lokey also summarized their understanding of the process undertaken by Koffler & Company in soliciting potential investors in or acquirors of JCI, which led to the board of directors’ determination that the proposal of ACI should be pursued as the primary strategic alternative of JCI. Houlihan Lokey representatives advised the special committee that it had begun and was continuing its financial due diligence on the proposed transaction and discussed some of JCI’s recent results and forecasts provided to it by management. The special committee directed Houlihan Lokey to continue conducting financial due diligence on JCI and the proposed transaction.

      The special committee also directed Latham & Watkins to negotiate with ACI and its counsel with respect to the documentation and the structure of the proposed transaction. The members of the special committee considered it important that any acquisition agreement executed with ACI or its investment vehicle not unduly preclude JCI from considering alternative strategic transactions and that Latham & Watkins convey to ACI and their counsel the special committee’s request that the JCI stockholder approval of the transaction be determined on a “majority of the minority” basis, i.e., excluding the votes of the Craigs. The special committee also asked that Latham & Watkins arrange for a representative of Koffler & Company to brief them at the next meeting of the special committee regarding the solicitation process that led to the selection of the ACI transaction as the primary strategic alternative of JCI under consideration.

      On December 18, 2001, the special committee held a telephonic meeting at which representatives of Latham & Watkins, Houlihan Lokey and Koffler & Company participated. Representatives of Latham & Watkins updated the special committee on the status of the legal documentation. Representatives of Koffler & Company then reported to the special committee regarding the process undertaken by Koffler & Company to pursue strategic alternatives for JCI, including a sale of JCI. Koffler & Company representatives stated that they had been engaged in March 2001 to pursue strategic alternatives for JCI. They stated that JCI had encouraged Koffler & Company to pursue a broad range of potential alternative transactions, including finding a strategic partner to acquire a significant interest in JCI or a sale of JCI or parts of JCI to a strategic or financial buyer. A representative of Koffler & Company summarized the process by which potential transaction partners were identified and the discussions with those potential partners, which culminated in the decision by the board of directors to engage in further discussions with ACI as JCI’s primary strategic alternative. Representatives of Houlihan Lokey stated that the solicitation process was extensive and had received national media attention and that JCI placed no restrictions on the parties whom Koffler & Company could contact or upon the structure or type of transaction that could be considered.

      Koffler & Company representatives also noted that they had been informed by the board of directors that it had determined that the proposal of ACI should be pursued as the primary alternative principally because of (i) the per share price of $5.30 per share in cash, (ii) the commitment of ACI to invest more capital to finance the transaction than the other potential transaction partners had committed to invest, and (iii) the fact that ACI and its representatives had engaged in more extensive due diligence than had the other possible transaction partners, and generally seemed more committed to closing the transaction. The members of the special committee noted that the process of identifying potential transaction partners had been very thorough.

      The special committee discussed whether this was an opportune time to pursue a sale or other extraordinary transaction involving JCI. The members of the special committee noted that (i) the Craigs were approaching retirement age and had expressed their desire to take a less active role in the business, (ii) JCI continued to experience variable earnings and this adversely affected JCI’s public stock price, (iii) JCI’s stock was thinly traded and as a result JCI’s public stock price did not reflect the intrinsic value of JCI’s business and (iv) the solicitation process of Koffler & Company had failed to generate a proposal from a strategic buyer and a transaction involving a sale to or merger with a strategic transaction partner was therefore unlikely. After deliberation and discussion, the special committee concluded that it continued to be in the best interest of JCI and its stockholders to actively pursue negotiations with ACI.

      Also at the December 18 meeting, the special committee and the representatives of Latham & Watkins and Houlihan Lokey discussed the principal business and legal issues presented by the draft transaction documents. After such discussion, the special committee directed representatives of Latham & Watkins to communicate their views to Weil Gotshal and Proskauer Rose. The special committee also directed Houlihan Lokey to consult with representatives of Koffler & Company as to whether ACI would increase the price per share of the transaction above the $5.30 per share it had offered on November 8, 2001. The special committee reiterated that any acquisition agreement executed with ACI or its investment vehicle not unduly preclude JCI from considering alternative strategic transactions, and in particular that any commitment of the Craigs to vote in favor of a merger agreement with ACI must terminate upon any termination of the merger agreement by JCI in order to accept a superior proposal.

      After the December 18 meeting, Houlihan Lokey continued to review financial and other information concerning JCI, including JCI’s audited and interim financial statements, JCI’s financial models and other information concerning JCI described below in “Special Factors — Opinion of Houlihan Lokey.” Representatives of Houlihan Lokey also met with members of JCI’s management on several occasions.

      From late December 2001 through early January 2002, Proskauer Rose, Latham & Watkins and Weil Gotshal negotiated the terms of the merger agreement and related documents including the consulting agreements and the non-solicitation and non-competition agreements with the Craigs, an agreement with the Craigs governing the use of the name “Jenny Craig” and the form of stockholders agreement among the stockholders of J Holdings. Proskauer Rose distributed a revised draft of the merger agreement on January 4, 2002.

      On January 9, 2002, the special committee held a telephonic meeting at which representatives of Latham & Watkins and Houlihan Lokey participated. At the meeting, representatives of Houlihan Lokey provided a summary of the proposed arrangements between the Craigs and ACI upon and following the closing of the proposed transaction. This summary included a discussion of:

•	consulting and non-competition agreements under which Sidney and Jenny Craig would each receive compensation of $300,000 per year for five years,

•	a “roll over” of a portion of the Craigs’ current beneficial equity interest in JCI into the acquisition vehicle, and

•	the structure of the Craigs’ investment in the acquisition vehicle.

      Houlihan Lokey noted at the meeting that the Craigs would not purchase any of the junior subordinated debt that the other equity investors agreed to purchase to finance the acquisition. Houlihan Lokey indicated that it had analyzed the terms of the subordinated debt and equity instruments and determined that they were within an acceptable “market” range.

      With respect to the transaction documents, Latham & Watkins indicated that there were several key issues to be resolved including:

•	the nature and extent of the contractual obligations of the Craigs and their affiliates to support exclusively the proposed ACI transaction including (A) under what terms any such support agreement would be terminable and (B) whether it would include an option of ACI to purchase the shares of JCI’s stock owned by the Craigs or some other allocation of the economic benefits of a transaction consummated with a party other than ACI or with ACI after an increase in ACI’s bid price;

•	certain closing conditions, including negotiation of satisfactory employment arrangements with several key employees;

•	the circumstances under which the merger agreement could be terminated and the breakup fee that could, in certain cases, be payable as a result; and

•	proposed limitations on JCI’s ability to consider unsolicited acquisition proposals from third parties.

      After discussion and questions from members of the special committee, the members of the special committee offered their views with respect to these and other issues and gave negotiating guidance to the Latham & Watkins representatives participating in the meeting.

      Also at the January 9, 2002 meeting, the members of the special committee discussed with representatives of Latham & Watkins the qualifications and prior contacts with the law firm of Richards, Layton & Finger (“Richards Layton”). Representatives of Latham & Watkins confirmed that they had discussed independence issues with Richards Layton, and Richards Layton had stated their view that they could provide independent counsel to the special committee. After such discussion, the members of the special committee determined to retain Richards Layton as Delaware counsel.

      On January 10, 2002, representatives of Latham & Watkins met in La Jolla, California with representatives of ACI, Weil Gotshal, Proskauer Rose, Koffler & Company and the Craigs and engaged in extensive discussions of the business and legal issues. ACI reaffirmed its rejection of the request of the special committee that approval of any merger with an affiliate be determined on a “majority of the minority” basis. ACI also reconfirmed that it was not under any circumstances prepared to increase the $5.30 per share consideration proposed to be paid in the transaction, both as an economic matter and in terms of the adverse effect any price increase would have on the ability to obtain financing for the transaction. With respect to other transaction issues, the parties offered their respective positions on (i) the size of any breakup fee that would be payable by JCI, and the circumstances under which any such fee would be payable; (ii) whether ACI would be accorded either an option to purchase the shares of JCI’s stock beneficially owned by the Craigs and/or the right to receive some or all of any increase in transaction value otherwise receivable by the Craigs in the event of an increase in ACI’s bid price or a third party transaction; and (iii) under what circumstances, and at what times, the merger agreement with respect to the ACI transaction could be terminated by JCI to permit the acceptance of an alternative proposal.

      On January 12, 2002, the special committee held a telephonic meeting which included representatives of Latham & Watkins, Richards Layton and Houlihan Lokey. A representative of Latham & Watkins discussed with the special committee the results of negotiations that took place in La Jolla, California on January 10, 2002. Representatives of Latham & Watkins also noted that both they and the ACI representatives had offered alternative proposals on the outstanding business and legal issues. The members of the special committee offered their views and instructions to Latham & Watkins with respect to the consideration of these matters, as did the Houlihan Lokey representatives who participated in the meeting.

      Also at the January 12 meeting, representatives of Houlihan Lokey updated the special committee with respect to the recent financial results of JCI since September 30, 2001, the date of the latest financial results of JCI that were made available to potential transaction partners.

      Representatives of Houlihan Lokey noted that JCI’s financial results for the months of October and November 2001 slightly exceeded the projections that had been provided to prospective transaction partners, and that December results seemed likely to be approximately consistent with those projections. In response to questions from the special committee, a representative of Houlihan Lokey noted that Koffler & Company had indicated that it had not initiated contact with potential competing transaction partners to communicate this recent data, but that it had received periodic calls from some of those persons, including parties whose bids had been considered by the board of directors at its November 8 meeting, and had indicated to them that JCI was meeting or exceeding its budgeted numbers. Koffler & Company had confirmed that none of the other prospective transaction parties had suggested a revised transaction consideration that met or exceeded $5.30 per share.

      Following discussion and questions from members of the special committee, the special committee directed Latham & Watkins to continue negotiating the terms of the legal documentation, and provided specific negotiating guidance on a number of the principal remaining issues to the Latham & Watkins representatives participating in the meeting.

      After the January 12 meeting, representatives of ACI, JCI, the Craigs, Latham & Watkins, Weil Gotshal and Proskauer Rose continued to negotiate the terms of the merger agreement and the related documents and the unresolved legal and business issues. These issues included among others, (i) whether the voting agreement would include an option of ACI to purchase the shares of JCI’s stock owned by the Craigs and/or some other allocation of the economic benefits of a transaction consummated with a party other than ACI or upon an increase in ACI’s bid price, (ii) the circumstances under which JCI could terminate the merger agreement to permit the acceptance of a superior acquisition proposal, (iii) the magnitude of any breakup fee payable by JCI and the circumstances under which any such fee would be payable and (iv) certain of the conditions to closing the proposed transaction, including the negotiation of satisfactory employment arrangements with several key employees.

      On January 25, 2002, the special committee held a meeting in person at which representatives of Latham & Watkins, Richards Layton (via telephone) and Houlihan Lokey participated. Representatives of Latham & Watkins and Richards Layton advised the members of the special committee regarding the scope of their fiduciary duties under applicable law in evaluating ACI’s proposal. Representatives of Koffler & Company joined the meeting and reviewed the process undertaken by JCI and Koffler & Company to explore strategic alternatives of JCI.

      The special committee then reviewed the current financial status of JCI and discussed JCI’s liabilities and the proposed capital structure of JCI after completion of the transaction. The members of the special committee and representatives of Houlihan Lokey and Koffler & Company discussed the proposed sources and uses of funds in the proposed transaction, the terms of ACI’s proposed debt and equity financing instruments and JCI’s projected liabilities and cash flow.

      Also at the January 25 meeting, the representatives of Proskauer Rose joined the meeting to summarize for the special committee the terms of proposed agreements between the Craigs and J Holdings, including

•	a voting agreement, pursuant to which the Craigs and their affiliates would agree to vote in favor of the transaction and to share with ACI a portion of the “upside” if a superior acquisition proposal was consummated or if the ACI per share proposal was increased as a result of JCI’s consideration of such a proposal,

•	a rollover by the Craigs and their affiliates of $4 million of their shares of JCI common stock (valued at $5.30 per share) in exchange for a 20% equity interest in the ACI acquisition vehicle and the fact that they would not be investing in the subordinated debt to be purchased by the other equity investors,

•	Sidney and Jenny Craig were each entering into consulting and noncompetition agreements providing each of them with compensation in the amount of $300,000 per year over 5 years,

•	the Craigs and the other equity investors in the ACI acquisition vehicle, J Holdings, were entering into a stockholders agreement which would provide, among other things, for certain co-sale rights and a seat on the board of directors of the surviving corporation after the closing of the transaction, and

•	a name agreement with respect to the use by the surviving corporation of the Jenny Craig name going forward.

      The representatives of Koffler & Company and Proskauer Rose then left the meeting and representatives of Latham & Watkins summarized for the members of the special committee the results of the negotiations that had occurred since the preceding meeting and the corresponding changes made to the legal documents, including the relevant provisions regarding (i) breakup fee arrangements, (ii) the ability of JCI to terminate the merger agreement in order to accept a superior acquisition proposal and the period of time during which JCI could consider alternative transaction proposals and (iii) the rights of J Holdings with respect to an allocation of the economic “upside” associated with the Craigs’ stock position in JCI. Representatives of Latham & Watkins also noted that since the last meeting of the special committee the transaction documents had been modified to: (i) eliminate the option of J Holdings to purchase the JCI stock owned by the Craigs and their affiliates that had earlier been proposed, (ii) remove the proposed requirement that certain key employees have entered into employment agreements with the surviving corporation prior to the closing of the transaction, (iii) provide that the commitment of the Craigs to vote in favor of the ACI transaction would terminate upon any termination of the merger agreement in accordance with its terms, including a termination in order to accept a superior proposal and (iv) extend the duration of J Holdings’ financing commitments through May 31, 2002.

      Representatives of Houlihan Lokey gave a detailed presentation regarding their views and analysis of the various aspects of the proposed transaction, including the consideration payable in the proposed transaction, the recent financial results of JCI, the terms of the proposed merger agreement and other definitive transaction documents and other matters. Thereafter, Houlihan Lokey delivered its oral opinion to the special committee to the effect that, as of the date of such opinion and based on and subject to the matters described in such opinion, the $5.30 per share cash consideration to be received in the merger was fair from a financial point of view to the public stockholders of JCI.

      After discussion and consideration, the special committee unanimously determined that the merger agreement and the transactions contemplated thereby were in its judgment advisable, fair to and in the best interests of the stockholders of JCI, including the unaffiliated stockholders of JCI, and unanimously recommended that the board of directors approve and adopt the merger agreement and the transactions contemplated thereby.

      Following the special committee meeting, a meeting of the full board of directors was convened. All directors were present and were joined by representatives of Koffler & Company, Proskauer Rose, Houlihan Lokey, Latham & Watkins and Richards Layton (via telephone). A representative of Proskauer Rose reviewed with the directors the terms of the merger agreement and related documents. Professor Bice on behalf of the special committee reported that the special committee had unanimously determined to recommend to the board of directors that the pending proposal from ACI be accepted and reviewed with the Board the reasons for the special committee’s determination and recommendation. A representative of Latham & Watkins then summarized for the full board of directors the activities of the special committee over the preceding three months, including the numerous meetings and teleconferences. Professor Bice indicated that the special committee had received a presentation from Latham & Watkins and Richards Layton on the terms of the proposed merger agreement, including various provisions that had been negotiated to improve the agreement from the perspective of JCI’s public stockholders. He also stated that the special committee had received a presentation from Houlihan Lokey and their oral opinion, which was subsequently confirmed in writing to the special committee and the board of directors in a letter dated January 27, 2002, to the effect that the consideration to be received in the proposed transaction is fair, from a financial point of view, to JCI’s public stockholders. Representatives of Houlihan Lokey then summarized their views and analysis of the various terms and conditions of the proposed merger and the opinion delivered to the special committee and the board of directors. A representative of Proskauer Rose then summarized the fiduciary standard applicable to directors in approving transactions of this nature.

      Following further discussion, there was a motion to approve the merger agreement and related transactions. The motion was adopted by all of the members of the board of directors, other than Sidney and Jenny Craig who each abstained from the vote in light of their proposed investment and continuing relationship with the entity which will acquire JCI.

      Following the January 25 board of directors meeting but prior to the execution of the merger agreement, JCI became aware that certain issues remained open with respect to the merger agreement, the voting agreement, the stockholders agreement and the SJF commitment letter. Representatives of Proskauer Rose, Latham & Watkins and Weil Gotshal discussed and negotiated a proposed resolution of the outstanding issues, subject to approval of the changes by the board of directors. On January 27, the board of directors held a telephonic meeting in which all board members as well as representatives of Proskauer Rose, Latham & Watkins and Houlihan Lokey participated. At that meeting, a representative of Proskauer Rose summarized the proposed revisions to the merger agreement, voting agreement, stockholders agreement and SJF commitment letter. A representative of Houlihan Lokey confirmed that, after considering the proposed changes to the transaction documents, Houlihan Lokey remained of the opinion that the consideration to be received in the proposed transaction was fair from a financial point of view to the JCI public stockholders. Houlihan Lokey’s oral opinion was subsequently confirmed in writing to the special committee and the board of directors in a letter dated January 27, 2002. The members of the special committee confirmed that the proposed changes did not alter the special committee’s recommendation that the board of directors approve and adopt the merger agreement and the transactions contemplated thereby.

      Thereafter there was a motion to approve and adopt the merger agreement and voting agreement as revised. The motion was approved and adopted by all of the members of the board of directors, other than Sidney and Jenny Craig who each abstained from the vote for the reasons set forth above. Immediately following the meeting of the board of directors, JCI and affiliates of ACI entered into the definitive merger agreement and JCI issued a press release announcing that its board of directors had accepted ACI’s proposal and entered into the definitive merger agreement.

Opinion of Houlihan Lokey

      In connection with the merger, the special committee retained Houlihan Lokey to render an opinion as to the fairness of the merger consideration, from a financial point of view, to the holders of JCI common stock. The special committee retained Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and their securities in connection with mergers and acquisitions, recapitalizations and similar transactions. The special committee also considered that Houlihan Lokey had previously been retained to act as financial advisor to the special committee appointed in connection with a proposal by Craig Enterprises, Inc. in June 2000, and that as a result, Houlihan Lokey was familiar with JCI and its business. See the section entitled “Other Matters — Information Concerning Proposal by Craig Enterprises, Inc.” Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. As compensation to Houlihan Lokey for its services in connection with the transaction, JCI agreed to pay Houlihan Lokey an aggregate fee of $250,000 in addition to Houlihan Lokey’s expenses of up to $45,000 in connection therewith. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the transaction, any other related transaction, or the conclusions reached in the Houlihan Lokey opinion. No limitations were imposed by the special committee or JCI’s board of directors on Houlihan Lokey with respect to the investigations made or procedures followed by it in rendering its opinion. JCI also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey.

      In arriving at its fairness opinion, among other things, Houlihan Lokey did the following:

1. reviewed JCI’s annual reports on Form 10-K for the five fiscal years ended June 30, 2001 and quarterly report on Form 10-Q for the quarter ended September 30, 2001, and interim financial statements for the 6-months ended December 31, 2001 prepared by JCI, which JCI’s management has identified as being the most current financial statements available;

2. met with certain members of the senior management of JCI to discuss the operations, financial condition, future prospects and projected operations and performance of JCI, and met with representatives of Koffler & Company, JCI’s financial advisor, to discuss certain matters;

3. visited the business offices of JCI in La Jolla, California;

4. reviewed certain information, including a summary of offers received, in connection with the proposed sale of JCI, prepared by Koffler;

5. reviewed JCI’s confidential information memorandum dated Summer 2001 and other information and correspondence provided to potential investors in connection with the proposed sale of JCI;

6. reviewed forecasts and projections prepared by JCI’s management with respect to JCI for the years ended June 30, 2002 and 2003;

7. reviewed the historical market prices and trading volume for JCI’s publicly traded securities, and reviewed publicly-available analyst reports, news articles, and press releases relating to JCI;

8. reviewed the latest available drafts of certain documents relating to the transaction including the merger agreement, the stockholders’ voting agreement, the stockholders’ agreement among stockholders of J Holdings; capital commitment letters regarding the transaction from certain financing sources including ACI and DB Capital, and the Craigs’ consulting services agreements;

9. reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to JCI, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the transaction; and

          10.     conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Analyses

      Houlihan Lokey used several methodologies to assess the fairness of the merger consideration, from a financial point of view, to the holders of JCI common stock. These methodologies provided an estimate as to the aggregate enterprise value of JCI. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Appendix B to this proxy statement. You are urged to read the full text of the Houlihan Lokey opinion carefully and in its entirety.

      In order to determine the estimated market value of JCI, Houlihan Lokey reviewed certain information associated with JCI’s exploration of strategic alternatives. Specifically, Houlihan Lokey performed the following in connection with its review of the exploration of strategic alternatives: (i) held discussions with JCI’s management, the Craigs, and Koffler & Company regarding the exploration of strategic alternatives and the results thereof, (ii) reviewed the list of potential strategic and financial investors contacted in connection with the exploration of strategic alternatives, (iii) reviewed the confidential information memorandum and certain other information furnished to potential investors, (iv) reviewed all of the proposals received from potential investors, and (v) conducted other such analysis and inquiries as deemed appropriate in order to evaluate the results of the exploration of strategic alternatives.

      In addition to reviewing the exploration of strategic alternatives as described above, Houlihan Lokey used the following valuation methodologies in order to determine the estimated equity value of JCI: (i) implied public market approach, (ii) a market multiple approach, and (iii) an income approach.

      The analyses required studies of the overall market, economic and industry conditions in which JCI operates and the historical and projected future operating results of JCI.

      Implied Public Market Approach. Houlihan Lokey reviewed the historical market prices and trading volume for JCI’s publicly held common stock and reviewed publicly-available analyst reports, news articles, and press releases relating to JCI.

      Houlihan Lokey noted that during the 1-year period prior to the announcement of the transaction, JCI’s common stock traded in the range of $1.01 per share to $3.15 per share, with a closing price on January 25, 2002 of $3.15 per share.

      Market Multiple Approach. Houlihan Lokey reviewed certain financial information of publicly traded comparable companies, selected solely by Houlihan Lokey, in the weight loss management and/or nutritional product sectors. The comparable companies were Advantage Marketing Systems, Inc., Hain Celestial Group, Inc., Herbalife International, Inc., Natrol, Inc., Natures Sunshine Products, Inc., Reliv International, Inc., Usana Health Sciences, Inc., Weider Nutrition International, Inc., and Weight Watchers International, Inc. Houlihan Lokey calculated certain financial ratios, including, the multiples of (i) enterprise value (“EV”) to latest twelve months (“LTM”) revenues, (ii) EV to LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”), and (iii) EV to projected next fiscal year (“NFY”) EBITDA of the comparable companies based on the most recent publicly available information.

      The analysis showed that the multiples exhibited by the comparable companies were as follows: (i) EV to LTM revenues ranged from 0.2x to 2.3x with mean and median multiples of 0.8x and 0.5x, respectively; (ii) EV to LTM EBITDA ranged from 3.0x to 7.8x with mean and median multiples of 5.5x and 6.2x, respectively; and (iii) EV to NFY EBITDA ranged from 2.6x to 11.1x with mean and median multiples of 5.9x and 4.2x, respectively.

      Houlihan Lokey derived indications of the enterprise value of JCI by applying selected revenue and EBITDA multiples to certain adjusted operating results for the latest twelve months ended December 31, 2001 and certain projected operating results for the fiscal years ending approximately June 30, 2002 and 2003. Based on the above, the resulting indications of the enterprise value of the operations of JCI ranged from approximately $69 million to $80 million.

      After determining the enterprise value of the operations of JCI, Houlihan Lokey made certain adjustments to determine equity value including adjustments to reflect (i) JCI’s current holdings of cash and cash equivalents, (ii) certain debt obligations of JCI, (iii) the estimated value of certain net operating loss carryforwards, and (iv) the dilutive effect of certain stock options outstanding. After consideration of such adjustments, Houlihan Lokey estimated the equity value of JCI using the market multiple approach to be in the range of $113 million to $124 million, or $5.11 per share to $5.61 per share, respectively.

      Income Approach. In connection with its review, Houlihan Lokey considered certain financial projections prepared by JCI’s management for the fiscal years ending June 30, 2002 and 2003. The projections were prepared by management and reflected the actual results of operations through December 31, 2001 and an adjustment to reflect occupancy costs as if JCI had relocated its corporate headquarters as of July 1, 2001. See “Special Factors — Forecasts.” In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of JCI, may cause the projections or the underlying assumptions to be inaccurate.

      To determine JCI’s enterprise value, Houlihan Lokey used the projected pro forma operating income of JCI and applied risk-adjusted discount rates ranging from 21% to 25% and long-term growth rates ranging from 4% to 6%. The risk-adjusted discount rates were estimated based upon consideration of various factors including (i) the level of JCI’s projected financial performance relative to its actual historical results, (ii) the estimated investment returns for investors in leveraged acquisitions, and (iii) review of the expected investment returns of publicly-traded comparable companies in the weight-loss management and/or nutritional product sectors. The long-term growth rates were estimated based on consideration of JCI’s projected growth and the long-term industry outlook. Based on this analysis, the resulting indications of the enterprise value of the operations of JCI ranged from approximately $66 million to approximately $81 million.

      After determining the enterprise value of the operations of JCI, Houlihan Lokey made certain adjustments to determine equity value including adjustments to reflect (i) JCI’s current holdings of cash and cash equivalents, (ii) certain debt obligations of JCI, (iii) the estimated value of certain net operating loss carryforwards, and (iv) the dilutive effect of certain stock options outstanding. After consideration of such adjustments, Houlihan Lokey estimated the equity value of JCI using the income approach to be in the range of $110 million to $125 million, or $4.98 per share to $5.65 per share, respectively.

Conclusion

      Houlihan Lokey delivered a written opinion dated January 27, 2002 to the special committee and the board of directors stating that as of that date and based upon the assumptions made, matters considered and limitations on the review described above and in the written opinion, the merger consideration of $5.30 in cash per share to be received by the holders of the JCI common stock in connection with the transaction was fair, from a financial point of view. Houlihan Lokey expressed no opinion as to the fairness of the merger consideration to the continuing stockholders.

      Houlihan Lokey’s opinion is based on the business, economic, market and other conditions as they existed as of the date of its opinion and on the projected financial information provided to Houlihan Lokey as of such date. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification that the financial and other information provided to Houlihan Lokey by the management of JCI was reasonably prepared and reflects the best current available estimates of the financial results and condition of JCI and that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to JCI and does not assume responsibility for such accuracy or completeness. Houlihan Lokey did not make any independent appraisal of the specific properties or assets of JCI.

      Houlihan Lokey’s opinion does not address JCI’s underlying business decision to effect the transaction. Houlihan Lokey did not, and was not requested by JCI or any other person to, solicit third party indications of interest in acquiring all or any part of JCI or to make any recommendations as to the form or amount of consideration in connection with the transaction. Houlihan Lokey was not asked to opine and does not express any opinion as to: (i) the tax consequences of the transaction, including, but not limited to, tax or legal consequences to JCI; (ii) the realizable value of JCI’s common stock price or the prices at which JCI’s common stock may trade in the future following the transaction or (iii) the fairness of any aspect of the transaction not expressly addressed in its fairness opinion. Houlihan Lokey did not perform an independent appraisal of the tangible assets of JCI. Further, Houlihan Lokey did not negotiate the transaction or advise JCI with respect to alternatives to it.

      The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion and is not a complete description of all the analysis conducted or advice rendered to the special committee and the board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey did not attribute any particular weight to any analysis and factor and made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete view of the processes underlying the analyses set forth in Houlihan Lokey’s fairness opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to JCI, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. However, there were no specific factors reviewed by Houlihan Lokey that did not support its opinion. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

      The full text of Houlihan Lokey’s opinion, which describes among other things the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached hereto as Appendix B and is incorporated herein by reference. The summary of the Houlihan Lokey opinion in this proxy statement is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. You are urged to read Houlihan Lokey’s opinion carefully and in its entirety.

Reasons for the Recommendations of the Special Committee and JCI’s Board of Directors; Fairness of the Merger

The Special Committee.

      At a meeting held on January 25, 2002, the special committee unanimously:

•	determined that the merger agreement and the transactions contemplated thereby are in its judgment advisable, fair to and in the best interests of JCI’s stockholders, including JCI’s unaffiliated stockholders, and

•	recommended that the board of directors approve and adopt the merger agreement and recommend to JCI stockholders that they adopt the merger agreement.

      The material factors considered by the members of the special committee in making the determination and recommendation set forth above were as follows:

•	The special committee considered the solicitation process conducted by JCI and Koffler & Company prior to the appointment of the special committee that led to the selection of the ACI transaction as the primary strategic alternative of JCI. The special committee noted that Koffler & Company had contacted a broad range of potential strategic and financial transaction partners, and that no restrictions had been placed by JCI on the parties Koffler & Company could contact or upon the structure or type of transaction that could be considered. The special committee considered the reasons the board of directors had determined to pursue the ACI transaction after the completion of the solicitation process and the fact that the ACI transaction had the support of the Craigs, who beneficially owned a majority of JCI’s stock. The special committee also considered that ACI had made the best and final offer that it was prepared to make and the fact that after the selection of the ACI proposal as JCI’s primary strategic alternative, no parties had expressed an interest in a transaction with JCI with consideration that exceeded $5.30 per share.

•	The special committee considered the relationship between the $5.30 price per share to be paid in the merger and the recent and historical market prices of JCI’s common stock. The merger price of $5.30 per share to be paid in the merger represents a 68% premium to the closing price of JCI’s common stock on January 25, 2002, the last trading day before the public announcement on January 28, 2002 of the signing of the merger agreement.

•	The special committee considered the fact that JCI’s stock was thinly traded, due in part to the August 16, 2001 delisting of JCI’s shares by the New York Stock Exchange, the high percentage of JCI stock held by the Craigs and institutional investors and the lack of securities analyst coverage for small capitalization stocks such as JCI.

•	The special committee noted that the Craigs had expressed a desire to take a less active role in the business as they neared retirement. The special committee also considered the current and historical financial condition and results of operations of JCI, as well as the prospects and strategic objectives of JCI, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the industry in which JCI’s business operates.

•	The special committee considered the possibility of soliciting a firm offer from a third party to acquire JCI at a price in excess of that to be paid in the merger, the timing of the receipt of any such offer, and the possible consequences of unsuccessfully seeking to solicit such an offer.

•	The special committee considered the terms of the merger agreement, including terms permitting the board of directors, in the exercise of its fiduciary duties to stockholders, to consider competing proposals. The special committee considered that the merger agreement permits the board of directors, following consultation with its advisors and in the exercise of its fiduciary obligations under applicable law, to furnish information to and participate in negotiations with persons making bona fide unsolicited offers and permits the board of directors, after the recommendation of the special committee, to terminate the merger agreement and accept a superior proposal under certain conditions, including the payment to J Holdings of a termination fee of $4.875 million. See the sections entitled “The Merger — The Merger Agreement — No Solicitation” and “The Merger — The Merger Agreement — Termination Fees” for additional information regarding the ability of the board of directors to consider competing proposals.

•	The special committee considered the opinion delivered by Houlihan Lokey. At the January 25, 2002 meeting of the special committee, Houlihan Lokey made a presentation to the special committee which included, among other things, analyses of the value of JCI and comparisons with similar companies, details of which are described under the section entitled “Special Factors — Opinion of Houlihan Lokey.” Houlihan Lokey also delivered its oral opinion to the special committee, which was subsequently confirmed in writing to the special committee and the board of directors in a letter dated January 27, 2002, stating that the $5.30 consideration to be received by JCI’s public stockholders in the merger was fair, from a financial point of view, to such holders. Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. The special committee concluded that the valuation analysis performed by Houlihan Lokey supported the special committee’s conclusion that the merger is fair and in the best interests of JCI’s stockholders, including JCI’s unaffiliated stockholders. The written opinion of Houlihan Lokey dated January 27, 2002 is included as Appendix B to this proxy statement. You are urged to read that opinion in its entirety.

•	The special committee considered the terms and conditions of the merger agreement and the voting agreement, including the fact that the merger is subject to various conditions, including a financing condition, and that the merger agreement contemplates the payment of a termination fee under certain circumstances. In analyzing the conditions to the merger, the special committee considered, among other things, the risks of failing to consummate the merger. In assessing the termination fee provisions, the special committee recognized that their effect would be to increase by the amount of such fee the cost of acquiring JCI in a third party offer made by someone other than ACI and its affiliates. In analyzing the terms of the voting agreement, the special committee noted that the commitment of the Craigs to vote in favor of the ACI transaction terminated upon any termination of the merger agreement, including a termination in order to accept an alternate proposal.

•	The special committee considered the nature of the financing commitments received by J Holdings with respect to the merger, including the identity of the institutions providing such commitments and the conditions to the obligations of such institutions to fund such commitments, including the duration of such commitments.

•	The special committee was fully aware of and considered the possible conflicts of interest of the Craigs and their affiliates. See the sections entitled “Special Factors — Background of the Merger,” and “Special Factors — Interests of Directors and Executive Officers in the Merger” for a description of these conflicts of interest. The special committee considered in this regard that its composition, consisting of members of the board of directors with no financial interest in the merger that is different from the interests of JCI’s public stockholders, permitted it to represent effectively the interests of JCI’s public stockholders.

•	The special committee considered that stockholders who do not support the merger have the ability to obtain “fair value” for their shares if they properly perfect and exercise their appraisal rights under the General Corporation Law of the State of Delaware. See the section entitled “The Merger — Appraisal Rights” for information on how to exercise your appraisal rights.

      In view of the variety of factors considered in connection with its evaluation of the merger agreement, the special committee found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching its determination that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of,

JCI’s stockholders, including JCI’s unaffiliated stockholders. Rather, the special committee viewed its recommendations as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the merger on JCI’s stockholders compared to any alternative transaction.

      The special committee did not analyze the fairness of the $5.30 per share consideration in isolation from the other considerations referred to above. The special committee did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of JCI’s stockholders.

The Board of Directors.

      At special meetings held on January 25 and 27, 2002, the board of directors (except the Craigs, who abstained because of their interests as continuing stockholders), acting upon the unanimous recommendation of the special committee:

•	determined that the merger agreement is advisable, fair to and in the best interests of JCI and JCI’s stockholders, including JCI’s unaffiliated stockholders;

•	approved and adopted the merger agreement and the transactions contemplated thereby; and

•	recommended that stockholders vote to adopt the merger agreement.

      In making the determination and recommendation set forth above, the members of the board of directors considered the material factors described in this section. The board of directors considered the special committee’s unanimous determination and recommendations to the board of directors in conjunction with the factors relied upon by the special committee in making such determination and recommendations. See “Special Factors — Reasons for the Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger — The Special Committee.” The board of directors also considered the opinion delivered by Houlihan Lokey to the board of directors at its January 25, 2002 meeting and confirmed at its January 27, 2002 meeting. At the January 25 meeting, Houlihan Lokey delivered its oral opinion to the board of directors, and it was subsequently confirmed in writing to the board of directors in a letter dated January 27, 2002, stating that, as of such date, the $5.30 consideration to be received in the merger is fair, from a financial point of view, to JCI’s public stockholders. See “Special Factors — Opinion of Houlihan Lokey.” The written opinion of Houlihan Lokey dated January 27, 2002 is included as Appendix B to this proxy statement. We urge you to read the opinion in its entirety.

      In view of the variety of factors considered in connection with its evaluation of the merger agreement, the board of directors found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to, the factors considered or determine that any factor was of particular importance in reaching its determination that the merger is fair to, and in the best interests of, JCI’s stockholders, including JCI’s unaffiliated stockholders. Rather, the board of directors viewed its recommendations as being based upon its judgment, in light of the totality of the information presented to and considered by it, of what the overall effect of the merger would be on JCI’s stockholders compared to any alternative transaction.

      The board of directors did not analyze the fairness of the $5.30 per share consideration in isolation from the other considerations referred to above. The board of directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of JCI’s stockholders.

      The board of directors, acting subsequent to the unanimous recommendation of the special committee, has approved and adopted the merger agreement and has determined that the merger agreement is advisable, fair to and in the best interests of JCI and JCI’s stockholders, including JCI’s unaffiliated stockholders. The board of directors recommends a vote “FOR” the adoption of the merger agreement.

      The members of the board of directors and the members of the special committee evaluated ACI’s proposal and the merger in light of their knowledge of the business, financial condition and prospects of JCI, and based on the advice of financial and legal advisors. In view of the variety of factors that the board of directors and the special committee considered in connection with their evaluation of the merger, neither the board of directors nor the special committee quantified, ranked or otherwise assigned relative weights to any of the foregoing factors.

Forecasts

      In connection with various potential acquirors’ review of JCI and in the course of the negotiations among JCI, the special committee, ACI and DB Capital, JCI management provided various third parties with non-public business and financial information. JCI management provided this information to, among others, ACI, DB Capital and Houlihan Lokey. Houlihan Lokey used this information in its analysis of the fairness of the cash merger consideration to be received by JCI stockholders. See “Special Factors — Opinion of Houlihan Lokey.” The non-public information management provided included forecasts of future operating performance. The forecasts included management forecasts, for the fiscal years ended June 30, 2002 and June 30, 2003, of JCI’s revenues and expenses, and adjusted earnings before income, taxes, depreciation and amortization.

      JCI does not, as a matter of course, publicly disclose forecasts as to future revenues or earnings. The forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because this information was made available to ACI and DB Capital in connection with their due diligence investigation of JCI. The forecasts were not prepared with a view to comply with the published guidelines of the SEC regarding forecasts, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. Moreover, KPMG LLP, JCI’s independent auditors, has not examined, compiled or applied any procedures to the forecasts in accordance with standards established by the American Institute of Certified Public Accountants and expresses no opinion or any assurance on their reasonableness, accuracy or achievability. The forecasts reflect numerous assumptions made by management, many of which are inherently uncertain and subject to change. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause the forecasts or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and forecasted results, and actual results may be materially different from those contained in the forecasts.

      The inclusion of the forecasts should not be regarded as an indication that any of JCI, ACI or DB Capital considers the forecasts to be a reliable prediction of future events, and the forecasts should not be relied upon as such. To the extent the forecasts represent JCI management’s reasonable estimate of possible future performance, this estimate was made only as of late July 2001, the date of the forecasts, and is not made or updated as of any later date. You should take all of this into account when evaluating any factors or analyses based on the forecasts.

      The material forecasts provided to various potential acquirors, including, among others, ACI and DB Capital, and that were provided to Houlihan Lokey, the special committee and the board of directors are summarized below:

JENNY CRAIG, INC.

CONSOLIDATED PROJECTED STATEMENTS OF OPERATIONS

	12 Months	12 Months
	Ending	Ending
	June 30,	June 20,
	2002	2003

	(000’s)
Revenues:
Company-owned operations	$278,500	$288,000
Franchise operations	24,200	29,500
Licensing revenue, net	1,120	1,360

Total Revenues	303,820	318,860

Costs and expenses:
Company-owned operations	250,600	256,400
Franchise operations	15,900	19,100
General and administrative expenses	19,300	19,300

Total Expenses	285,800	294,800

Adjusted Operating Income	18,020	24,060
Depreciation and Amortization	5,300	5,300

Adjusted EBITDA (before nonrecurring items)	$23,320	$29,360

      The following are the material assumptions relating to the above forecasts:

•	Projected costs and expenses above are adjusted to exclude certain costs and expenses which JCI does not expect to incur following the effective time of the merger. These excluded costs and expenses are projected to total $3,444,000 in each of the fiscal years ending June 30, 2002 and 2003. As a result, the projected Adjusted EBITDA for those fiscal years is higher by this amount;

•	adjusted EBITDA for the fiscal year ending June 30, 2002 does not reflect a gain on the sale of the corporate headquarters building of $12,385,000 realized in July 2001;

•	it is assumed that prices at JCI company-owned centres increase 3% in fiscal 2002 without negative effect on unit volumes;

•	unit volume is assumed to increase 3% at JCI company-owned centres and at franchised centres in fiscal 2003;

•	it is assumed that international franchising expansion will bring additional franchise revenues of $2.5 million in fiscal 2002 and $6.5 million in fiscal 2003;

•	it is assumed that advertising expenditures can be reduced to 12.4% of JCI company-owned centre revenue in fiscal 2002 and 12.2% in fiscal 2003 through reducing television advertising and increasing radio and print advertising, and by changing advertising agencies; and

•	it is assumed that more efficient staffing will lead to a $2.1 million savings in compensation expenses in fiscal 2002 and fiscal 2003.

      The projected statements of operations set forth above were based on financial and other information, estimates and assumptions available to JCI’s management in July 2001. Subsequently, JCI provided Houlihan

Lokey with JCI’s actual financial results for the six months ended December 31, 2001. The projected adjusted EBITDA for 2002 used by Houlihan Lokey in its analysis was $24,472,000 and reflects the actual results of operations through December 31, 2001 and an adjustment to reflect occupancy costs as if JCI had relocated its corporate headquarters as of July 1, 2001.

JCI’s Reasons for the Merger

      JCI is engaging in the merger to enable its stockholders to receive cash for their shares at a premium of 68% over the $3.15 closing price per share of its common stock on January 25, 2002, the last full trading day before the public announcement on January 28, 2002 of the signing of the merger agreement. JCI believes that it is unlikely that a third party would make an offer that is superior to the $5.30 per share merger consideration, and that obtaining $5.30 per share in cash for its stockholders in the merger is preferable to attempting to achieve a future share price in excess of that amount as an independent publicly traded company, for the reasons considered by the special committee and the board of directors and articulated above under “Special Factors — Reasons for the Recommendations of the Special Committee and JCI’s Board of Directors; Fairness of the Merger.”

The Continuing Stockholders’ Position as to the Fairness of the Merger

      The rules of the SEC require the continuing stockholders to express their belief as to the fairness of the merger to JCI’s unaffiliated stockholders (i.e., stockholders other than the continuing stockholders).

      The continuing stockholders were not members of, and did not participate in the deliberations of, the special committee; however, as directors of JCI, the Craigs participated in the deliberations of the board of directors described above under “Special Factors — Reasons for the Recommendations of the Special Committee and JCI’s Board of Directors; Fairness of the Merger.” Based on their beliefs regarding the reasonableness of the conclusions and analyses of the special committee and the JCI board of directors, the Craigs adopted the conclusions and analyses of the special committee and JCI board of directors described above and believe that the merger is fair to JCI’s unaffiliated stockholders. In making this determination, the continuing stockholders considered the following factors:

•	The solicitation process conducted by JCI and Koffler & Company and the negotiation and deliberation process conducted by the special committee which led to the approval of the merger agreement by the special committee and the JCI board of directors. The continuing stockholders considered that Koffler & Company had contacted a variety of potential strategic and financial transaction partners, and that no restrictions were placed on the parties Koffler & Company could contact or the type of transaction to be considered. The continuing stockholders also considered that the board of directors decided to pursue the ACI transaction following the completion of the solicitation process, and that, following such decision, no parties expressed an interest in a transaction with JCI with consideration exceeding $5.30 per share.

•	The relationship between the $5.30 price per share to be paid in the merger and the recent and historical market prices of JCI’s common stock. The merger price of $5.30 per share to be paid in the merger represents a 68% premium to the closing price of JCI’s common stock on January 25, 2002, the last trading day before the public announcement on January 28, 2002 of the signing of the merger agreement, and exceeds the market prices of JCI common stock for approximately 34 months prior to that date.

•	The opinion delivered by Houlihan Lokey stating that the $5.30 per share consideration to be received by JCI’s public stockholders in the merger was fair, from a financial point of view, to such holders.

•	The terms of the merger agreement, including the ability of the board of directors, in the exercise of its fiduciary duties to stockholders, to consider competing superior proposals. The continuing stockholders also considered that the merger is subject to various conditions, including a financing condition, and that the merger contemplates the payment of a termination fee under certain circumstances.

•	Under Delaware law, JCI stockholders have the right to demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares, which may be determined to be more or less than the $5.30 per share merger consideration.

      The continuing stockholders also considered the fact that JCI had met or exceeded projections for the quarter ending December 31, 2001.

      The continuing stockholders have considered all of the foregoing factors as a whole to support their belief that the merger is fair to the unaffiliated stockholders of JCI. This belief, however, should not be construed as a recommendation to stockholders as to how they should vote on the merger.

      In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the merger to JCI’s unaffiliated stockholders, and the complexity of these matters, the continuing stockholders did not find it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered. Moreover, the continuing stockholders have not undertaken to make any specific determination to assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above.

      The continuing stockholders did not consider the net book value or liquidation value of JCI to be material to their conclusion regarding the fairness of the merger because it is their view that neither book value nor liquidation value accurately reflects the value of JCI in light of the nature of its business and assets. The continuing stockholders considered the proposals received with respect to an acquisition of JCI and the analysis performed by Houlihan Lokey to be appropriate indications of the going concern value of JCI.

The Continuing Stockholders’ Reasons for the Merger

      The continuing stockholders believe that the merger, by enabling ACI and DB Capital to acquire control of JCI in a single-step transaction, will allow ACI and DB Capital to promptly pursue their long-term business objectives for JCI, while permitting JCI stockholders, including the continuing stockholders, to receive a significant premium over historical market prices for their shares. As a condition to J Holdings and J Acquisition entering into the merger agreement and ACI and DB Capital providing financing in the merger, ACI and DB Capital required the continuing stockholders to acquire an equity interest in the entity that will acquire JCI. Therefore, the continuing stockholders, through their equity interest in new JCI, will be able to share in the future growth, if any, of new JCI.

      The continuing stockholders’ purpose and reasons for participating in the merger is to dispose of a significant portion of their JCI common stock at a price that represents a significant premium over the market price at which the shares traded prior to the public announcement of the signing of the merger agreement. The continuing stockholders will also have an equity interest in J Holdings, the entity that will acquire JCI. The continuing stockholders considered the merger to be appropriate at this time in JCI’s operating history because of their belief that recent market prices of JCI common stock undervalued JCI’s business and made it difficult to provide appropriate equity incentive compensation to attract and retain JCI employees. The decision of the New York Stock Exchange to delist JCI’s common stock, coupled with the Craigs’ desire to decrease their commitment to manage JCI on a full-time basis, further contributed to their decision to consider a transaction such as the merger.

Purpose and Structure of the Merger

      JCI’s purpose of the merger is to permit its stockholders to realize a premium over historical market prices for their shares and to enable ACI and DB Capital to obtain control of JCI in an orderly fashion so that ACI (on behalf of its affiliates) and DB Capital may pursue their long-term business objectives for JCI.

      The reason JCI and the continuing stockholders structured the acquisition as a merger is to effect a prompt and orderly transfer of ownership of JCI from its current stockholders to ACI (on behalf of its affiliates) and DB Capital and to provide JCI stockholders with cash for their shares.

Certain Effects of the Merger; Plans or Proposals After the Merger

      Following completion of the merger, the shares of JCI common stock will no longer be publicly traded or listed on the NASD Bulletin Board system. In addition, the registration of JCI’s shares and JCI’s reporting obligations under the Securities Exchange Act of 1934 will be terminated upon application to the SEC.

      Upon consummation of the merger, JCI will be a privately held corporation. Accordingly, JCI stockholders, other than the continuing stockholders, will not have the opportunity to participate in the earnings and growth of new JCI and will not have any right to vote on corporate matters. Similarly, JCI’s stockholders, other than the continuing stockholders, will not face the risk of losses generated by new JCI’s operations or decline in the value of new JCI.

      Currently, ACI owns 100% of J Holdings, and J Holdings owns 100% of J Acquisition. Immediately prior to the merger, the continuing stockholders will contribute 754,717 shares of JCI common stock, valued at $5.30 per share, in exchange for shares of common stock of J Holdings representing twenty percent of the outstanding common stock of J Holdings and shares of preferred stock of J Holdings representing twenty percent of the outstanding preferred stock of J Holdings. Also immediately prior to the merger, DB Capital will contribute $10,000,000 in exchange for shares of common stock of J Holdings representing 49.99% of the outstanding common stock of J Holdings and shares of preferred stock of J Holdings representing 49.99% of the outstanding preferred stock of J Holdings. Also immediately prior to the merger, ACI (on behalf of its affiliates) will have contributed $6,000,300 to J Holdings and, giving effect to the issuance of capital stock of J Holdings to DB Capital and the continuing stockholders, will own 30.01% of the outstanding common stock of J Holdings and 30.01% of the outstanding preferred stock of J Holdings. In the merger, J Acquisition will be merged with and into JCI, which will become a direct, wholly owned subsidiary of J Holdings. The continuing stockholders will receive the $5.30 per share merger price for each share of JCI stock they own and do not contribute to J Holdings immediately prior to the merger for a total consideration of approximately $69,345,000, less any applicable withholding taxes.

      As a result of the merger, the interest of the continuing stockholders in new JCI’s net book value and net earnings will be 20% without giving effect to the exercise of warrants, options or other convertible securities of J Holdings which are exercisable or convertible into J Holdings common stock. Thus, based on JCI’s financial statements for the fiscal year ended June 30, 2001, the continuing stockholders would have an interest of $5.5 million and $(3.9) million, respectively, in JCI’s net book value and net loss. The continuing stockholders will be entitled to the corresponding benefits and detriments resulting from their interest, including income or losses generated by JCI’s operations and future increases or decreases in JCI’s value.

      At the effective time of the merger, Sidney Craig will resign as Chief Executive Officer and Chairman of the board of directors of JCI and Jenny Craig will resign as Chair of the Executive Committee and a member of the board of directors of JCI. Aside from these resignations, it is expected that JCI’s executive officers immediately before the merger will remain as JCI’s executive officers immediately after the merger. J Acquisition’s directors immediately before the merger will become new JCI’s directors after the merger and will serve one-year terms.

      Following the merger, J Holdings will continue to evaluate and review new JCI and its assets, corporate structure, capitalization, operations, property, management, personnel and policies to determine what changes, if any, are desirable to maximize J Holdings’ objectives. J Holdings and its stockholders expressly reserve the right to make any changes that they deem necessary or appropriate in light of their review or in light of future developments. Except as otherwise described in this proxy statement, none of ACI (on behalf of its affiliates), DB Capital or the continuing stockholders has any current plans or proposals that relate to or would result in: (1) an extraordinary corporate transaction, such as a reorganization or liquidation involving JCI; (2) any purchase, sale or transfer of a material amount of assets of JCI; or (3) any other material change in JCI’s corporate structure or business.

Interests of Directors and Executive Officers in the Merger

      In considering the recommendation of the special committee and the board of directors with respect to the merger agreement and the merger, you should be aware that, in addition to the matters discussed above, JCI’s executive officers, the continuing stockholders and certain directors have interests in the merger that are in addition to, or different from, the interests of the stockholders generally and that create potential conflicts of interest. These interests are described below and in the section entitled “Special Factors — Certain Relationships Among ACI, DB Capital, J Holdings, and J Acquisition and the Continuing Stockholders.”

Directors and Executive Officers

Stock Options

      The merger agreement provides that any options to purchase common stock of JCI outstanding at the effective time of the merger will become exercisable on the same terms and conditions as specified in the stock option plan and stock option agreements that govern the options prior to the merger. When options become exercisable, optionholders will receive, for each option which becomes exercisable and has an exercise price less than $5.30 per share, a cash payment equal to the amount by which the $5.30 per share merger consideration exceeds the per share exercise price of the option, referred to as the “spread,” without interest, less any applicable withholding taxes. For options that have become exercisable prior to the effective time of the merger, optionholders will receive the spread at the closing of the transactions described in this proxy statement.

      The following chart shows the number of options with an exercise price below $5.30 per share held by executive officers and directors, including members of the special committee, the dates on which such options become exercisable and the spread of those options.

	Vested or Scheduled to Vest prior
	to May 1, 2002			Unvested as of May 1, 2002

	Number	Weighted				Weighted
	of	Average	Aggregate	Vesting	Number of	Average	Aggregate
	Options	Price	Spread	Date	Options	Price	Spread

Directors:
Scott Bice	1,000	$1.87	$3,435
Marvin Sears	1,500	1.96	5,005
Andrea Van de Kamp	6,500	4.15	7,495
Bob Wolf	1,000	1.87	3,435

Executive Officers:
Barbara Barry	6,250	1.79	21,938	11/2/02	6,250	1.79	21,938
				11/2/03	6,250	1.79	21,938
				11/2/04	6,250	1.79	21,938
Alan Dobies	13,400	1.97	44,622	4/11/03	6,600	1.97	21,978
James Kelly	32,160	1.97	107,093	4/11/03	15,840	1.97	52,747
Patricia Larchet	335,000	2.07	1,082,050	12/3/02	165,000	2.07	532,950
Duayne Weinger	235,000	2.07	759,050	12/3/02	165,000	2.07	532,950

	631,810		$2,034,123		371,190		$1,206,439

Employment and Consulting Agreements

      In connection with the merger, Sidney and Jenny Craig are each entering into Consulting Services Agreements and are agreeing to terminate their existing employment agreements. See “Special Factors — Certain Relationships Among ACI, DB Capital, J Holdings, J Acquisition and the Continuing Stockholders — The Consulting Agreements.”

      Barbara Barry, Alan Dobies and James Kelly

      JCI currently has employment agreements with Barbara Barry, Alan Dobies and James Kelly. J Acquisition and J Holdings have entered into new employment arrangements with Ms. Barry, Mr. Dobies and Mr. Kelly, each of which amends and restates their existing employment agreements, and each of which will become effective upon completion of the merger. Under the new employment arrangements, Ms. Barry will serve as Vice President, Marketing of new JCI, Mr. Dobies will serve as Vice President, Corporate Services of new JCI and Mr. Kelly will serve as Senior Vice President and Chief Financial Officer of new JCI. The executives will be entitled to receive the following:

•	an annual salary as follows: Ms. Barry — $225,000, Mr. Dobies — $227,032, and Mr. Kelly — $213,012.80;

•	bonuses, subject only to continued employment by new JCI, as follows: Ms. Barry will receive a bonus of at least $22,500 with respect to the fiscal year ending June 30, 2002; Mr. Dobies will receive a bonus of $100,000 ninety-two days after the effective time of the merger and a bonus of at least $22,703 with respect to the fiscal year ending June 30, 2002; and Mr. Kelly will receive a bonus of $100,000 ninety-two days after the effective time of the merger and a bonus of at least $34,082 with respect to the fiscal year ending June 30, 2002; and;

•	options to purchase shares of common stock of J Holdings, as follows: Ms. Barry — 190,000 options, Mr. Dobies — 125,000 options, and Mr. Kelly — 190,000 options. All of these options vest over a five year period, and half the options held by each executive will be subject to certain specified performance criteria.

      Each of the executives has the right to terminate his or her employment agreement at any time. If an executive’s employment is terminated by new JCI without cause, or if he or she terminates his or her employment for good reason (each as defined in the employment agreement) or if his or her employment is terminated by reason of death, he or she will be paid severance payments equal to his or her annual salary. If an executive’s employment is terminated by reason of disability, he or she will receive his or her salary for eight months.

      Patricia Larchet

      In December 1999, JCI entered into an employment agreement with Patricia Larchet providing for her employment as President and Chief Operating Officer of JCI. If JCI terminates Ms. Larchet’s employment without cause, or if Ms. Larchet terminates her employment within ninety days following a change of control of JCI, Ms. Larchet is entitled to receive a severance payment equal to one year’s salary, currently $400,000, payable in twelve equal monthly installments. The merger would be considered a change of control of JCI under the terms of Ms. Larchet’s employment agreement.

      Ms. Larchet has entered into a letter agreement amending her current employment agreement. Under the terms of the letter agreement, Ms. Larchet will continue to serve as the Chief Operating Officer at her current salary. Subject to her continued employment by new JCI on July 1, 2002 and her not having given notice of her resignation prior to July 1, 2002, Ms. Larchet will receive a bonus of at least $40,000. In addition, subject to her continued employment by JCI on a date subsequent to the completion of the audit for the fiscal year ending June 30, 2002 and her not having given notice of her resignation prior to such date, Ms. Larchet will receive a bonus of at least $20,000 if the EBITDA of new JCI for the fiscal year ending June 30, 2002 is at least $23 million, and a bonus of at least $60,000 if the EBITDA of new JCI for the fiscal year ending June 30, 2002 is at least $25 million. In addition, Ms. Larchet has agreed to provide new JCI with four months’ prior written notice of her exercise of the severance payment under her existing employment agreement (the ‘notice period‘). Under certain circumstances, in the event that her employment is terminated prior to the end of the notice period, in addition to the severance payments due to her under her current agreement, new JCI will pay to Ms. Larchet an amount equal to her salary from the date of termination through the end of the notice period. In addition, while under her current agreement Ms. Larchet would receive severance payments if she resigns within ninety days after the merger, pursuant to the letter agreement, she will receive such payments if she provides notice of her resignation within 180 days after the merger. Following the effective time of the merger, Ms. Larchet and new JCI intend to discuss her employment arrangements and they may enter into an agreement which could provide for, among other things, the receipt of J Holdings equity securities by Ms. Larchet.

      Duayne Weinger

      In December 1999, JCI entered into an employment agreement with Duayne Weinger providing for his employment as Vice-Chairman and Chief Administrative Officer of JCI. Under the terms of the employment agreement, if JCI terminates Mr. Weinger’s employment without cause, or if Mr. Weinger terminates his employment within ninety days following a change of control of JCI, Mr. Weinger is entitled to receive a severance payment equal to one year’s salary, currently $400,000, payable in twelve equal monthly installments. The merger would be considered a change of control of JCI under the terms of Mr. Weinger’s employment agreement.

      J Holdings and Mr. Weinger have discussed Mr. Weinger terminating his employment status with JCI following the effective time of the merger and entering into a consulting relationship with new JCI. J Holdings and Mr. Weinger have not reached an agreement concerning the terms of any such consulting relationship.

Special Committee

      Scott Bice, Andrea Van de Kamp and Robert Wolf, members of the special committee, will each receive compensation of $25,000 in connection with serving on the special committee. These amounts are payable by JCI regardless of whether the merger is consummated.

Indemnification and Insurance

      The merger agreement provides that new JCI will:

•	indemnify and hold harmless, and provide advancement of expenses to, all past, present and future directors, officers, employees and agents of JCI and its subsidiaries for acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted under the certificate of incorporation, bylaws and any indemnification agreements in effect at the effective time of the merger; and

•	maintain all rights to indemnification and all limitations of liability existing in favor of present and future directors, officers, employees and agents of JCI as provided under Delaware law or JCI’s certificate of incorporation, bylaws and any indemnification agreements for a period of seven years from the effective date of the merger.

      In addition, for six years after the effective time of the merger, new JCI will maintain in effect its current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time. New JCI may substitute policies containing terms and amounts that are no less favorable to JCI’s directors or officers, but new JCI will not be required to pay aggregate annual premiums for this insurance in excess of 175% of the aggregate annual premiums currently paid by JCI.

      JCI has entered into indemnification agreements with its directors in which JCI agrees to provide for indemnification to the fullest extent permitted by applicable law, and these agreements will remain in place after the merger.

      The merger agreement also provides that any successor to, or assignee of all, or substantially all, of the assets of new JCI must assume these indemnification and insurance obligations.

      As directors, the members of the special committee will be entitled to the benefits of the provisions described above.

Certain Relationships Among ACI, DB Capital, J Holdings, J Acquisition and the Continuing Stockholders

      In considering the recommendation of JCI’s board of directors with respect to the merger agreement and the merger, you should be aware that Sidney Craig, Chairman of the Board and Chief Executive Officer of JCI, and Jenny Craig, Chairman of the Executive Committee and a member of the JCI board of directors, have negotiated and entered into separate arrangements with ACI. These arrangements are described below.

      The following arrangements with the continuing stockholders were separately negotiated between J Holdings and J Acquisition, on the one hand, and the Craigs, on the other hand, in connection with the transactions described in this proxy statement.

The Stockholders’ Voting Agreement

      Concurrently with the execution of the merger agreement, the continuing stockholders, who collectively and beneficially own approximately 66.6% of outstanding JCI common stock, entered into a voting agreement with J Holdings, J Acquisition and JCI. Under the terms of this voting agreement, the continuing stockholders have agreed:

•	to vote at the special meeting all of the shares of JCI common stock that they beneficially own in favor of the approval and adoption of the merger agreement, the merger and all transactions contemplated by the merger agreement and the voting agreement and any other actions required in furtherance of such agreements;

•	to vote all of the shares of JCI common stock that they beneficially own against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of JCI under the merger agreement;

•	to vote all of the shares of JCI common stock that they beneficially own against, unless otherwise agreed to in writing in advance by J Holdings:

•	any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving JCI or any of its subsidiaries (other than the merger and the transactions contemplated by the merger agreement);

•	a sale, lease or transfer of a material amount of JCI’s assets or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of JCI or any of its subsidiaries;

•	any change in a majority of the persons who constitute the board of directors of JCI;

•	any change in the present capitalization of JCI or any amendment of JCI’s certificate of incorporation or bylaws;

•	any other material change in JCI’s corporate structure or business; and

•	any other action involving JCI or any of its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the merger and the transactions contemplated by the merger agreement, including, without limitation, any action to approve or facilitate any inquiry, offer or proposal by a third party (x) to acquire JCI or any of its material subsidiaries, (y) to acquire a 20% or greater interest in JCI or any of its subsidiaries, or (z) with respect to a merger, consolidation or other business combination, sale of shares, sale of assets, tender offer or exchange offer, liquidation or dissolution or similar transaction, involving JCI or its subsidiaries.

      The continuing stockholders have also agreed to grant J Holdings and certain related parties an irrevocable proxy to vote their shares in the manner contemplated above. Subject to limited exceptions, the continuing stockholders are prohibited from selling, transferring, encumbering or otherwise disposing of their shares and from granting any proxies or entering into any voting agreement with respect to the voting of their shares. The voting agreement terminates on the earlier of (1) the consummation of the merger and (2) the date of termination of the merger agreement in accordance with its terms.

      Also under the voting agreement, the continuing stockholders have agreed to pay to J Holdings 50% of the first $13,838,600 of the profits realized by them from certain change of control transactions and 20% of such profits in excess of $13,838,600, in each case for change of control transactions consummated with parties other than J Holdings and which are either

•	consummated within the twelve month period following termination of the merger agreement for certain reasons, or

•	as to which a definitive agreement is entered into within the twelve-month period following termination of the merger agreement for certain reasons and consummated on or prior to June 30, 2003.

      The continuing stockholders’ “profit” is the amount they receive from such a change of control transaction in excess of what they would have received in the merger. The continuing stockholders have also agreed to pay to J Holdings the same percentages of profits set forth above realized by the continuing stockholders in the event that J Holdings increases the merger consideration above $5.30 per share and consummates the merger at such increased consideration.

      The Sid and Jenny Craig Foundation, of which Sidney Craig is President and a director and Jenny Craig is Vice President and Chief Financial Officer and a director, owns 373,900 shares of JCI common stock. The Sid and Jenny Craig Foundation is not a party to the stockholders’ voting agreement and is not a continuing stockholder. The shares of JCI common stock owned by The Sid and Jenny Craig Foundation will be converted into the right to receive $5.30 in cash, without interest, in the merger.

The Consulting Agreements

      Concurrently with the execution of the merger, Sidney Craig and Jenny Craig each entered into a Consulting Services Agreement with J Acquisition which will become effective at the consummation of the merger. Under the terms of these consulting agreements:

•	Sidney and Jenny Craig each agree to provide consulting services to J Acquisition for five years from the consummation of the merger;

•	each will receive consideration of $25,000 per month; and

•	Each of the Craigs’ current employment agreements will be terminated as of the date of the consummation of the merger, and any rights to the pro rata portion of the operating income bonus due to them as a result of the termination of their employment agreements is waived.

The Non-Solicitation and Non-Competition Agreement

      Concurrently with the execution of the merger agreement, the continuing stockholders, J Holdings and J Acquisition entered into a Non-Solicitation and Non-Competition Agreement which will become effective at the effective time of the merger.

      Under the terms of this agreement, subject to certain limitations, each of the continuing stockholders agrees that during the five-year term of the agreement, none of the continuing stockholders will, directly or indirectly, without the express prior written consent of the Chief Executive Officer of J Acquisition, directly or indirectly, own, manage, operate, control, or otherwise engage or participate in, or be connected as a stockholder, director, officer, employee, partner, member, lender, guarantor or advisor of, or consultant to, any entity or person that, directly or indirectly, (i) engages or competes in the weight loss business in any territories in which JCI operates (or through the use of the mail or the Internet), or (ii) markets, distributes, promotes, endorses, sells or manufactures, or engages in research and development with respect to, any products or services that are marketed, distributed or sold, directly or indirectly through intermediaries, in the territories in which JCI operates (or through the use of the mail or the Internet) that are competitive to, or in substitution for, products or services marketed or sold or distributed by J Holdings or any of its existing or future subsidiaries engaged in JCI’s business. The continuing stockholders agree that they will not, directly or indirectly, solicit or knowingly encourage any existing or prospective customer of J Holdings or any of its existing or future subsidiaries that are engaged in the same business as JCI to terminate or adversely alter any relationship with respect to the business such person may have with J Holdings or any of its existing or future subsidiaries engaged in the same business as JCI.

      The continuing stockholders are allowed to continue to own and participate in Jenny Craig Weight Loss Centres (N.Z.) Limited, a current franchisee of JCI which is owned by the Craigs and which operates Jenny Craig Weight Loss Centres in New Zealand, but only if such entity is a franchisee of JCI and engages in competitive activities solely in its capacity as a franchisee.

      Further, under the terms of this agreement, subject to certain limitations, the continuing stockholders agreed that during the five-year term of this agreement and for a period of two years thereafter, none of the continuing stockholders will, either individually or jointly, directly or indirectly, (a) solicit, entice, persuade or induce any employee or consultant of J Acquisition or any subsidiary thereof to terminate his or her service with J Acquisition or any subsidiary thereof or any of its existing or future subsidiaries; (b) solicit the employment of any employee or consultant of J Acquisition or any subsidiary thereof; (c) approach any such employee or consultant for any of the foregoing purposes; or (d) assist in the taking of such actions by any third party, without the prior written consent of the Chief Executive Officer of J Acquisition.

Investment in J Holdings by Sidney Craig and Jenny Craig

      SJF, an entity that is beneficially owned by the Craigs, has committed, under certain circumstances, to contribute, directly or through an affiliate, 754,717 shares of JCI common stock valued at $5.30 per share to J Holdings in exchange for a twenty percent equity interest in J Holdings. See “Special Factors — Financing of the Merger — SJF Commitment Letter.”

Post-Merger Capitalization of J Holdings, J Acquisition and New JCI

      After the effective time of the merger, J Acquisition will have merged with and into JCI, with new JCI as the surviving corporation. New JCI will be a wholly-owned subsidiary of J Holdings. J Holdings will have the following capitalization: DB Capital will own approximately 49.99%, ACI (on behalf of its affiliates) will own approximately 30.01% and the continuing stockholders will own approximately 20% of the outstanding common and preferred stock of J Holdings. In addition, ACI (on behalf of its affiliates) and DB Capital will be issued warrants for 15% of the outstanding capital stock of J Holdings, to be allocated to ACI and DB Capital in proportion to their respective contributions to the junior subordinated debt financing described in “Special Factors — Financing of the Merger — Subordinated Debt Commitment Letters,” and certain members of JCI’s management team will be issued options to purchase shares of J Holdings common stock as described in “Special Factors — Interests of Directors and Executive Officers in the Merger — Directors and Executive Officers — Employment and Consulting Agreements.” A current member of JCI’s management team who will be a member of new JCI’s management team has indicated to J Holdings an interest in purchasing equity securities of J Holdings. Other members of management may express a similar interest. Although no agreements have been reached, J Holdings may accommodate the interests of management to purchase equity securities of J Holdings. It is not expected that the aggregate investment by management will exceed $250,000.

Financing of the Merger

      Immediately following the merger, JCI will pay to the stockholders of JCI an aggregate amount of approximately $114.6 million in exchange for the outstanding shares of JCI common stock and to pay the spread for exercisable, in-the-money stock options, assuming no JCI stockholders exercise and perfect their dissenters’ rights in connection with the merger. New JCI will be responsible for approximately $10.6 million in fees and expenses in connection with the merger and related transactions.

      The following arrangements are intended to provide the necessary financing for the merger. ACI and DB Capital have made no alternative arrangements for financing the merger.

Senior Financing Commitment Letter

      ACI has received a commitment letter from Ableco Finance LLC dated as of December 28, 2001 for new JCI to obtain, subject to the conditions set forth therein, a revolving credit and term loan facility totaling not more than $35 million at any one time outstanding, consisting of:

•	a revolving credit facility in an aggregate principal amount at any time outstanding not exceeding $5 million, with interest accruing at the rate of 6.0% above the “reference rate,” which is the greater of 5.0% or the prime rate published by J.P. Morgan Chase Bank in New York, New York;

•	a tranche A term loan in an outstanding principal amount of $15 million, with interest accruing at the rate of 7.5% above the reference rate; and

•	a tranche B term loan in an outstanding principal amount of $15 million, with interest accruing at the rate of 9.5% above the reference rate.

      These financings are subject to the following conditions:

•	negotiation, execution and delivery of definitive loan documentation in form and substance satisfactory to Ableco, JCI and their respective counsel;

•	there will have occurred no event or condition that had, or is reasonably likely to have, a material adverse change with respect to JCI;

•	there will be no material disruption or general adverse developments in the financial markets;

•	Ableco’s completion of its legal due diligence;

•	the granting to Ableco of a perfected, first priority lien on certain collateral of JCI and certain of its subsidiaries designated by Ableco;

•	opinions of new JCI’s counsel reasonably requested by Ableco and its counsel.

•	Ableco’s satisfaction with the cash management system of JCI;

•	issuance satisfactory to Ableco of insurance including liability insurance for which Ableco will be named as an additional insured and property insurance for the collateral for which Ableco will be named as a loss payee;

•	the lack of any claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality which relates to the merger or the financing facility or which, in the opinion of Ableco, has any reasonable likelihood of causing a material adverse change in JCI or new JCI;

•	new JCI will have, on the closing date, unrestricted cash balances of at least $7,500,000 after giving effect to certain loans and will have $5,000,000 of availability under the revolving credit facility;

•	Ableco will be satisfied with the terms of the cash equity and subordinated debt contribution of at least $42,500,000 which will fund the merger;

•	Ableco’s loan origination costs will have been paid; and

•	Ableco will have received such financial and other information regarding the parties to the loan as Ableco may reasonably request.

The Ableco commitment expires May 31, 2002.

Subordinated Debt Commitment Letters

      Pursuant to debt commitment letters dated January 27, 2002 from DB Capital to ACI, J Holdings and J Acquisition, and from ACI to J Holdings, DB Capital and ACI have agreed to provide J Acquisition with junior subordinated debt financing in the amounts of $15,000,000 and $9,000,000, respectively, in order to enable J Acquisition and JCI to consummate the merger and the other transactions contemplated by the merger agreement. Interest on the junior subordinated debt will accrue at the rate of 9.5% above the prime rate published by J.P. Morgan Chase Bank in New York, New York, payable quarterly, and in-kind, in whole or in part, at the option of J Acquisition. DB Capital and ACI will also receive warrants to purchase an aggregate of 15% of the common stock of J Holdings in connection with the subordinated debt financing.

      These financings are subject to:

•	negotiation, execution, and delivery of definitive loan documentation;

•	the satisfaction of certain conditions precedent to the merger as provided in the merger agreement;

•	satisfaction of conditions precedent to the obligation of the senior lender to consummate the senior financing, and the senior lender must be willing and prepared to consummate the senior financing;

•	the granting to the lenders of a perfected, second priority lien on certain collateral; and

•	opinions of J Acquisition’s counsel as to such matters as the respective legal counsel of lenders may reasonably request.

Equity Commitment Letters

      Pursuant to equity commitment letters dated January 27, 2002 from DB Capital to ACI, J Holdings and J Acquisition and from ACI (on behalf of its affiliates) to J Holdings, DB Capital and ACI have agreed to make capital contributions of $10,000,000 and $6,000,000, respectively, to J Holdings in exchange for preferred and common stock of J Holdings in order to enable J Acquisition and JCI to consummate the merger and the other transactions contemplated by the merger agreement.

      These contributions are subject to:

•	negotiation, execution, and delivery of definitive documentation;

•	the satisfaction of certain conditions precedent to the merger as provided in the merger agreement;

•	satisfaction of conditions precedent to the obligation of Ableco to consummate the senior financing, and Ableco must be willing and prepared to consummate the senior financing; and

•	the completion of the transactions contemplated by the merger agreement.

SJF Commitment Letter

      Under the terms of a commitment letter dated January 27, 2002, SJF has agreed to contribute, directly or through an affiliate, immediately prior to the consummation of the merger, 754,717 shares of JCI common stock valued at $5.30 per share (or an aggregate value of $4,000,000) in exchange for shares of common stock of J Holdings representing 20% of the outstanding common stock of J Holdings and shares of preferred stock of J Holdings representing 20% of the outstanding preferred stock of J Holdings.

      This contribution is subject to:

•	negotiation, execution, and delivery of definitive documentation;

•	the satisfaction of certain conditions precedent to the merger as provided in the merger agreement;

•	satisfaction of conditions precedent to the obligation of Ableco, ACI and DB Capital to consummate the financings contemplated by the merger agreement, and Ableco, ACI and DB Capital must be willing and prepared to consummate such financings; and

•	the completion of the transactions contemplated by the merger agreement.

Corporate Governance; the Stockholders’ Agreement

      Under the terms of the commitment letter from SJF to J Holdings, the stockholders of J Holdings are required to enter into a stockholders’ agreement as a condition to receiving SJF’s contribution of shares. The stockholders’ agreement provides that the continuing stockholders, DB Capital, ACI (on behalf of its affiliates), and certain members of management will vote all of their shares to elect and continue in office a board of directors of J Holdings consisting of nine directors, including one person designated by SJF, which must be either Sidney or Jenny Craig.

      The stockholders’ agreement also (1) provides the parties to the agreement customary “tag-along” rights with respect to transfers of securities of J Holdings and (2) subjects SJF to customary “drag-along” rights with respect to its J Holdings securities. In addition, SJF will have certain rights to participate in publicly registered offerings of J Holdings equity securities under the Securities Act. If J Holdings issues any of its securities to either ACI and/or DB Capital or their respective affiliates, subject to certain exceptions, SJF will have the right to subscribe for a sufficient number of J Holdings securities to maintain its ownership percentage of J Holdings. Certain of the parties to the agreement have also granted each other rights of first refusal with respect to sales of securities of J Holdings by these parties.

Material U.S. Federal Income Tax Consequences of the Merger to JCI’s Stockholders

      The following is a description of the material U.S. federal income tax consequences of the merger to holders of shares of JCI common stock who are United States Persons, as defined below, and who, on the date of disposition, hold their shares as capital assets, as defined in the Internal Revenue Code of 1986, each referred to as a “United States Holder.” This discussion is based on the Internal Revenue Code, proposed and final income tax regulations issued under the Internal Revenue Code and administrative and judicial interpretations of the Internal Revenue Code and regulations, each as in effect and available on the date of this proxy statement. These income tax laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of this proxy statement. Although JCI will not seek any rulings from the Internal Revenue Service or an opinion of counsel with respect to the merger, JCI believes that the merger will have the U.S. federal income tax consequences described below to the United States Holders.

      JCI urges all holders to consult their own tax advisors regarding the specific tax consequences that may result from their individual circumstances as well as foreign, state, local and other tax consequences of the disposition of shares in the merger. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address special tax consequences that may be applicable to particular classes of taxpayers, including the following:

•	financial institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	brokers and dealers or traders in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	insurance companies;

•	tax-exempt organizations;

•	S corporations;

•	persons who hold common stock as part of a position in a straddle or as part of a hedging or conversion transaction;

•	persons who hold employee stock options or rights to acquire common stock; and

•	taxpayers subject to alternative minimum tax.

      A “United States Person” is a beneficial owner of common stock who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S., including some former citizens or residents of the U.S.;

•	a partnership or corporation created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if the trust validly has elected to be treated as a United States person for U.S. federal income tax purposes or if (A) a U.S. court can exercise primary supervision over its administration and (B) one or more United States persons have the authority to control all of its substantial decisions.

      A United States Holder generally will realize gain or loss upon the exchange of the holder’s shares in the merger for cash in an amount equal to the difference, if any, between the amount of cash received and the holder’s aggregate adjusted income tax basis in the shares surrendered.

      In general, any gain or loss realized by a United States Holder in the merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by a United States Holder will be long-term capital gain or loss if the shares giving rise to the recognized gain or loss have been held for more than one year. Otherwise, the capital gain or loss will be short-term. A non-corporate United States Holder’s long-term capital gain generally is subject to U.S. federal income tax at a maximum rate of 20%. Any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year ($1,500 in the case of a married individual filing a separate return). Any unutilized capital loss will carry over as a capital loss to succeeding years.

      For United States Holders which are corporations, a capital gain is subject to U.S. federal income tax at a maximum rate of 35%, while any capital loss can be offset only against other capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to offset net capital gains generated in those years.

      Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent in the merger will be required to and will withhold 31% of all cash payments to which a holder of shares or other payee is entitled under the merger agreement, unless the stockholder or other payee provides a tax identification number, certifies that number is correct and otherwise complies with the backup withholding tax rules. Each of JCI’s stockholders and, if applicable, each other payee should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

      The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Each JCI stockholder is urged to consult with its own tax advisor to determine the particular tax consequences to such stockholder of the merger, including the applicability and effect of foreign, state, local and other tax laws.

      For U.S. federal income tax purposes, no gain or loss will be realized by JCI, ACI, J Holdings or J Acquisition as a result of the merger.

      The continuing stockholders will recognize capital gain or loss for federal income tax purposes as a result of the exchange of a portion of their shares for cash in the merger. The continuing stockholders will also recognize gain or loss for federal income tax purposes as a result of the exchange of a portion of their shares for preferred stock of J Holdings immediately prior to the merger. The continuing stockholders will not recognize gain or loss for federal income tax purposes as a result of the exchange of a portion of their shares for common stock of J Holdings immediately prior to the merger. Each continuing stockholder’s aggregate tax basis in the J Holdings common stock received in the merger will be the same as such stockholder’s tax basis in the JCI shares exchanged for such common stock immediately prior to the merger.

THE MERGER

      The following information describes the material aspects of the merger. This description is qualified in its entirety by reference to the appendices to this proxy statement, including the merger agreement itself, which is attached to this proxy statement as Appendix A, and is incorporated herein by reference. You are urged to read Appendix A in its entirety. See also “The Merger — The Merger Agreement” below.

Effective Time of the Merger

      The continuing stockholders, who beneficially owned 13,838,600 shares of JCI common stock as of the record date (representing approximately 66.6% of the JCI common stock outstanding as of the record date) have agreed to vote in favor of adoption of the merger agreement. The merger agreement will, therefore, be adopted, unless the agreement to vote terminates prior to the special meeting. See “Special Factors — Certain Relationships Among ACI, J Holdings, J Acquisition and the Continuing Stockholders — The Stockholders Voting Agreement.” If the other conditions to the merger are satisfied or, to the extent permitted, waived, the merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by JCI and J Holdings and provided in the certificate of merger. If the other conditions to the merger are satisfied or, to the extent permitted, waived, JCI expects to complete the merger as soon as practicable after the special meeting.

Payment of Merger Consideration and Surrender of Stock Certificates

      ACI has designated Wilmington Trust Company, a Delaware corporation, to act as paying agent for purposes of making the cash payments provided by the merger agreement. Immediately after the effective time of the merger, ACI will deposit, or cause to be deposited, with the paying agent immediately available funds in an aggregate amount necessary to pay the $5.30 per share merger consideration to JCI stockholders. The paying agent will use these funds for the sole purpose of paying the merger consideration to JCI stockholders entitled to receive payment of the merger consideration. The paying agent will, in accordance with irrevocable instructions, deliver to you your merger consideration according to the procedure summarized below.

      No later than three business days after the effective time of the merger, new JCI will instruct the paying agent to mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your stock certificates in exchange for payment of the $5.30 per share merger consideration. Upon the surrender for cancellation to the paying agent of your stock certificates, together with a letter of transmittal, duly executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the paying agent will pay to you your $5.30 per share merger consideration and your stock certificates will be canceled. No interest will be paid or accrued on the merger consideration. Payments of merger consideration also will be reduced by any applicable withholding taxes.

      If your stock certificates have been lost, mutilated or destroyed, you may instead deliver to the paying agent an affidavit and indemnity bond in form and substance, and with surety, reasonably satisfactory to new JCI.

      If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your stock certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the paying agent any transfer or other taxes required by reason of the transfer or establish to the satisfaction of new JCI that the taxes have been paid or are not required to be paid.

      You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

      At and after the effective time of the merger, you will cease to have any rights as a JCI stockholder, except for the right to surrender your stock certificates, according to the procedure described in this section, in exchange for payment of the $5.30 per share merger consideration, without interest, less any applicable withholding taxes, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares under Delaware law.

      At the effective time of the merger, JCI’s stock ledger with respect to shares of JCI common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

      After six months following the effective time of the merger, the paying agent will, on demand, deliver to new JCI all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the paying agent’s duties will terminate. Thereafter, you may surrender your stock certificates to new JCI and receive the $5.30 per share merger consideration, without interest, less any applicable withholding taxes. However, you will have no greater rights against new JCI than may be accorded to general creditors of new JCI under applicable law. None of ACI, J Holdings, JCI or new JCI will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Accounting Treatment

      The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among new JCI’s consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

Fees and Expenses of the Merger

      The estimated fees and expenses in connection with the merger are set forth in the table below:

JCI Financial Advisor Fees	$2,495,000
JCI Legal, Accounting and Other Professional Fees	1,113,000
J Holdings Legal, Accounting and Other Professional Fees	3,130,000
Printing, Proxy Solicitation and Mailing Costs	54,000
Special Committee Fees	75,000
Special Committee Financial Advisor Fees	295,000
Financing Fees	3,450,000
Filing Fees	11,000
Paying Agent Fees	13,000
Miscellaneous	10,000

Total	$10,646,000

      The merger agreement provides that each party will pay all costs and expenses incurred by it in connection with the merger. None of these costs and expenses will reduce the $5.30 per share merger consideration to be received by the stockholders.

Appraisal Rights

      Under Delaware law, if (1) you properly make a demand for appraisal in writing prior to the vote taken at the special meeting and (2) your shares are not voted in favor of the merger agreement or the merger, you will be entitled to exercise appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

      Section 262 is reprinted in its entirety as Appendix C to this proxy statement. The following discussion summarizes the material provisions of Delaware law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. You should review this discussion and Appendix C carefully if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so. Failure to strictly comply with the procedures set forth in Section 262 will result in the loss of your appraisal rights.

      If you:

•	make the written demand described below with respect to your shares prior to the vote at the special meeting;

•	are continuously the record holder of your shares from the date of making the demand through the effective time of the merger;

•	otherwise comply with the statutory requirements of Section 262; and

•	neither vote in favor of the merger agreement or the merger nor consent to the merger agreement or the merger in writing,

and if a proper petition is filed with the Delaware Court of Chancery, as described below, you will be entitled to an appraisal by the Delaware Court of Chancery of the “fair value” of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

      Although the Delaware courts have not endorsed any particular valuation methodology for determining what constitutes “fair value” of a corporation’s stock, several types of analyses have regularly been used in appraisal proceedings. Among these have been analyses based on discounted cash flow, comparable companies and comparable transactions. The court’s assessment of “fair value” may be higher or lower than that determined by these analyses or the $5.30 per share merger consideration.

      Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, JCI must notify you that appraisal rights are available not less than 20 days prior to the meeting and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Appendix C.

      If you desire to exercise your appraisal rights, you must not vote in favor of the merger agreement or the merger and you must deliver a separate written demand for appraisal to JCI prior to the vote at the special meeting. If you sign and return a proxy without expressly directing, by checking the applicable box on the enclosed proxy card, that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you effectively will have waived your appraisal rights as to those shares. This is because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See “Introduction — Voting and Revocation of Proxies.” Accordingly, if you desire to perfect appraisal rights with respect to any of your shares, you must, as one of the procedural steps involved in perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement or (2) check either the “Against” or the “Abstain” box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

      Only a holder of record is entitled to assert appraisal rights for the shares of JCI common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holder of record and must reasonably inform JCI of the holder’s identity and that the holder of record intends to demand appraisal of the holder’s shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner the procedures to perfect appraisal rights, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal. However, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner(s).

      A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all of the beneficial owners of shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of the record owner.

      If you elect to exercise appraisal rights, you should mail or deliver your written demand to: Jenny Craig, Inc., 11355 North Torrey Pines Road, La Jolla, California 92037, Attention: Secretary.

      The written demand for appraisal should specify your name and mailing address, the number of shares you own and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement and the merger will not by itself constitute a demand. Within 10 days after the effective time of the merger, new JCI must provide notice of the effective time of the merger to you if you have complied with Section 262.

      Within 120 days after the effective time of the merger, either new JCI or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. JCI does not have any present intention to file this petition in the event that a stockholder makes a written demand for appraisal. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. If you file a petition, you must serve a copy on new JCI. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the effective time of the merger, you will be entitled, upon written request, to receive from new JCI a statement setting forth the aggregate number of shares not voting in favor of the merger agreement and the merger and with respect to which JCI received demands for appraisal, and the aggregate number of holders of those shares. This statement must be mailed within 10 days after new JCI has received the written request for the statement or within 10 days after the expiration of the period for delivery of demands for appraisal rights, whichever is later.

      If a petition for an appraisal is timely filed by a holder of JCI shares and a copy is served upon new JCI, new JCI will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your stock certificates to the Delaware Register in Chancery for notation on the stock certificates of the pendency of the appraisal proceeding. If you fail to comply with this direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the “fair value” of those shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Delaware Court of Chancery’s appraisal may be more than, less than or equal to the $5.30 per share merger consideration. You should be aware that investment advisors’ opinions as to fairness, from a financial point of view, are not opinions as to “fair value” under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court may consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on the future prospects of the merged corporation. The Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Section 262, however, provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

      The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of JCI common stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

      If you have demanded appraisal in compliance with Section 262, you will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the effective time of the merger.

      If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, your rights to appraisal will cease. You may withdraw your demand for appraisal by delivering to new JCI a written withdrawal of your demand for appraisal and an acceptance of the merger. However, (1) any attempt to withdraw a demand for appraisal made more than 60 days after the effective time of the merger will require written approval of new JCI and (2) no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

      If you fail to comply fully with the statutory procedure set forth in Section 262, you will forfeit your rights of appraisal and will be entitled to receive the $5.30 per share merger consideration for your shares. Consequently, any stockholder wishing to exercise appraisal rights should contact legal counsel before attempting to exercise these rights.

The Merger Agreement

      The following discussion of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Appendix A, exclusive of all schedules, and is incorporated herein by reference.

General

      The merger agreement provides for J Acquisition to merge with and into JCI. New JCI will be the surviving corporation in the merger and a direct subsidiary of J Holdings.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

      In the merger, JCI’s certificate of incorporation will be amended and, as so amended, will be the certificate of incorporation of new JCI. The bylaws of J Acquisition at the effective time of the merger will be the bylaws of new JCI. Also, as of the effective time of the merger, the directors of J Acquisition will be the directors of new JCI and JCI’s current officers will be the officers of new JCI, except that Mr. Craig will resign as Chief Executive Officer and Chairman of the board of directors of JCI and Mrs. Craig will resign as Chair of the Executive Committee and a member of the board of directors of JCI.

Consideration to be Received by JCI Stockholders

      At the effective time of the merger, each share of JCI common stock issued and outstanding immediately prior to the effective time, other than shares held in JCI’s treasury and shares held by J Holdings or any of its subsidiaries, including J Acquisition, or held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $5.30 in cash, without interest, less any applicable withholding taxes.

      Each share of common stock of J Acquisition issued and outstanding immediately prior to the effective time will, by virtue of the merger, become one fully paid and non-assessable share of common stock of new JCI, all of which will be held by J Holdings.

Stock Options

      The merger agreement provides that any options to purchase common stock of JCI outstanding at the effective time of the merger will become exercisable on the same terms and conditions as specified in the stock option plan and stock option agreements that govern the options prior to the merger. When options become exercisable, optionholders will receive, for each exercisable option, a cash payment equal to the amount by which the $5.30 per share merger consideration exceeds the per share exercise price of the option, referred to as the “spread,” without interest, less any applicable withholding taxes. For options that have become exercisable prior to the effective time of the merger, optionholders will receive the spread at the closing of the transactions described in this proxy statement.

JCI’s Representations and Warranties

      JCI has made representations and warranties in the merger agreement to J Holdings and J Acquisition relating to:

•	the organization, capital structure and other similar corporate aspects of JCI and its subsidiaries;

•	JCI’s power and authority to enter into the merger agreement and consummate the merger and the validity, binding effect and enforceability of the merger agreement against JCI;

•	the absence of conflict with the governing documents, agreements and obligations of JCI and its subsidiaries, and the absence of conflict with applicable laws, judgments and orders;

•	required consents and approvals of governmental authorities and other persons;

•	the making and accuracy of JCI’s SEC filings and the fair presentation of JCI’s financial statements;

•	the absence of undisclosed material liabilities;

•	JCI’s conduct of business and the absence of material adverse changes since the end of the fiscal year ended June 30, 2001;

•	the existence of certain employee benefit plans and other employee and labor matters;

•	the absence of material litigation;

•	JCI’s compliance with permits and applicable laws;

•	tax matters;

•	JCI’s real property and real property leases;

•	environmental matters;

•	the identification and enforceability of, and absence of material violations under, material contracts;

•	JCI’s intellectual property rights and licenses;

•	voting requirements to adopt the merger agreement and related transactions;

•	the non-contravention of the Delaware takeover statute;

•	JCI’s transactions with its affiliates;

•	JCI’s franchisees;

•	the inapplicability of certain sections of the California Corporations Code;

•	JCI’s insurance;

•	the accuracy of this proxy statement;

•	the opinion of Houlihan Lokey; and

•	JCI’s utilization of, and payment of fees and expenses to, brokers, finders and financial advisors.

JCI’s Covenants

      During the period from January 27, 2002 until the closing of the merger or the earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement or to the extent that J Holdings otherwise consents in writing, JCI has agreed to:

•	carry on its business in the ordinary course in substantially the same manner as previously conducted; and

•	use all reasonable efforts to preserve its present business organization and goodwill and retain the services of its current officers and key employees.

      JCI has also agreed to the following specific restrictions during this period, which are subject to the exceptions described in the merger agreement. Without J Holdings’ prior approval, JCI has agreed not to, and JCI and its subsidiaries have agreed not to authorize or enter into any agreement to:

Capitalization, Options and Sale of Stock

•	declare, set aside or pay any dividends on, or make other distributions in respect of, its capital stock;

•	split, combine or reclassify its common stock or any of the outstanding capital stock of its subsidiaries;

•	redeem, repurchase or otherwise acquire its capital stock;

•	issue, sell or encumber any shares of JCI capital stock, or any securities convertible into, or any rights, warrants or options to acquire, any shares of JCI capital stock. This prohibition does not apply to shares issuable pursuant to the exercise of options outstanding on January 27, 2002.

Extraordinary Transactions

•	acquire or agree to acquire by merger, consolidation or purchase a substantial portion of the stock or assets of any other person or entity;

•	transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any of its material assets or properties with an aggregate value exceeding $500,000;

•	make any capital expenditure or expenditures exceeding $1,000,000 in the aggregate, excluding expenses on refurbishment of JCI-owned centres and in connection with leasehold improvements to JCI’s relocated headquarters;

•	make any capital expenditure or expenditures exceeding $1,000,000 in the aggregate in connection with refurbishment of JCI-owned centers; or

•	make any capital expenditure or expenditures exceeding $150,000 in the aggregate in connection with leasehold improvements to JCI’s relocated headquarters.

Compensation and Benefits

•	amend or make any change to employment contracts, salaries or other compensation of any of its officers, directors, employees or agents whose annual compensation exceeds $100,000, or in the case of directors, $25,000, other than changes made in the ordinary course of business and consistent with past practice, changes that do not exceed 10% of the salary of the individual whose compensation is being altered, and changes that do not exceed the lesser of (A) 5% of the total compensation of all employees of JCI and its subsidiaries whose compensation exceeds $100,000 or (B) $75,000 in the aggregate;

•	make any change in the compensation of a certain group of executive officers of JCI;

•	establish any new benefit plan which would require payments in excess of $100,000 in any twelve-month period;

•	enter into any employment, consulting, retention, termination, severance or change in control agreement with an executive officer where liability could exceed $100,000;

•	amend, alter or terminate any benefit plan where the cost of such action to JCI would exceed $100,000 in the twelve month period following such action; or

•	amend, alter or terminate any collective bargaining agreement where such action would have a material adverse effect on JCI and its subsidiaries or enter into any new labor or collective bargaining agreement.

Indebtedness

•	incur or modify any material indebtedness or liability in an amount exceeding $2,000,000, except that JCI may borrow money for use in the ordinary course of its business;

•	assume, guarantee or become liable for any obligation of any person, except obligations of its wholly owned subsidiaries or in the ordinary course and consistent with its past practice; or

•	make any loans, advances or capital contributions to, or investments in, any other person or entity, except in the ordinary course and consistent with its past practice.

Material Contracts

•	enter into any material contract, except in the ordinary course of business and consistent with past practice;

•	modify, amend or terminate any material contract or, except in the ordinary course of business and consistent with past practice, waive, release or assign any material rights or claims in a manner adverse to JCI; or

•	pay, discharge or satisfy any claim, liability or obligation exceeding $250,000 other than those incurred in the ordinary course of business or the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in JCI’s financial statements.

Other Covenants

•	modify, amend or terminate a certain letter agreement dated January 27, 2002 between Jenny Craig, Sidney Craig, JCI and J Holdings concerning the use of the name “Jenny Craig” and certain related matters, and the transfer of certain domain names to JCI;

•	amend its governing documents;

•	permit the cancellation of any of its material insurance policies, except in the ordinary course of business and consistent with past practice;

•	materially change any of its accounting policies or procedures unless required to do so by GAAP or applicable law;

•	adopt a plan of complete or partial liquidation or dissolution, merger, recapitalization or other reorganization of JCI;

•	take any action that (1) would make any representation or warranty inaccurate, (2) would be reasonably likely to result in any of the conditions contained in the merger agreement to not be satisfied, or (3) would materially impair the ability of JCI, J Holdings or J Acquisition or JCI’s stockholders to consummate the merger;

•	settle or compromise any tax liability where the amount to be paid by JCI exceeds $100,000 other than certain specified tax liabilities;

•	revalue in any material respect any assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by GAAP;

•	settle or compromise any pending or threatened suit, action or claim relating to the merger and related transactions without J Holdings’ prior written consent, which will not be unreasonably withheld where the aggregate amount paid by JCI in connection with all such suits would not exceed $500,000 and JCI, J Holdings, and J Acquisition and their affiliates are released as part of such settlement, or any other suit, action or claim which would require payment by JCI or its subsidiaries in excess of $300,000 in the case of claims arising out of or in connection with the employment of the claimant or $100,000 in all other cases or would result in an agreement or covenant by JCI or its subsidiaries which would, or would reasonably be expected to, have a material adverse effect on JCI and its subsidiaries, taken as a whole; or

•	enter into any agreement or arrangement that would limit or restrict JCI and its affiliates, or any of their successors, from engaging or competing in any line of business or in any geographic area, except for agreements pursuant to which JCI or a subsidiary grants franchises to operate weight loss centres.

J Holdings’ and J Acquisition’s Representations and Warranties

      In addition to customary representations and warranties, J Holdings and J Acquisition have made the following representations and warranties in the merger agreement to JCI:

•	J Holdings has received commitment letters in amounts sufficient to provide financing for the transactions; and

•	J Holdings is not aware of any facts or circumstances that would cause J Holdings or any of its financing sources to be unable to consummate the financings on the terms specified in the commitment letters J Holdings has received.

No Solicitation

      The merger agreement provides that JCI, its subsidiaries and their respective affiliates, directors, officers, employees, agents and representatives may not, directly or indirectly:

•	initiate, solicit, encourage, negotiate or take any action to facilitate any inquiries, any expressions of interest or the making of any proposal that constitutes or is reasonably likely to lead to an acquisition proposal, as defined below; or

•	enter any agreement with respect to or approve any acquisition proposal.

      However, JCI, its board of directors and any committee of the JCI board of directors were permitted to participate in discussions or negotiations or furnish information to any third party making an unsolicited acquisition proposal prior to March 29, 2002, if the board or the special committee determined in good faith that such acquisition proposal constituted or was reasonably likely to lead to a superior proposal, and the board or special committee determined, in good faith and after consultation with its counsel, that the failure to participate in such discussions would be inconsistent with its fiduciary duties under applicable law. In addition, JCI, the JCI board of directors and any committee of the JCI board of directors are permitted to take and disclose to stockholders a position with respect to any acquisition proposal.

      JCI must notify J Holdings within 24 hours of any acquisition proposal or request for information or access to JCI’s records by any person considering making an acquisition proposal. JCI must promptly keep J Holdings informed of the status and terms of any proposals or offers and the status and terms of any discussions or negotiations.

      The term “acquisition proposal” means any inquiry, offer or proposal made by a third party who is not an affiliate of the Craigs to do any of the following:

•	to acquire JCI or any of its material subsidiaries;

•	to acquire 20% or more of the equity interest in JCI or any of its material subsidiaries; or

•	with respect to a merger, consolidation or other business combination, sale of shares, sale of assets, tender offer or exchange offer or liquidation or dissolution or similar transaction involving JCI or its subsidiaries.

      The term “superior proposal” means a bona fide proposal to acquire, directly or indirectly, more than a majority of the shares of JCI common stock then outstanding or all or substantially all of the assets of JCI, on terms which the JCI board of directors determines in good faith to be more favorable to JCI’s stockholders than the merger for which financing, to the extent required, is then committed.

Conditions to the Merger

      Each party’s obligation to effect the merger is subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement by the holders of a majority of all outstanding shares of JCI common stock as of the record date;

•	the termination or expiration of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the absence of any statute, law, rule, order, decree or regulation of any governmental authority that prohibits the consummation of the merger; and

•	the absence of any preliminary or permanent injunction issued by any court of competent jurisdiction, precluding, restraining, enjoining or prohibiting consummation of the merger.

      JCI’s obligation to consummate the merger is subject to the satisfaction of the following conditions:

•	the representations and warranties of J Holdings and J Acquisition must be true and correct; and

•	each of J Holdings and J Acquisition must have performed, in all material respects, its agreements and covenants under the merger agreement.

      The obligation of J Holdings and J Acquisition to consummate the merger is subject to the satisfaction of the following conditions:

•	JCI’s representations and warranties must be true and correct;

•	JCI must have performed, in all material respects, its agreements and covenants under the merger agreement;

•	J Holdings will have received the senior financing contained in the commitment letter it has received from Ableco Finance LLC. See “Special Factors — Financing of the Merger — Senior Financing Commitment Letter”; and

•	SJF will have consummated or be prepared to consummate the transactions detailed in the SJF commitment letter. See “Special Factors — Financing of the Merger — SJF Commitment Letter.”

     Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by JCI stockholders:

•	by mutual written consent of J Holdings and JCI;

•	by either J Holdings or JCI, if any governmental authority issues an order, decree, preliminary or permanent injunction, statute, law, ordinance, regulation or ruling, or takes any other action,

permanently restraining, enjoining or otherwise prohibiting the merger and related transactions, and the order, decree, ruling or other action becomes final and non-appealable;

•	by either J Holdings or JCI, if the effective time of the merger does not occur on or before the merger expiration date of May 31, 2002, except if the expiration date of the senior financing contained in the commitment letter from Ableco Finance LLC is extended to a date on or prior to June 30, 2002, the merger expiration date will be extended to the same date. This right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement caused or resulted in the failure of the effective time to occur on or before that date;

•	by JCI:

•	if there is any breach of any of J Holdings’ or J Acquisition’s representations or warranties, or ACI breaches or fails to perform any of its covenants or other agreements contained in the merger agreement. Before JCI may terminate the merger agreement under these circumstances, JCI must first give J Holdings or J Acquisition written notice of the breach and a 30-day period in which to cure the breach; or

•	if a material adverse effect with respect to J Holdings or J Acquisition has occurred and is continuing at the time of termination. Before JCI may terminate the merger agreement under these circumstances, JCI must first give J Holdings or J Acquisition written notice of the breach and a 30-day period in which to cure the breach.

•	By J Holdings:

•	if the JCI board recommends a superior proposal or resolves to do so, or fails to call or hold a special stockholders’ meeting to vote on the merger agreement within certain time periods, or withdraws or modifies its approval or recommendation with respect to the merger;

•	if there is any breach of any of JCI’s representations or warranties, or JCI breaches or fails to perform any of its covenants or other agreements contained in the merger agreement. Before J Holdings may terminate the merger agreement under these circumstances, J Holdings must first give JCI written notice of the breach and a 30-day period in which to cure the breach; or

•	if a material adverse effect with respect to JCI has occurred and is continuing at the time of termination. Before J Holdings may terminate the merger agreement under these circumstances, J Holdings must first give JCI written notice of the breach and a 30-day period in which to cure the breach.

      JCI could have terminated the merger agreement if it had accepted a superior proposal prior to March 29, 2002, and certain other conditions were satisfied. No such event occurred prior to March 29, 2002.

Termination Fees

      The merger agreement provides for the payment by JCI to J Holdings of a fee of $4,875,000 if the merger agreement is terminated by J Holdings if JCI recommends a superior proposal or fails to call or hold a special stockholders’ meeting to vote on the merger agreement within certain time periods, except if JCI is entitled to terminate the merger agreement under certain circumstances.

OTHER MATTERS

Security Ownership of Certain Beneficial Owners and Management

      The following table and the notes thereto set forth information as of March 15, 2002, relating to beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”)) of the equity securities of JCI, SJF and Craig Enterprises, Inc. by (i) each person known by JCI to own beneficially more than 5% of the outstanding shares of the voting stock of JCI, (ii) each director and executive officer of JCI and (iii) all directors and executive officers of JCI as a group:

	Number of
	Shares of
	Common Stock
	of JCI
	Beneficially		Percent
Name of Beneficial Owner	Owned(1)(2)		Ownership

Sidney Craig(3)	14,212,500		68.4%
Jenny Craig(3)	14,212,500		68.4%
Dimensional Fund Advisors Inc.(5)	1,220,400		5.9%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
Scott Bice	19,500	(4)	*
Patricia Larchet	400,000	(4)	1.9%
Marvin Sears	20,000	(4)	*
Andrea Van de Kamp	18,500	(4)	*
Duayne Weinger	235,000	(4)	1.1%
Robert Wolf	18,500	(4)	*
Barbara Barry	6,250	(4)	*
Alan Dobies	82,400	(4)	*
James Kelly	93,160	(4)	*
All directors and executive officers as a group (11 persons)(3)(4)	15,105,810		69.7%

*	Less than 1%.

(1)	The common stock is the only class of equity securities of JCI outstanding.

(2)	Except as otherwise noted, all persons listed in the table have sole voting and investment power with respect to their shares, subject to the rights of their spouses under applicable community property laws.

(3)	The address for these beneficial holders is: Jenny Craig, Inc., 11355 North Torrey Pines Road, La Jolla, California 92037. The shares shown as beneficially owned by the Craigs are owned by entities all of the outstanding equity securities of which are owned by the Craigs. Of the 14,212,500 shares shown as beneficially owned by the Craigs as of March 15, 2002, 13,838,600 are owned by entities controlled by the Craigs and 373,900 are shares owned by The Sidney and Jenny Craig Foundation, a private not for profit foundation of which Sidney Craig is President and a director and Jenny Craig is Vice President and Chief Financial Officer and a director.

(4)	Includes shares of common stock which may be acquired as of March 15, 2002 or within 60 days thereafter pursuant to the exercise of options as follows: Scott Bice (18,500); Patricia Larchet (400,000); Marvin Sears (20,000); Andrea Van de Kamp (18,500); Duayne Weinger (235,000); Robert Wolf (18,500); Barbara Barry (6,250); Alan Dobies (82,400); James Kelly (93,160).

(5)	Based solely on information contained in the Schedule 13G of Dimensional Fund Advisors Inc. filed with the Securities and Exchange Commission on February 12, 2002, which indicates that Dimensional Fund Advisors Inc. is the beneficial owner of 1,220,400 shares of common stock and possesses sole dispositive power with respect to all of the shares of common stock beneficially owned by it. Dimensional Fund

Advisors Inc. disclaims beneficial ownership of the 1,220,400 shares of common stock described in this paragraph.

      As of the record date, Professor Bice was the beneficial owner of 1,000 shares of JCI common stock. Professor Bice intends to vote his shares in favor of the merger and to exchange such shares for the $5.30 per share merger consideration following the merger because he believes the merger to be fair and in his best interest.

Common Stock Transaction Information

      On March 7, 2002, Duayne Weinger, Vice Chairman and Chief Operating Officer of JCI, sold 9,300 shares of JCI common stock at a price of $5.065 per share through a broker on the NASD Bulletin Board system. In addition, on the dates indicated below, Mr. Weinger exercised stock options for the indicated number of shares of common stock at a price of $2.07 per share and immediately sold such shares through a broker on the NASD Bulletin Board system at the indicated prices:

	Number of Shares of
	JCI Common Stock
	Acquired Through Exercise of
	Options and Sold on NASD
Date of Transaction	Bulletin Board System	Price Per Share Sold

February 27, 2002	25,000	$5.065
February 28, 2002	35,000	$5.065
March 1, 2002	20,000	$5.055
March 4, 2002	20,000	$5.055

Information Concerning Proposal by Craig Enterprises, Inc.

      On June 2, 2000, Craig Enterprises, Inc. made a proposal to the JCI board of directors to acquire all shares of common stock not owned by Craig Enterprises for a cash price of $3.75 per share. Koffler & Company acted as financial advisor to Craig Enterprises, Inc. in connection with the offer. The board appointed a special committee of independent directors consisting of Scott Bice, Andrea Van de Kamp and Robert Wolf to evaluate the Craig Enterprises, Inc. proposal. The special committee retained Houlihan Lokey to act as its financial advisor in connection with such proposal, and JCI paid Houlihan Lokey fees of approximately $237,000 for its services. The special committee retained Latham & Watkins to act as its legal counsel. On August 11, 2000, Craig Enterprises, Inc. withdrew its offer, stating that the principal reason for the withdrawal of the offer was the substantial decline in sales and pre-tax income from the Company’s Australian operations since the offer was first made.

Other Matters for Action at the Special Meeting

      JCI’s board is not aware of any matters to be presented for action at the special meeting other than those described in this proxy statement and does not intend to bring any other matters before the special meeting. However, if other matters should come before the special meeting, it is intended that the holders of proxies solicited hereby will vote on those matters in their discretion.

Stockholder Proposals

      Due to the contemplated consummation of the merger, JCI does not currently expect to hold a 2002 annual meeting of stockholders because, following the merger, it will not be a publicly held company. However, if the merger is not consummated for any reason, JCI will convene an annual meeting of stockholders in November 2002. In that event, JCI must receive stockholder proposals intended to be presented at that meeting at JCI’s principal executive offices no later than June 13, 2002, for inclusion in JCI’s proxy statement and form of proxy relating to that meeting. A stockholder who intends to submit a proposal that the stockholder does not intend to be included in JCI’s proxy materials according to SEC rules must give notice to JCI prior to August 27, 2002.

Legal Counsel

      Proskauer Rose LLP is outside counsel to JCI. Marvin Sears, a director and Secretary of JCI, is a partner in the law firm of Proskauer Rose, LLP, counsel to JCI. In addition, since May 1, 2001, Mr. Sears has been providing consulting services to JCI in addition to his duties as a director and has been receiving monthly compensation of $10,000 for such consulting services.

      Latham & Watkins is counsel to the special committee.

Independent Auditors

      JCI’s consolidated financial statements for the fiscal years ended June 30, 2001, June 30, 2000 and June 30, 1999, incorporated herein by reference, have been audited by KPMG LLP, independent auditors.

      It is not intended that KPMG will attend the special meeting.

Available Information

      JCI is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC’s regional office at 175 W. Jackson Blvd., Suite 900, Chicago, Illinois 60604. Copies of these materials can also be obtained from the Public Reference Room of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of these materials also may be accessed through the SEC’s web site at www.sec.gov. JCI common stock trades on the NASD Bulletin Board System, under the symbol “JCGI.”

      JCI has filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

      If you would like to request documents from JCI, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

      You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. JCI has not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

      This proxy statement is dated                     . You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Information Incorporated by Reference

      JCI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000, JCI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001, JCI’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, JCI’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2001, and JCI’s Current Report on Form 8-K dated January 29, 2002, each filed by JCI with the SEC (Commission File No. 001-10887), are incorporated by reference in this proxy statement. Any references to Private Securities Litigation Reform Act in JCI’s publicly-filed documents which are incorporated by reference in this proxy statement are specifically not incorporated by reference in this proxy statement. JCI’s Form 10-K, Forms 10-Q and Forms 8-K are not presented in this proxy statement or delivered with it, but are available, without exhibits, unless the exhibits are specifically incorporated by reference in this proxy statement, to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written or telephonic request directed to JCI at 11355 North Torrey Pines Road, La Jolla, California 92037, Attention: Corporate Secretary at 858-812-7000.

      No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by JCI or any other person. JCI has supplied all information contained in this proxy statement relating to JCI and JCI’s affiliates, except for information relating to the Craigs other than in their capacities as officers or directors of JCI. ACI has supplied all information contained in this proxy statement relating to ACI, J Holdings, J Acquisition and their affiliates. DB Capital has supplied all information contained in this proxy statement relating to DB Capital and its affiliates. Sidney and Jenny Craig have supplied all information contained in this proxy statement relating to the continuing stockholders, except for information relating to the Craigs in their capacities as officers or directors of JCI, which information has been provided by JCI, as noted above.

By order of the Board of Directors

Marvin Sears

Secretary

AGREEMENT AND PLAN OF MERGER

by and among
J HOLDINGS CORP.,
J ACQUISITION CORP.
and
JENNY CRAIG, INC.
January 27, 2002

A-i

A-ii

Page

Section 8.7	Governing Law	A-33
Section 8.8	Jurisdiction	A-33
Section 8.9	Assignment	A-34
Section 8.10	Enforcement	A-34
Section 8.11	Actions by the Company	A-34

A-iii

INDEX OF DEFINED TERMS

Defined Term	Page

7.1(c)(i) Expiration Date	A-30
ACI	A-20
Acquisition Proposal	A-25
Affiliated Group	A-12
Agreement	A-1
Benefit Plan	A-10
Business Day	A-4
California Code	A-18
CEI	A-19
Certificate of Merger	A-2
Certificates	A-4
Claim	A-26
Closing	A-2
Closing Date	A-2
Closing Documents	A-7
COBRA	A-11
Code	A-10
Commitment Letter	A-20
Commitment Letters	A-20
Company	A-1
Company Board	A-1
Company Common Stock	A-1
Company Franchisees	A-18
Company Intellectual Property	A-17
Company Permits	A-12
Company SEC Documents	A-8
Confidentiality Agreement	A-24
Consulting Agreements	A-1
D&O Insurance	A-18
DAH	A-1
DBCP	A-20
DGCL	A-2
Dissenting Common Stock	A-5
DOJ	A-28
Effective Time	A-2
Employees	A-12
Environmental Law	A-16
ERISA	A-10
Exchange Act	A-2
Exchange Fund	A-4
Expiration Date	A-30
Financing	A-20
Financing Source	A-20

A-iv

Defined Term	Page

Financing Sources	A-20
Financings	A-20
Foreign Plan	A-11
Franchise Agreements	A-16
FTC	A-18
GAAP	A-8
Governmental Entity	A-11
Hazardous Substances	A-16
Headquarters Lease	A-22
Houlihan	A-18
HSR Act	A-8
Indemnified Party	A-26
Intellectual Property	A-17
IRS	A-10
Liens	A-7
Material Contracts	A-16
Material Intellectual Property	A-17
Maximum Premium	A-27
Merger	A-2
Merger Consideration	A-3
Name Agreement	A-1
Option Plan	A-6
Options	A-6
Parent	A-1
Parent Equity Commitment Letters	A-20
Parent Equity Financing	A-20
Parent Equity Investors	A-20
Paying Agent	A-4
Permitted Liens	A-10
Personal Service Contract	A-16
Potential Acquiror	A-25
Proxy Statement	A-2
Purchaser	A-1
Purchaser Common Stock	A-3
Purchaser Debt Commitment Letters	A-20
Purchaser Debt Financing	A-20
Purchaser Lenders	A-20
Real Property Leases	A-14
Schedules	A-1
SEC	A-2
SEC-Filed Agreements	A-16
Secretary of State	A-2
Securities Act	A-8
Senior Commitment Letter	A-20

A-v

Defined Term	Page

Senior Financing	A-20
Senior Lender	A-20
Shares	A-1
SJF	A-1
Special Committee	A-1
Special Meeting	A-3
Stockholders Agreement	A-1
Subsidiary	A-6
Superior Proposal	A-26
Surviving Corporation	A-2
Tail Policy	A-27
Tax Return	A-14
Taxes	A-14
Termination Fee	A-28
Termination Fee Event	A-28
Transactions	A-1
UFOCs	A-18
Voting Debt	A-6
WARN	A-12

A-vi

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (together with all Schedules and Exhibits, as amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of January 27, 2002, by and among J Holdings Corp., a Delaware corporation (“Parent”), J Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the “Purchaser”), and Jenny Craig, Inc., a Delaware corporation (the “Company”).

      WHEREAS, Parent and the Purchaser have proposed acquiring all of the outstanding common stock, par value $.000000005 per share, of the Company (the “Shares” or “Company Common Stock”) at a price of $5.30 per Share in cash;

      WHEREAS, the Company, Parent and the Purchaser desire to make certain representations, warranties, covenants, and agreements in connection with the Merger, subject to, among other provisions hereof, the disclosure schedules referenced herein (the “Schedules”);

      WHEREAS, as a condition and inducement to Parent’s and the Purchaser’s entering into this Agreement and incurring the obligations set forth herein, Parent, the Purchaser, Sidney Craig, Jenny Craig, SJF Enterprises, Inc. (“SJF”), and DA Holdings, Inc. (“DAH”) have entered into a Stockholders Voting Agreement in the form attached hereto as Exhibit A (the “Stockholders Agreement”);

      WHEREAS, each of Sidney Craig and Jenny Craig and Purchaser have entered into Consulting Services Agreements dated the date hereof, which shall become effective as of the Effective Time (the “Consulting Agreements”);

      WHEREAS, each of Sidney Craig and Jenny Craig and the Purchaser have entered into Non-Solicitation and Non-Competition Agreements dated the date hereof, which shall become effective as of the Effective Time;

      WHEREAS, Sidney and Jenny Craig, Parent and the Company have entered into an agreement dated the date hereof with respect to the use of the name “Jenny Craig” and related matters, which shall become effective as of the Effective Time (the “Name Agreement”);

      WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company (in the case of the Company, with such Board having considered and acting subsequent to the unanimous recommendation of a special committee of such Board (the “Special Committee”)) have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and the Purchaser upon the terms and subject to the conditions set forth herein; and

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     Company Actions.

      (a) The Company hereby approves of and consents to the Merger and represents that the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has, subject to the terms and conditions set forth herein and acting after having considered the recommendation of the Special Committee, (i) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.2) (collectively, the “Transactions”), determining that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company’s stockholders and recommending that the Company’s stockholders approve the Merger and this Agreement and (ii) resolved to recommend that the stockholders of the Company adopt this Agreement and the Merger.

      SECTION 1.2     The Merger. Upon and subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), the Company and the Purchaser shall consummate a merger (the “Merger”) pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Certificate of Incorporation of the Company, as amended as set forth on Exhibit B, shall be the Certificate of Incorporation of the Surviving Corporation, and (y) the By-laws of the Company shall be amended effective at the Effective Time to be identical in all respects to the By-laws of the Purchaser immediately prior to the Effective Time, in each case until thereafter amended as provided by law, the Certificate of Incorporation and such By-laws. The Merger shall have the effects set forth in the Delaware General Corporation Law (“DGCL”).

      SECTION 1.3     Effective Time. Parent, the Purchaser and the Company shall cause a Certificate of Merger (the “Certificate of Merger”) to be executed and filed on the Closing Date (as defined in Section 1.4) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided in the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective on the date of such filing with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

      SECTION 1.4     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions (excluding conditions that cannot, by their terms, be satisfied until the Closing Date), set forth in Article VI hereof (the “Closing Date”) at the offices of Proskauer Rose LLP, 2049 Century Park East, Suite 3200, Los Angeles, California 90067, unless another date or place is agreed to in writing by the parties hereto.

      SECTION 1.5     Directors and Officers of the Surviving Corporation. The directors of the Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws.

      SECTION 1.6     Stockholders’ Meeting and Preparation of Proxy Statement.

      (a) As promptly as practicable following the date hereof, the Company shall, in cooperation with Parent and the Purchaser, prepare and file with the Securities and Exchange Commission (“SEC”) the preliminary proxy materials relating to the meeting of the Company’s stockholders (together with any amendments or supplements thereto, the “Proxy Statement”). The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, and, subject to Section 5.5, shall include a statement that the Company Board finds the Merger Agreement to be advisable, fair to and in the best interests of the Company. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Proxy Statement to Parent and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall consider all comments provided by Parent in good faith and no amendment or supplement to the information supplied by Parent for inclusion in the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed. The Company shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date following clearance of the Proxy Statement by the SEC.

      (b) The Company shall, as promptly as reasonably practicable following the execution of this Agreement, in accordance with applicable law (including, without limitation, following clearance of the Proxy Statement for mailing by the SEC) and its Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold as soon as reasonably practicable after the date of this Agreement a meeting of its stockholders for the purpose of obtaining the necessary approval of the Transactions contemplated by this Agreement (the “Special Meeting”) and shall present this Agreement for adoption by the Company’s stockholders. Without limiting the generality of the foregoing and subject to Section 5.5, the Company agrees that its obligations pursuant to the first sentence of this Section 1.6(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal. Regardless of whether the Company Board has withdrawn, amended or modified its recommendation that its stockholders approve and adopt this Agreement, unless this Agreement has been terminated pursuant to the provisions of Article VII, the Company shall be required to hold the Special Meeting.

      (c) Parent shall provide the Company with the information concerning Parent and the Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the Shares then beneficially owned by it, the Purchaser or any of its other subsidiaries and affiliates (including, without limitation, all Shares over which any of them have the power to vote by proxy or otherwise) in favor of the approval of the Merger and the approval and adoption of this Agreement. For purposes of this Agreement, the term “affiliate” shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

      (d) Parent, the Purchaser and the Company acknowledge that the stockholders of the Company who are parties to or bound by the Stockholders Agreement will vote their respective Shares on the approval and adoption of this Agreement at the Special Meeting, and that none of them will, without the written approval of the Special Committee, take any action by written consent or otherwise on the approval or adoption of this Agreement with respect to such Shares other than at the Special Meeting. Parent and the Purchaser each agree that they will not vote (or cause to be voted) the Shares owned by the stockholders of the Company who are parties to or bound by the Stockholders Agreement, other than at the Special Meeting and will not, without the written approval of the Special Committee, take any action by written consent or otherwise with respect to such Shares in lieu of the Special Meeting or otherwise (or cause any such action to be taken), including without limitation pursuant to the rights granted to Parent and the Purchaser under the Stockholders Agreement.

ARTICLE II

CONVERSION OF SECURITIES

      SECTION 2.1     Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $.00001 per share, of the Purchaser (the “Purchaser Common Stock”):

(a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.00001 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary (as defined in Section 3.1 hereof) of Parent shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares. Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.1(b) hereof and any Dissenting Common Stock (as defined in Section 2.3 hereof)), shall be converted into the right to receive $5.30 per Share, in cash, payable to the holder thereof, without interest (the “Merger Consideration”), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate which, prior to the Effective Time, represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest.

      SECTION 2.2     Exchange of Certificates.

      (a) Paying Agent. Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive in trust the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) (the “Exchange Fund”). At or immediately after the Effective Time, Parent or the Purchaser shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of such shares of Company Common Stock, the Exchange Fund in the amount of the aggregate consideration to which such holders of shares of Company Common Stock shall be entitled at the Effective Time (or thereafter) pursuant to Section 2.1(c). The Exchange Fund shall be invested by the Paying Agent in obligations of, or guaranteed by, the United States of America, or any agency thereof, and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poors Corporation, respectively, or in deposit accounts, certificates of deposit or bankers’ acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from commercial banks with capital, surplus and undivided profits aggregating in excess of $1,000,000,000 (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in no event more than three (3) Business Days (a “Business Day” being any day other than Saturday or Sunday or any other day commercial banks are not required or authorized to close in the City of New York) thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent and such other documents as may be reasonably required by the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2. For purposes of this agreement, the term “person” or “Person” shall mean any individual, corporation, partnership, limited liability company or other entity.

      (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

      (d) Termination of Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any person or entity in respect of any Merger Consideration from the Exchange Fund delivered, in good faith, to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (e) Investment of the Exchange Fund. The Paying Agent shall, subject to compliance with Section 2.2(a), invest any cash included in the Exchange Fund as directed by the Surviving Corporation from time to time. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

      (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such form and amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

      (g) Withholding of Tax. The Purchaser shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amount as the Purchaser or the Paying Agent is required to deduct and withhold pursuant to applicable rules under the Code, or any provision of state, local or foreign law. To the extent that amounts are so withheld by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares of Company Common Stock in respect of which such withholding was made.

      SECTION 2.3     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto (the “Dissenting Common Stock”) in accordance with Section 262 of the DGCL, shall not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock shall be entitled only to such dissenters rights as are granted by Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall automatically be converted into and become exchangeable for the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.3, if the Merger is rescinded or abandoned or (ii) the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Common Stock pursuant to Section 262 of the DGCL shall cease. The Company shall (i) give Parent prompt notice of any demands received by the Company for appraisals of shares of Dissenting Common Stock, withdrawals of such demands and any other instruments served upon the Company pursuant to the DGCL and (ii) use its best efforts to keep Parent informed of and to allow Parent to provide comments in respect of all negotiations and proceedings with respect to demands for appraisal under the DGCL, and will not settle any such proceeding without Parent’s written consent, which consent shall not be unreasonably withheld or delayed. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

      SECTION 2.4     Company Option Plans. Pursuant to Section 5(f) of the Option Plan (as defined in Section 3.2), upon the exercise of any Option (as defined in Section 3.2) at or after the Effective Time, the holder of such Option shall be entitled to receive, in lieu of each Share as to which such Option shall then be exercisable but on the same terms and conditions of exercise set forth in such Option and in the Option Plan, including, without limitation, the expiration of periods of time prior to any such Option becoming exercisable, an amount in cash equal to the Merger Consideration less the exercise price per Share.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and the Purchaser as follows:

      SECTION 3.1     Organization. Each of the Company and its Subsidiaries (as defined in this Section 3.1) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, and would not reasonably be expected to, have a material adverse effect on the Company and its Subsidiaries, taken as a whole. As used in this Agreement, the word “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the consolidated financial condition, businesses, assets or results of operations of such entity (or, if used with respect thereto, of such group of entities taken as a whole). The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, and would not reasonably be expected to, in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Company has heretofore made available to Parent accurate and complete copies of the certificate of incorporation and by-laws (or other similar organizational and governing documents), as currently in effect, of the Company and each of its Subsidiaries.

      SECTION 3.2     Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. As of the date hereof, (i) 27,580,260 shares of Company Common Stock are issued, (ii) 20,688,971 shares of Company Common Stock are outstanding, (iii) 6,891,289 shares of Company Common Stock are held as treasury stock, (iv) 3,000,000 Shares are reserved for issuance pursuant to the Company’s Stock Option Plan adopted in October 1991, as amended (the “Option Plan”), and (v) 2,152,100 employee stock options to purchase 2,152,100 Shares (“Options”) granted under the Option Plan are outstanding. Schedule 3.2 sets forth true and complete information with respect to each holder of Options regarding the current exercise price, the date of grant, the term, the vesting schedule, whether the holder is an employee of the Company on the date of this Agreement, and the number of Options granted. All the outstanding shares of the Company Common Stock are, and all Shares which may be issued pursuant to the exercise of outstanding Options when issued in accordance with the respective terms thereof shall be, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. There are no bonds, debentures, notes, or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any of its Subsidiaries issued and outstanding. No restrictions or conditions to the exercise or the sale of the Options exist other than as set forth in the Option Plan or any option agreement entered into in connection with grants of Options under the Option Plan. The vesting of any Option shall not accelerate solely as a consequence of the Merger or any of the other Transactions contemplated by this Agreement. All outstanding Options have been issued pursuant to registration under or valid exemptions from the Securities Act (as defined in Section 3.5) and all applicable state securities law. Except as set forth above, on Schedule 3.2 and for the transactions contemplated by this Agreement, as of the date hereof, (x) there are no shares of capital stock of the Company authorized, issued, reserved for issuance or outstanding, (y) the Company and its Subsidiaries have not issued or, except as provided in Section (6)(a) of the Option Plan, agreed to issue any warrants, options, equity equivalents, interests in ownership or earnings of the Company or other similar equity rights (including phantom stock or stock appreciation rights), pre-emptive rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests and (z) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or capital stock of the Company or any Subsidiary or affiliate of the Company.

      (b) Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001 includes a list of all of the Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary (i) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (iii) are free from any contractual restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Other than the Company’s Subsidiaries, the Company does not directly or indirectly beneficially own any equity securities in any other entity. To its knowledge, other than as set forth in the Company SEC Documents (as defined in Section 3.5) as of the date hereof, no person or “group” beneficially owns more than 5% of the outstanding Company Common Stock with the terms “beneficially owns” and “group” when used in this Agreement having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

      (c) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock of the Company or any of its Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

      SECTION 3.3     Authorization; Validity of Agreement; Company Action. (a) The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements to be executed by the Company as contemplated hereunder (collectively, the “Closing Documents”) and, subject, in the case of the Merger, to obtaining the vote of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Required Company Vote”). The execution, delivery and performance by the Company of this Agreement and the other Closing Documents, and the consummation by it of the Transactions, have been duly authorized by the Company Board and, except for obtaining the approval of its stockholders as contemplated by Section 1.6 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the other Closing Documents and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and assuming due and valid authorization, execution and delivery hereof by the other parties thereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      (b) The Special Committee has unanimously recommended to the Company Board that the Company enter into this Agreement. The Company Board, having considered and acting subsequent to the recommendation of the Special Committee, has approved and taken all corporate action required to be taken by the Company Board for the consummation of the transactions contemplated by this Agreement and has resolved (i) that this Agreement and the Transactions, taken together, are advisable and fair to, and in the best interests of, the Company and its stockholders; and (ii) to recommend that the stockholders of the Company approve and adopt this Agreement. The Company Board has directed that this Agreement be submitted to the stockholders of the Company for adoption by such stockholders.

      SECTION 3.4     Consents and Approvals; No Violations. Except as set forth on Schedule 3.4 and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), state or foreign laws relating to takeovers, state securities or blue sky laws and the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions contemplated hereby nor compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require on the part of the Company or, to the extent required under any agreement between the Company and the Company Franchisees (as defined in Section 3.20), the Company Franchisees, any filing with, or permit, authorization, consent or approval of, any Governmental Entity (as defined in Section 3.8), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or loss of benefit or creation of any Lien) under, any of the terms, conditions or provisions of any Material Contract (as defined in Section 3.15) or (iv) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, or to the Company’s knowledge, any judgment, order or decree applicable to Company Franchisees or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or the existence of such violations, breaches or defaults, would not, and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and would not materially impair or delay the ability of the Company to consummate the transactions contemplated hereby.

      SECTION 3.5     SEC Reports and Financial Statements. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since June 30, 1999 (as such documents have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act. The financial statements of the Company included in the Company SEC Documents have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as at the dates thereof or for the periods presented therein.

      SECTION 3.6     No Undisclosed Liabilities. Except (a) as disclosed in the Company SEC Documents or on Schedule 3.6, (b) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent financial statements included in the Company SEC Documents, and (c) for liabilities and obligations incurred in connection with the consummation of the Transactions, (x) since September 30, 2001, neither the Company nor any of its Subsidiaries has incurred any material liabilities required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) prepared in accordance with GAAP and (y) neither the Company nor any of its Subsidiaries has any liabilities which would, or would reasonably be expected to, have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

      SECTION 3.7     Absence of Certain Changes. Except as disclosed in the Company SEC Documents or on Schedule 3.7, since June 30, 2001, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business and there has not been (i) any event, change or effect that has resulted, or would reasonably be expected to result, in a material adverse effect on the Company and its Subsidiaries, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or any Subsidiary of the Company (other than a wholly-owned Subsidiary); (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by GAAP; (iv) any split, combination, or reclassification of any of the Company’s capital stock or any redemption or other acquisition by the Company or any of its Subsidiaries of any shares of its capital stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances under the Company’s Option Plan; (v) (A) any granting by the Company or any of its Subsidiaries to any employee, director or executive officer of the Company or any Subsidiary of any increase in cash compensation, bonus or other benefits, except for normal increases in the ordinary course of business, (B) any granting by the Company or any of its Subsidiaries to any such employee, director or executive officer of any increase in severance or termination pay, except in the ordinary course of business or (C) any entry by the Company or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such employee, director or executive officer other than in the ordinary course of business; (vi) any Tax (as defined in Section 3.12) election that individually or in the aggregate would, or would reasonably be expected to, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or on any of its Tax attributes, or any settlement or compromise of any material Tax liability other than settlements by the Company of Tax disputes referenced on Schedule 3.12; (vii) any amendment to any term of any outstanding security of the Company or any of its Subsidiaries that would materially increase the obligations of the Company or such Subsidiaries under such security; (viii) any entry into any agreement, commitment or transaction by the Company or any of its Subsidiaries which would require the expenditure by the Company of more than $250,000 in any twelve-month period, except for agreements, commitments or transactions entered into in the ordinary course of business in connection with purchases of food or related products or advertising services or products, including, without limitation, media purchases; (ix) (A) any incurrence or assumption by the Company or any Subsidiary of any indebtedness for borrowed money in an aggregate amount exceeding $100,000 (other than any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) or (B) any guarantee, endorsement, or other incurrence or assumption of liability in an aggregate amount exceeding $100,000 (whether directly, contingently or otherwise) by the Company or any of its Subsidiaries for the obligations of any other Person (other than any wholly owned Subsidiary of the Company); other than in the case of (A) or (B) (x) in the ordinary course of business or (y) in connection with (1) any acquisition or capital expenditure permitted by Section 5.1 or (2) the Transactions; (x) any creation or assumption by the Company or any of its Subsidiaries of any Lien on any asset of the Company or any of its Subsidiaries other than Permitted Liens (as defined herein) or those Liens created or assumed in the ordinary course of business consistent with past practice; (xi) any making of any loan, advance or capital contribution to or investment in any Person by the Company or any of its Subsidiaries other than loans, advances, or capital contributions to or investments in wholly owned Subsidiaries of the Company or in Company Franchisees; (xii) (A) any contract or agreement entered into by the Company or any of its Subsidiaries on or prior to the date hereof and after July 1, 1998 relating to any acquisition or disposition of any business involving a purchase or sale price in excess of $50,000 in the aggregate (other than loan purchases or sales and other than acquisitions of franchises of the Company or a Subsidiary of the Company) or (B) any modification, amendment, assignment, termination or relinquishment by the Company or any of its Subsidiaries on or prior to the date hereof of any contract which requires payments in excess of $250,000 in any twelve-month period or is not terminable upon six (6) months’ or less notice without penalty in accordance with its terms; (xiii) any settlement or compromise of any individual claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy requiring a payment in excess of $25,000; (xiv) any loss, casualty or damage (whether or not covered by insurance) to the assets of the Company or any of its Subsidiaries in excess of $50,000; (xv) any entering into of any license, distribution, marketing or sales agreement, in each case on an exclusive basis, which involves payments in excess of $50,000 in any twelve-month period and is not terminable upon six (6) months’ or less notice without penalty in accordance with its terms, other than such of the foregoing that are entered into in the ordinary course of business in connection with purchases of food or related products or advertising services or products, including, without limitation, media purchases; or (xvi) any agreement to do any of the foregoing. As used in this Agreement, “Permitted Liens” means (a) Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse person, mechanics and other liens imposed by law incurred in the ordinary course of business, (c) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (d) purchase money liens incurred in the ordinary course of business, consistent with past practice, (e) easements, rights-of-way, restrictions and other similar charges of encumbrances, in each case, which do not materially interfere with the ordinary conduct of business of the Company and its Subsidiaries and do not materially detract from the value of the property to which such encumbrance relates; (f) other Liens incurred in the ordinary course of business; (g) Liens for indebtedness or liabilities permitted to be created hereunder; and (h) other liens that would not result in a material liability of the Company and its Subsidiaries, taken as a whole.

      SECTION 3.8     Employee Benefit Plans; ERISA. (a) Schedule 3.8 sets forth a true and complete list of all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other employee benefit arrangements or payroll practices, including, without limitation, bonus, profit sharing, consulting or other compensation arrangements, pension, severance, deferred compensation, incentive, equity or equity-based compensation, stock purchase, sick leave, vacation pay, health, life and disability plans, together with any employment, termination or change in control agreements maintained, sponsored or contributed to by the Company and Subsidiaries (each a “Benefit Plan”). True, correct and complete copies of the following documents with respect to each of the Benefit Plans have been made available or delivered to Parent by the Company or its Subsidiaries: (i) any plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and schedules thereto; (iii) the last IRS (as defined herein) determination letter; (iv) the most recent financial statements and actuarial valuations; (v) summary plan descriptions; (vi) written communications to employees relating to the Benefit Plans solely in the event that the communication specifies rights and benefits not described in the Benefit Plan document and such communication creates a material liability; and (vii) written descriptions of all non-written agreements relating to the Benefit Plans. The only trades or businesses (whether or not incorporated) since January 1, 1994, which are or have been under common control, or which are or have ever been treated as a single employer, with the Company or its Subsidiaries are the Company and its Subsidiaries. Except for noncompliance and any failures to maintain and operate any Benefit Plan as would not, individually or in the aggregate, result in a material liability to the Company or its Subsidiaries, taken as a whole: (i) each Benefit Plan has been maintained and operated in accordance with its terms and with applicable law, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and the COBRA (as defined herein); (ii) each Benefit Plan intended to qualify under Section 401(a) of the Code and each related trust intended to be exempt from federal income tax under Section 501 of the Code (or similar provisions for Tax-registered or Tax-favored plans of foreign jurisdictions) has received a determination letter from the United States Internal Revenue Service (the “IRS”) (or, if applicable, any required approvals of foreign governmental authorities for Tax-registered or Tax-favored plans of foreign jurisdictions) to the effect that the Benefit Plan is qualified under Section 401(a) of the Code (or similar provisions for Tax-registered or Tax-favored plans of foreign jurisdictions), which may be a favorable determination letter issued to a prototype sponsor, or has time remaining within which to apply for a determination letter; (iii) no claim, lawsuit, arbitration or other action has been threatened, asserted or instituted against any Benefit Plan (other than non-material routine claims for benefits, and appeals of such claims); and (iv) no Benefit Plan is under audit or investigation by the IRS, the United States Department of Labor or any other Governmental Entity. No Benefit Plan is a “multiemployer plan,” as defined in Section 3(37) of ERISA. As used in this Agreement, “Governmental Entity” means any federal, state, local, municipal or foreign or other government or subdivision, branch, department or agency thereof or any governmental or quasi-governmental authority of any nature, including any court or other tribunal.

      (b) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Benefit Plans or by law, to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) or have been accrued on the balance sheet of the Company as of September 30, 2001 included in the Company SEC Documents to the extent required under GAAP.

      (c) No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

      (d) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company or its Subsidiaries, any “party in interest” or “disqualified person” with respect to the Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

      (e) None of the Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and at the expense of the participant or the participant’s beneficiary.

      (f) Except as described on Schedule 3.8 or in the items listed thereon, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee (current, former or retired) of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

      (g) Neither the Company nor any of its Subsidiaries has any contract, plan or commitment to create any additional Benefit Plan or to modify any existing Benefit Plan.

      (h) Except with respect to the Option Plan, no stock or other security issued by the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Benefit Plan.

      (i) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes, except where treatment of such person as an employee would not result in a material liability to the Company and its Subsidiaries, taken as a whole.

      (j) With respect to each Benefit Plan that covers employees outside of the United States (“Foreign Plan”), except as would not result in a material liability to the Company and its Subsidiaries, taken as a whole:

(i) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices.

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

      SECTION 3.9     Labor Matters. Except as set forth in Schedule 3.9, (i) to the knowledge of the Company, none of the employees of the Company or its Subsidiaries (the “Employees”) is represented in his or her capacity as an employee of the Company by any labor organization; (ii) the Company and its Subsidiaries have not recognized any labor organizations nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees; (iii) to the knowledge of the Company, there is no union organization activity involving any of the Employees pending; (iv) there is no picketing pending, or to the knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, or lockouts involving any of the Employees pending, or to the knowledge of the Company, threatened that individually or in the aggregate would result in a material liability; and (v) there has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment and Retraining Notification Act (“WARN”) with respect to the Company within the six (6) months prior to the Effective Time.

      SECTION 3.10     Litigation. Except as disclosed in the Company SEC Documents or on Schedule 3.10, (i) there is no suit, action, demand, injunction, order, decree, investigation or proceeding pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries or any of their properties or assets which would have, or would reasonably be expected to have, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or would be reasonably likely to impair or delay the ability of the Company to perform its material obligations under this Agreement and (ii) to the knowledge of the Company, there is no action, suit, proceeding or investigation pending or threatened against any current or former officer, director, employee or agent of the Company or any of its Subsidiaries (in his or her capacity as such) which does or would reasonably be expected to give rise to a claim for contribution or indemnification against the Company or any of its Subsidiaries, except, in each case, as would not, and would not reasonably be expected to, have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

      SECTION 3.11     Permits; No Default; Compliance with Applicable Laws. Except as set forth on Schedule 3.11, (a) the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company Permits”), except where the failure to have any such Company Permit, individually or in the aggregate, would not, and would not reasonably be expected to, cause a material adverse effect on the Company and its Subsidiaries, taken as a whole, and (b) neither the Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective certificates of incorporation or by-laws or similar organizational documents, (ii) any Material Contract or any agreement with any Company Franchisee listed on Schedule 3.20, (iii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant or franchise or other approval applicable to the Company or any of its Subsidiaries, including, without limitation, in respect of employment and labor matters, or (iv) any Company Permits, excluding from the foregoing clauses (ii), (iii) and (iv), defaults or violations which would not, and would not reasonably be expected to, have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

      SECTION 3.12     Taxes. Except as set forth on Schedule 3.12:

(a) The Company and its Subsidiaries or any consolidated, combined, unitary or affiliated group (“Affiliated Group”) of which the Company or any of its Subsidiaries is, or was, a member have (i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities all income, franchise and other material Tax Returns (as defined in Section 3.12(q)) required to be filed by them on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as defined in Section 3.12(q)) due with respect to such Tax Returns.

(b) No federal, state or local audits are presently pending or, to the knowledge of the Company, threatened with regard to any Tax Return of the Company or its Subsidiaries, or any Affiliated Group. All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of the Company, any Subsidiary or Affiliated Group have been fully paid.

(c) There are no outstanding consents to extend the statutory period of limitations applicable to the assessment of any income, franchise or other material Taxes or any deficiencies of Taxes asserted against the Company or any of its Subsidiaries or any Affiliated Group, and no power of attorney granted by either the Company or any of its Subsidiaries or any Affiliated Group with respect to any Taxes is currently in force.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

(e) The Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws, except where failure to comply would not result in a material liability of the Company and its Subsidiaries, taken as a whole.

(f) Purchaser has had access to complete copies of (A) all income or franchise Tax Returns of the Company and its Subsidiaries (or, in the case of Tax Returns filed for an Affiliated Group, the portion of such consolidated Tax Returns relating to the Company or any Subsidiary) for the years ending June 30, 1998, June 30, 1999 and June 30, 2000 and (B) any audit report issued within the last three years relating to any income, franchise or other material Taxes due from or with respect to the Company, any Subsidiary or Affiliated Group. Listed on Schedule 3.12 are all taxable years for which examinations are ongoing or statute of limitations periods have been extended in respect of United States federal Tax Returns.

(g) Since July 1, 1997, no claim has been made by a taxing authority in a jurisdiction where the Company, any Subsidiary or Affiliated Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) Since July 1, 1997, neither the Company nor any Subsidiary or Affiliated Group has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code), (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any change in accounting method, (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, or (D) requested any extension of time within which to file any income, franchise or other material Tax Return, which Tax Return has since not been filed.

(i) Since July 1, 1997, no property owned by the Company or any Subsidiary is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(j) Since January 1, 1997, the Company has not been and the Company does not anticipate becoming, a “United States real property holding company” within the meaning of Section 897 of the Code.

(k) There is no contract, agreement, plan or arrangement between the Company or its Subsidiaries and any Employee covering any person that, individually or collectively, would give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation that is not deductible by reason of the limitation set forth in Section 162(m) of the Code.

(l) Since July 1, 1997, the Company has not been subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(m) There are no Liens other than Permitted Liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary.

(n) Since July 1, 1997 and, to the knowledge of the Company, prior thereto, neither the Company, any Subsidiary, nor any Affiliated Group reported any item on any Tax Return in a manner which (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute, or state, local, or foreign Tax law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Tax law) and in each case where any such item, if not sustained, would, or would reasonably be expected to, result in a material liability of the Company and its Subsidiaries, taken as a whole.

(o) The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying for tax free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(p) Other than with respect to Taxes of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is liable for Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law).

(q) For purposes of this Agreement, “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (domestic or foreign), including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, or other assessments. For purposes of this Agreement, “Tax Return” shall mean any report, return, document, declaration, or other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) with respect to Taxes.

      SECTION 3.13     Real Property.

      (a) Except as set forth on Schedule 3.13(a), neither the Company nor any of its Subsidiaries owns in fee any real property. Each of the Company and its Subsidiaries has good and valid title to each parcel of real property owned by it free and clear of all Liens, except (A) Taxes and general and special assessments not in default and payable without penalty and interest, and (B) other Liens which do not materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of such real property or materially detract from or diminish the value thereof.

      (b) Schedule 3.13(b) sets forth the location of premises occupied by the Company or its Subsidiaries pursuant to leases, subleases and other agreements (the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. Parent has had access to written copies of all Real Property Leases (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) and such documents constitute and represent the Company’s and its Subsidiaries’ liabilities and obligations under Real Property Leases in all material respects. Except as set forth on Schedule 3.13(b), to the knowledge of the Company, each Real Property Lease whose term has not expired constitutes the valid and legally binding obligation of the Company or the applicable Subsidiary of the Company, enforceable in accordance with its terms, and is in full force and effect. To the knowledge of the Company, all rent payable by the Company and its Subsidiaries as tenants under each Real Property Lease whose term has not expired has been paid when due. The Company has not received any written notice of termination or uncured default of a material nature on the part of the Company or any such Subsidiary in all cases other than such circumstances that would not, and would not reasonably be expected to, cause a material adverse effect on the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it pursuant to unexpired written Real Property Leases free and clear of all Liens, except (A) Taxes and general and special assessments not in default and payable without penalty and interest, and (B) other Liens which do not materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of such real property or materially detract from or diminish the value thereof.

      (c) Except as set forth on Schedule 3.13(c), no party to any Real Property Lease has given written notice to the Company or any of its Subsidiaries of or made a claim in writing against the Company or any of its Subsidiaries with respect to any material breach or default thereunder.

      SECTION 3.14     Environmental Matters.

      (a) Except (i) as set forth in Schedule 3.14 and (ii) as set forth in the Company SEC Documents:

(i) since July 1, 1997, neither the Company nor any of its Subsidiaries has received any written communication from any person or entity (including any Governmental Entity) stating or alleging that the Company or any Subsidiary is a potentially responsible party under an Environmental Law (as defined in Section 3.14(b)) with respect to any actual or alleged environmental contamination; to the Company’s knowledge, no Governmental Entity is conducting or has conducted any environmental remediation or environmental investigation which could reasonably be expected to result in liability for the Company or any Subsidiary under any Environmental Law; and neither the Company nor any Subsidiary has received any request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged environmental contamination, except, in each case, for communications, environmental remediation and investigations and requests for information which would not, and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole; and

(ii) since July 1, 1997, the Company has not received any written communication, notice, notification, demand, request for information, citation, summons, or order from any person or entity (including any Governmental Entity) stating or alleging that the Company may have violated any Environmental Law, or that the Company has caused or contributed to any environmental contamination that has caused any property damage or personal injury under any Environmental Law, except, in each case, for statements and allegations of violations and statements and allegations of responsibility for property damage and personal injury which would not, and would not reasonably be expected to, individually or in the aggregate, cause a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(iii) since July 1, 1997, the Company has not received written notice that a Hazardous Substance (as defined herein) has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property owned, leased or operated by the Company or any of its Subsidiaries in violation of an Environmental Law, which circumstance, individually or in the aggregate, would cause the Company or its Subsidiaries to have liability which would, or would reasonably be expected to, have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

      (b) For purposes of this Section 3.14, “Environmental Law” means all applicable foreign, state, federal and local laws, regulations and rules, including common law, judgments, decrees and orders relating to pollution, the preservation of the environment, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substances, wastes or materials, and the release of materials into the environment.

      (c) For purposes of this Section 3.14, “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive, or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, byproducts, and other hydrocarbons, or. any substance, waste or material regulated under any Environmental Laws.

      SECTION 3.15     Material Contracts.

      (a) Except as set forth on Schedule 3.15 or with respect to agreements filed as exhibits to the Company SEC Documents (the “SEC-Filed Agreements”), neither the Company nor any Subsidiary is a party to any (i)(A) employment, severance, personal services or consulting contract (“Personal Service Contract”) which requires payments in any twelve-month period in excess of $100,000 and may not be canceled without penalty on notice to the other party of less than six months, or (B) non-competition contract or (C) other contract requiring the Company to indemnify an employee, director or officer of the Company or a Subsidiary (including, without limitation, any contract to which the Company or any of its Subsidiaries is a party involving Employees but excluding any Personal Service Contract); (ii) licensing, merchandising, product design or development or distribution agreement; (iii) contract granting a right of first refusal or first negotiation; (iv) partnership or joint venture agreement; (v) agreement for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since July 1, 1997, excluding any agreements for the purchase and sale of franchises of the Company or its Subsidiaries; (vi) contract or agreement with any Governmental Entity; (vii) loan or credit agreement, mortgage, indenture or other agreement or instrument (other than leases entered into the ordinary cause of business) evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred; (viii) agreement that purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business (excluding any contracts granting franchises by the Company or its Subsidiaries which are listed on Schedule 3.20(b) (the “Franchise Agreements”)); (ix) contract or agreement that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof; (x) manufacturing or distributorship agreement; or (xi) commitment or agreement to enter into any of the foregoing; in each of the cases described in (ii), (v), (x) or, to the extent relating to such clauses, (xi) above where such agreement or contract requires payments in any twelve month period in excess of $250,000 and may not be canceled without penalty on notice to the other party of less than six (6) months (and in all cases excluding any agreement or contract entered into in the ordinary course of business in connection with purchases of food or related products or advertising services or products, including without limitation, media purchases) (together with the Franchise Agreements and the SEC-Filed Agreements, the “Material Contracts”)).

      (b) To the knowledge of the Company, (i) each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its Subsidiaries, as applicable, enforceable in accordance with its terms, and is in full force and effect, (ii) there is no material default under any Material Contract so listed either by the Company or by any other party thereto, and (iii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any other party. No party to any such Material Contract has given written notice to the Company of or made a claim in writing against the Company with respect to any material breach or material default thereunder.

      SECTION 3.16     Intellectual Property.

      (a) The Company and its Subsidiaries own, free and clear of any Liens, or have the valid and enforceable right to use, the Intellectual Property (as defined in Section 3.16(d) below) currently used in the conduct of their businesses as currently conducted, with such exceptions that would not, or would not reasonably be expected to, individually or in the aggregate, cause a material adverse effect on the Company and its Subsidiaries, taken as a whole (“Company Intellectual Property”).

      (b) Except as set forth in Schedule 3.16, to the knowledge of the Company: (i) the Material Intellectual Property (as defined in Section 3.16(d) below) is registered or applications have been filed in the jurisdictions set forth on Schedule 3.16, the registrations are subsisting and unexpired, and the registrations and applications are free of all Liens and have not been abandoned in the jurisdiction set forth on such Schedule 3.16; (ii) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or the Company’s or its Subsidiaries’ rights in and to, the Material Intellectual Property in the United States (including its territories and possessions), Canada, Australia, and New Zealand; (iii) the Company has not received any written notice of any claims by any person that the Company or Company Intellectual Property has infringed or is infringing the rights of any third party in any Intellectual Property; and (iv) neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company’s or any such Subsidiary’s rights in and to, the Material Intellectual Property in the United States (including its territories and possessions), Canada, Australia, and New Zealand.

      (c) The consummation of the Merger and the other Transactions will not result in a the loss by the Company or its Subsidiaries of any rights to the Company Intellectual Property.

      (d) “Material Intellectual Property” shall have the meaning set forth on Schedule 3.16. “Intellectual Property” shall mean all rights, privileges and priorities provided under federal, state and foreign law relating to intellectual property, including, without limitation, all (x)(1) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks (registered or unregistered), service marks, trade names, trade dress, corporate names, domain names and all common-law rights relating thereto; (4) trade secrets and other confidential information; (y) registrations, applications and recordings for any of the foregoing; and (z) licenses or other similar agreements granting the rights to use any of the foregoing, as well as all goodwill symbolized by any of the foregoing.

      SECTION 3.17     Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock at the Special Meeting is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the Transactions.

      SECTION 3.18     State Takeover Statutes. The Company Board has approved this Agreement and the consummation of the Transactions and such approval constitutes approval of the Merger and the other Transactions by the Company Board under the provisions of Section 203 of the DGCL such that Section 203 does not apply to the Merger and the other Transactions.

      SECTION 3.19     Related Party Transactions. Except for those arrangements, agreements and contracts set forth on Schedule 3.19 or described in the Company SEC Documents, there are no written arrangements, agreements and contracts currently in effect entered into by the Company or any of its Subsidiaries with any person who is an executive officer, director or affiliate of the Company or any of its Subsidiaries, or any entity of which any of the foregoing is an affiliate, other than those arrangements, agreements and understandings which (i) are terminable by the Company upon no more than 30 days’ prior notice without payment of any premium or penalty or (ii) would not, individually or in the aggregate, reasonably be expected to create or result in a liability to the Company in excess of $60,000.

      SECTION 3.20     Relationships with Franchisees.

      (a) Except as set forth on Schedule 3.20(a), the consummation of the Transactions will not give any franchisee the right to terminate its relationship with the Company or any of its Subsidiaries or reduce the amount of royalties payable by such franchisee to the Company or any of its Subsidiaries.

      (b) Schedule 3.20(b) contains a true, complete and accurate list of all franchisees of the Company and its Subsidiaries (“Company Franchisees”) as of the date hereof and the states or other jurisdictions in which such franchisees are located and a true and accurate list of the Franchise Agreements.

      (c) Schedule 3.20(c) sets forth a true and complete list of (i) all states and countries in which the Company Franchisees are located and in which the Company or its Subsidiaries have received an official written notice from the appropriate state officials that the offer to sell and the sale of their franchises are exempt from the registration provisions of such jurisdiction’s franchise registration law; and (ii) all other states in which the Company Franchises are located and in which the Company and its Subsidiaries have offered to sell or have sold their franchises based upon a claimed exemption from the registration provisions of such state’s applicable franchise registration laws. True and correct copies of all written notices of registrations and all written notices of exemption, as described in clauses (a) and (b) above, have been furnished to the Parent, and such registration and exemption notices are in full force and effect as of the date hereof except as set forth in Schedule 3.20; in each case, except as would not, and would not reasonably be expected to, cause a material adverse effect in the Company and its Subsidiaries, taken as a whole.

      (d) The Company has delivered to the Parent true and correct copies of the Company’s Uniform Franchise Offering Circulars (“UFOCs”), which are currently being used in connection with the offers to sell and the sales of its franchises. The UFOCs currently used by the Company and its Subsidiaries (i) comply in all material respects with all applicable federal, state and foreign laws and regulations pertaining to offers to sell and the sale of franchises in jurisdictions in which they are being used, including, without limitation, in the United States, the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association on April 25, 1993 and approved by the Federal Trade Commission on December 30, 1993 (“FTC”) as an alternative to the FTC disclosure statement; and (ii) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; in all cases, except where any failure to comply or an untrue statement or omission would not, or would not reasonably be expected to, cause a material adverse effect on the Company and its Subsidiaries, taken as a whole.

      SECTION 3.21     Quasi-Corporation Requirements. The Company does not meet the requirements set forth in Section 2115(a) of the California Corporations Code (the “California Code”) and is not subject to the provisions of the California Code identified in Section 2115(b) thereof.

      SECTION 3.22     Insurance. Schedule 3.22 sets forth a true and complete list of directors and officers liability (“D&O Insurance”) and general liability insurance policies maintained by the Company or any of its Subsidiaries (including the providers of such insurance policies) and all claims made under such policies since July 1, 1999 other than claims made under workers compensation policies resulting in any payment by such insurance company in an amount greater than $50,000 for such claims or for all claims arising out of the same or similar incidents (in all cases including all outstanding claims as of the date hereof seeking payment in excess of $50,000 and the status thereof). All such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid; and none of the Company or any of its Subsidiaries is in material default thereunder.

      SECTION 3.23     Information in Proxy Statement. The Proxy Statement shall not at the date it is filed with the SEC, at any time that it is amended or supplemented, at the time it is first mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information that Parent or the Purchaser supplied to the Company for inclusion therein or for incorporation by reference therein.

      SECTION 3.24     Opinion of Financial Advisor. The Company Board and the Special Committee have received the opinion of Houlihan Lokey Howard & Zukin (“Houlihan”), dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to holders of

Shares (other than Craig Enterprises, Inc. (“CEI”) and its affiliates and Parent and its affiliates), a signed copy of which opinion has been or will promptly be delivered to Parent.

      SECTION 3.25     Brokers. Except for Houlihan and Koffler & Company, whose fees and expenses shall be paid by the Company in accordance with the Company’s agreement with such firm, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. A true and correct copy of the agreements between the Company and each of Houlihan and Koffler & Company have been delivered to Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

      Parent and the Purchaser jointly and severally represent and warrant to and agree with the Company as follows:

      SECTION 4.1     Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, and would not reasonably be expected to, have a material adverse effect on Parent, the Purchaser and Parent’s other Subsidiaries, taken as a whole. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, and would not reasonably be expected to, in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole. Parent and the Purchaser have heretofore delivered to the Company accurate and complete copies of the certificate of incorporation and by-laws (or other similar organizational and governing documents), as currently in effect, of Parent and the Purchaser.

      SECTION 4.2     Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by their respective Boards of Directors and by Parent as the sole stockholder of the Purchaser and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      SECTION 4.3     Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state or foreign laws relating to takeovers, state securities or blue sky laws and the DGCL, neither the execution, delivery or performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the Transactions nor compliance by Parent and the Purchaser with any of the provisions hereof (i) shall conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Parent, any of its Subsidiaries or the Purchaser, (ii) require on the part of Parent or the Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or loss of benefit or creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, any of its Subsidiaries or the Purchaser is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any judgment order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or the Purchaser or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) or (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or the existence of such violations, breaches or defaults, would not, and would not reasonably be expected to, individually or in the aggregate, cause a material adverse effect on Parent, its Subsidiaries or the Purchaser taken as a whole and would not materially impair or delay the ability of Parent or the Purchaser to consummate the Transactions.

      SECTION 4.4     Information in Proxy Statement. None of the information supplied by Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement shall, at the date it is filed with the SEC, at any time it is amended or supplemented, at the time it is first mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      SECTION 4.5     Financing. (a) Third-Party Commitment Letters. Parent has delivered to the Company a true and complete executed commitment letter dated as of December 28, 2001 from Ableco Finance LLC (the “Senior Lender”) pursuant to which the Senior Lender has committed to provide senior debt financing (the “Senior Financing”) to Parent on the terms and subject to the conditions set forth in such commitment letter pursuant to which the Senior Lender’s financing commitment expires on May 31, 2002 (the “Senior Commitment Letter”).

      (b) Parent and Purchaser Financing Commitments. Parent has delivered to the Company (i) true and complete commitment letters from ACI Capital Co., Inc. (“ACI”) and Deutsche Bank Capital Partners (“DBCP”) (the “Purchaser Lenders”) pursuant to which the Purchaser Lenders have committed to provide subordinated debt financing (the “Purchaser Debt Financing”) to Purchaser on the terms and subject to the conditions set forth in such commitment letters (the “Purchaser Debt Commitment Letters”) and (ii) true and complete commitment letters from ACI and DBCP (the “Parent Equity Investors”, and together with the Senior Lender, and the Purchaser Lenders, the “Financing Sources” and, each, a “Financing Source”) pursuant to which the Parent Equity Investors have committed to provide equity financing (the “Parent Equity Financing”, and together with the Senior Financing and the Purchaser Debt Financing, the “Financings”, and, each a “Financing”) to Parent on the terms and subject to the conditions set forth in such commitment letters (the “Parent Equity Commitment Letters”, and, together with the Senior Commitment Letter and the Purchaser Debt Commitment Letters, the “Commitment Letters”, and, each a “Commitment Letter”). In addition, Parent has delivered to the Company a true and complete commitment letter from SJF pursuant to which SJF has agreed to contribute Shares to the Parent on the terms and subject to the conditions set forth in such commitment letter.

      (c) Financing Sources Generally. The obligations of the Financing Sources to consummate the Financings are not subject to any condition other than set forth in the applicable Commitment Letter. Parent is not aware of any facts or circumstances that would cause Parent or the Financing Sources to be unable to consummate the Financings in accordance with the terms of the Commitment Letters. Parent agrees to promptly notify the Company if at any time prior to the Effective Date it no longer believes in good faith that it will be able to consummate the Financings on substantially the terms described in the Commitment Letters. As of the date hereof, each of the Commitment Letters is in full force and effect and has not been amended in any material respect. To the knowledge of Parent and the Purchaser, the Financings will be sufficient to consummate the Merger and to pay all fees and expenses related to any of the foregoing. The financing and other fees that are due and payable under the Commitment Letters have been paid in full.

      SECTION 4.6     Share Ownership. None of Parent, the Purchaser or any of their respective affiliates or “associates” (as such term is defined under Rule 12b-2 under the Exchange Act) beneficially own any Shares, other than, if applicable, SJF or any affiliate thereof.

      SECTION 4.7     Parent and the Purchaser’s Operations. Parent and the Purchaser were formed solely for the purpose of engaging in the transactions contemplated hereby and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

      SECTION 4.8     Investigation by Parent and the Purchaser. Parent and the Purchaser have conducted their own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, Parent and the Purchaser have relied solely upon their own investigation and analysis and upon the representations, warranties, comments and agreements of the Company set forth in this Agreement, and Parent and the Purchaser:

(a) acknowledge that, other than as set forth in this Agreement, none of the Company, its Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives (including without limitation Koffler & Company) makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or the Purchaser or their agents or representatives; and

(b) agrees, to the fullest extent permitted by law that except for the liability of the Company in accordance with the terms of this Agreement for the representations and warranties of the Company included in this Agreement and except with respect to fraud, that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives (including without limitation Koffler & Company) shall have any liability or responsibility whatsoever to Parent or the Purchaser on any basis (including without limitation in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent or the Purchaser. Notwithstanding anything to the contrary contained in this Agreement, no investigation of the Company by the Purchaser or its representatives or advisors prior to or after the date of this Agreement shall diminish, obviate or cure any of the representations or warranties of the Company contained in this Agreement.

      SECTION 4.9     Brokers. Except as set forth on Schedule 4.9, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or the Purchaser.

ARTICLE V

COVENANTS

      SECTION 5.1     Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly permitted by this Agreement, (ii) as disclosed in any of the Schedules, or (iii) as agreed in writing by Parent, after the date hereof, and prior to the Effective Time:

(a) the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws and regulations and the Company shall use its reasonable best efforts to preserve intact their current business organizations, to keep available the services of their current officers and other key employees and to preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time;

(b) the Company shall not, directly or indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any Company Common Stock or capital stock of any of its Subsidiaries beneficially owned by it, either directly or indirectly other than pursuant to the exercise of Options outstanding on the date hereof and disclosed on Schedule 3.2 or Options received by non-employee directors after the date hereof pursuant to the third sentence of Section 6(a) of the Option Plan; (ii) amend its Certificate of

Incorporation or By-laws or similar organizational documents; or (iii) split, combine or re-classify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

(c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends from a wholly-owned Subsidiary to another Subsidiary or to the Company; (ii) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than shares of Company Common Stock issued pursuant to the exercise of Options outstanding on the date hereof and disclosed on Schedule 3.2 or Options received by non-employee directors after the date hereof pursuant to the third sentence of Section 6(a) of the Option Plan; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets or properties with an aggregate value exceeding $500,000; (iv) incur or modify any material indebtedness or other material liability, in an amount exceeding $2,000,000, provided that the Company may borrow money for use in the ordinary and usual course of business; (v) acquire or agree to acquire by merger or consolidation, or purchase a substantial portion of the stock or assets of, any business or any Person; or (vi) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

(d) neither the Company nor any of its Subsidiaries shall (i) enter into any contract or agreement that if in existence as of the date hereof would constitute a Material Contract, other than in the ordinary course of business consistent with past practice; (ii) enter into any contract, agreement, commitment or arrangement providing for, or amend any contract, agreement, commitment or arrangement to provide for, the taking of any action that would be prohibited hereunder; (iii) modify, amend or terminate the Name Agreement or any of its Material Contracts or, except in the ordinary course of business and consistent with past practice, waive, release or assign any material rights or claims (absolute, accrued, asserted or unasserted, contingent or otherwise) in a manner materially adverse to the Company or Subsidiary party thereto; (iv) pay, discharge or satisfy any claim, liability or obligation exceeding $250,000 (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the consolidated financial statements of the Company and its Subsidiaries or incurred in the ordinary course of business; or (v) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, provided, however, that the Company may enter into a lease in connection with the relocation (to a location within a fifty mile radius of the present location) of its headquarters (the “Headquarters Lease”) on such terms and provisions as the Company shall determine provided that the annual lease rental payable to the landlord under such lease does not exceed one million five hundred thousand dollars ($1,500,000) (excluding the effect of common area maintenance charges, operating expense pass-throughs, or similar charges, including, without limitation, insurance, tax and other costs required to be paid by the Company and excluding the effect of any rental increases based upon a “cpi” factor or percentage increase in lieu thereof). The Company will keep Parent reasonably apprised of its relocation efforts and of the proposed terms of any such lease, and will consult in good faith with Parent with respect thereto;

(e) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

(f) neither the Company nor any of its Subsidiaries shall: (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person other than a Subsidiary, or in the case of a Subsidiary, the Company or a Subsidiary, except in the ordinary course of business consistent with past practice; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to Subsidiaries of the Company), other than in the ordinary course of business consistent with past practice;

(g) neither the Company nor any of its Subsidiaries shall materially change any of the accounting policies or procedures used by it unless required by GAAP or applicable law;

(h) neither the Company nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(i) except as permitted hereunder neither the Company nor any of its Subsidiaries shall take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time (except for representations made as of a specific date) or would be reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or that would materially impair the ability of the Company, Parent, the Purchaser or the holders of the Shares to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(j) neither the Company nor any of its Subsidiaries shall make, or commit to make, any capital expenditure or expenditures which (1) exceed $1,000,000 in the aggregate excluding capital expenditures pursuant to (2) or (3) below; (2) exceed $1,000,000 in the aggregate in connection with any refurbishment of any Company-owned centres; and (3) exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate in connection with the leasehold improvements relating to the Headquarters Lease and the written consent of Parent, which shall not be unreasonably withheld, shall be required for any capital expenditures in connection with the Headquarters Lease which exceed One Hundred Fifty Thousand Dollars ($150,000);

(k) neither the Company nor any of its Subsidiaries shall make or revoke any Tax election, or change (or make a request to any taxing authority to change) its Tax accounting methods, policies, practice or procedures, except in each case as required by GAAP or shall settle or compromise any Tax liability where the payment required by the Company or its Subsidiaries to compromise or settle such amount exceeds $100,000, in any case other than settlements or compromises of the matters disclosed on Schedule 3.12;

(l) (i) establish any new compensation or benefit plan or arrangement which would require payments in excess of $100,000 in any twelve-month period, or (ii) enter into any employment, consulting, retention, termination, severance or change in control agreement with an executive officer where liability could exceed $100,000;

(m) neither the Company nor any of its Subsidiaries shall revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

(n) neither the Company nor any of its Subsidiaries shall settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby without Parent’s prior written consent which will not be unreasonably withheld where the aggregate amount paid by the Company in settlement (including, without limitation, by funding the retention amount under the applicable insurance policy) and all expenses incurred in connection with all such suits, actions or claims would not exceed five hundred thousand dollars ($500,000) and the Company, Parent and Purchaser and their affiliates are released as part of such settlement, or any other suit, action or claim which would require a payment by the Company or a Subsidiary in excess of $300,000 in the case of claims arising out of or in connection with the employment of the claimant or $100,000 in all other cases or would result in an agreement or covenant by the Company or Subsidiaries which would, or would reasonably be expected to, have a material adverse effect on the Company and its Subsidiaries, taken as a whole;

(o) neither the Company nor any of its Subsidiaries shall enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area other than agreements pursuant to which the Company or a Subsidiary grants franchises to operate weight loss centres;

(p) neither the Company nor any of its Subsidiaries shall make any change to, or amend in any way, the employment contracts, salaries or other compensation of any officer, director, employee, agent, or other similar representative of the Company or any of its Subsidiaries whose annual compensation exceeds $100,000 or, in the case of directors, $25,000, other than changes or amendments that (i) are made in the ordinary course of business and consistent with past practice, (ii) do not and will not result in increases of more than 10% in the salary of any such Person, and (iii) do not and will not exceed, in the aggregate, the lesser of (A) 5% of the total salaries, wages and other compensation of all Employees whose annual compensation exceeds $100,000, taken as a whole or (B) $75,000 in the aggregate; provided that in no event shall there be any increase in compensation for any of the individuals listed on Schedule 5.1(a);

(q) neither the Company nor any of its Subsidiaries shall amend, alter, or terminate partially or completely, any Benefit Plan relating to or affecting any Employee where the incremental additional cost to the Company or any Subsidiary of any such action would exceed $100,000 in the twelve-month period following the taking of such action;

(r) neither the Company nor any of its Subsidiaries shall (i) enter into any labor or collective bargaining agreement, (ii) amend, alter or terminate any collective bargaining agreement to which it is a party in any manner that would, or would reasonably be expected to, have a material adverse effect on the Company and its Subsidiaries, taken as a whole; and

(s) neither the Company nor any of its Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

      SECTION 5.2     Access to Information. Upon reasonable written notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law, Parent shall hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent, dated June 14, 2001 (the “Confidentiality Agreement”).

      SECTION 5.3     Consents and Approvals. Each of the Company, Parent and the Purchaser shall take all actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries or affiliates in connection with this Agreement and the Transactions. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, shall, and shall cause its Subsidiaries to, take all actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by such party, or any of their respective Subsidiaries, in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

      SECTION 5.4     No Actions by Parent or Purchaser. Except as permitted hereunder, neither the Parent nor the Purchaser shall take or agree to commit to take any action that would be reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or that would materially impair the ability of the Company, Parent, the Purchaser or the holders of the Shares to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

      SECTION 5.5     No Solicitation.

      (a) The Company and its Subsidiaries shall immediately cease and shall instruct and use their best efforts to cause each of their respective affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries) to immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). The Company and its Subsidiaries shall not, and shall instruct and use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its Subsidiaries not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries, any expressions of interest or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information, data or assistance to any third party relating to an Acquisition Proposal, or (iii) except as permitted below, enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal.

      (b) Notwithstanding anything to the contrary contained in this Agreement, the Company and the Company Board and any committee thereof (i) provided the Company has complied with its obligations under Section 5.5 (including Section 5.5(g)) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information (provided that such information has been previously delivered to Parent and Parent is notified of any such information so furnished) to any third party making an unsolicited Acquisition Proposal after the date hereof and prior to the 7.1(c)(i) Expiration Date (as defined below) (a “Potential Acquiror”) if the Company Board or the Special Committee determines (A) in good faith that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (B) in good faith, after consultation with its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with the Board’s or committee’s fiduciary duties under applicable law, and (ii) shall be permitted to take and disclose to the Company’s stockholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act. In the event the Company is participating in discussions or negotiations with a Potential Acquiror in accordance with the terms of this Section 5.5, the Potential Acquiror shall be permitted access to and the right to negotiate with Sidney Craig and Jenny Craig and their affiliates. Prior to entering into negotiations with a Potential Acquiror, the Company shall enter into a confidentiality agreement with the Potential Acquiror containing provisions not less favorable in any material respect to the Company than the provisions of the Confidentiality Agreement.

      (c) Except as permitted by this Section 5.5, neither the Company Board nor any committee thereof will (i) approve, recommend or propose publicly to approve or recommend, any Acquisition Proposal or (ii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Company Board or a committee thereof determines (i) in good faith, after consultation with its outside legal counsel, that a failure to withdraw or modify its recommendation would be inconsistent with the Board’s or committee’s fiduciary duties under applicable law and (ii) that the pending Acquisition Proposal is a Superior Proposal, the Company Board may (x) withdraw or adversely modify its approval or recommendation of the Transactions, (y) approve or recommend such Superior Proposal or (z) terminate this Agreement in accordance with Section 7.1(c)(i).

      (d) For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal, whether in writing or otherwise, made by a third party who is not an affiliate of Sidney Craig or Jenny Craig (i) to acquire (including by way of lease, exchange, sale, mortgage, pledge or otherwise, in a single transaction or series of related transactions) the Company or any of its material Subsidiaries, (ii) to acquire 20% or more of the equity interest in, the Company or its material Subsidiaries, or (iii) with respect to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or liquidation or dissolution or similar transaction involving the Company or its material Subsidiaries (other than the transactions contemplated by this Agreement).

      (e) The term “Superior Proposal” means any bona fide proposal to acquire, directly or indirectly, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Company Board, having considered and subsequent to the recommendation of the Special Committee, determines in good faith to be more favorable to the Company’s stockholders than the Merger (after receipt of advice from its financial advisor), for which financing, to the extent required, is then committed.

      (f) In addition to the obligations of the Company set forth in this Section 5.5, the Company shall promptly and in any event within 24 hours advise Parent orally and in writing of any Acquisition Proposal or request for information relating to the Company or any of its Subsidiaries, or for access to the properties, books or records of the Company or any of its Subsidiaries by any person that is considering making, or has made, an Acquisition Proposal and shall keep Parent informed, on a prompt basis of the status and material terms thereof and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such inquiry or proposal.

      (g) The Company covenants and agrees that it will take all reasonable actions in respect of enforcement of the provisions of any confidentiality and standstill provisions contained in agreements to which the Company is a party or to which the Company is subject; provided however, that notwithstanding anything to the contrary in this Agreement, if requested by a third party, the Company may waive, to the extent provided below, any standstill or similar provision in favor of the Company in any agreement with such third party if the Company Board subsequent to the recommendation of the Special Committee reasonably believes that there is a reasonable likelihood that such third party will submit an Acquisition Proposal that could constitute a Superior Proposal (any such waiver to be limited to permitting such third party to make such Acquisition Proposal on a confidential basis to the Company Board), and any such waiver shall not be construed as a breach of this Section 5.5.

      (h) The parties hereto acknowledge and agree that in connection with an Acquisition Proposal the Company may engage Houlihan to provide additional services for such reasonable and customary additional fees as Houlihan and the Company shall agree.

      SECTION 5.6     Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

      SECTION 5.7     Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time or (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 5.8     Directors’ and Officers’ Insurance and Indemnification. (a) From and after the Effective Time, Parent and Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee or agent (the “Indemnified Party”) of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “Claim”) to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, and, in each case, to the full extent permitted under Delaware law or the Company’s Certificate of Incorporation, By-laws or indemnification agreements, if any, in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, at or prior to the Effective Time the Surviving Corporation shall, from time to time, promptly upon any request therefor, advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification.

      (b) All rights to indemnification and all limitations of liability existing in favor of the Indemnified Party as provided under Delaware law or the Company’s Certificate of Incorporation, By-laws or indemnification agreements, if any, in effect at the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of seven years from the Effective Time; provided that, in the event any Claim or Claims are asserted or made within such seven year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims; provided further, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under Delaware law, the Company’s Certificate of Incorporation or By-laws or such agreements, if any, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent and; provided further, that nothing in this Section 5.8 shall impair any rights or obligations of any present or former directors or officers of the Company.

      (c) In the event the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.8, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

      (d) The Surviving Corporation shall maintain the Company’s existing D&O policy covering acts or omissions occurring at or prior to the Effective Time for a period of not less than six years after the Effective Date by acquiring within ten (10) days after the Effective Time from the Company’s current insurer a Run-Off Policy providing such coverage in accordance with the draft Run-Off Endorsement (“Auto-Seller/Buyer Merger — Premium Preset”) which has been provided to Purchaser (the “Tail Policy”). If the Surviving Corporation does not acquire the Tail Policy, the Surviving Corporation will acquire insurance equivalent thereto from insurers of equal or better quality; provided that the Surviving Corporation shall not be required to expend on an annual basis more than 175% of the annual premium paid by the Company for its current premium year (the “Maximum Premium”); and provided further, that if the annual cost of such insurance would exceed the Maximum Premium, the Surviving Corporation shall acquire the maximum level of coverage which can be acquired for the Maximum Premium. The Company represents to the Parent that the annual premium for its current premium year is seven hundred thousand dollars ($700,000).

      SECTION 5.9     Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

      SECTION 5.10     Reasonable Best Efforts.

      (a) Subject to the terms and conditions of this Agreement each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including without limitation, in the case of Parent and the Purchaser to consummate the Financings. In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause its applicable affiliate to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

      (b) Each of Parent, the Purchaser and the Company shall, in connection with the efforts referenced in this Section 5.10 to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under the HSR Act or any other applicable law, use its reasonable best efforts to (A) make all appropriate filings and submissions with any Governmental Entity that may be necessary, proper or advisable under applicable laws in respect of any of the Transactions contemplated by this Agreement, (B) cooperate in all respects with each other in connection with any such filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (C) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (“DOJ”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (D) and consult with each other in advance of any meeting or conference with the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person.

      (c) In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement (or as applicable, their officers and directors) shall take all such necessary action as may be reasonable in the context thereof. Parent and the Purchaser acknowledge and agree that the Company is not obligated to seek any consents, waivers or approvals with respect to any of the agreements, contracts or instruments listed in the Disclosure Schedules to this Agreement, including, without limitation, the leases and agreements listed in Schedule 3.4 hereto, and the receipt of any such consent, waiver or approval shall not be a condition to Parent’s and Purchaser’s obligations hereunder; provided, however, that the Company shall use reasonable efforts to obtain consents, waivers or approvals with respect to the leases and agreements listed on Schedule 3.4 hereto, or any other lease or agreement under which consent is required as a result of the consummation of the transactions contemplated hereby, in each case to the extent requested by the Purchaser in writing.

      SECTION 5.11     Fees and Expenses.

      (a) Except as provided in this Section 5.11, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

      (b) In the event that (i) this Agreement is terminated (A) by the Company pursuant to Section 7.1(c)(i) or (B) by the Parent pursuant to Section 7.1(d)(i)(B) or (C) (or Section 7.1(d)(i)(D) to the extent the resolution takes the action described in Section 7.1(d)(i)(B) or (C)) and (ii) if the Company is not entitled to terminate this Agreement by reason of Section 7.1(b)(i), Section 7.1(b)(ii), Section 7.1(c)(ii) or Section 7.1(c)(iii) (a “Termination Fee Event”), then the Company shall pay to the Parent a fee of Four Million Eight Hundred Seventy Five Thousand Dollars ($4,875,000) (the “Termination Fee”). The Termination Fee shall be payable by the Company immediately upon the termination if the Company terminates this Agreement pursuant to Section 7.1(c)(i) and shall be payable by the Company within two (2) business days of either Termination Fee Event described in Section 5.11(b)(i)(B) above, in each case by wire transfer of immediately available funds to the account set forth on Schedule 5.11(b).

      SECTION 5.12     Report on Form 8-K. The Company will, within two (2) business days of execution and delivery hereof, file with the SEC a Report on Form 8-K reporting the execution and delivery of this Agreement and attaching this Agreement and other material Transaction documents as exhibits thereto. Parent will be promptly provided a copy of such report and a reasonable opportunity to comment thereon.

ARTICLE VI

CONDITIONS

      SECTION 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock;

(b) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated;

(c) Statutes; Consents. (i) No statute, rule, order, decree or regulation shall have been entered, enacted, promulgated or enforced by any foreign or domestic Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and (ii) all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time other than consents, orders or approvals which are individually and in the aggregate, immaterial; and

(d) Injunctions. There shall be no order or preliminary or permanent injunction of a foreign or United States federal or state court or other Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger.

      SECTION 6.2     Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent and the Purchaser shall be true and accurate in all material respects as of the date hereof, and true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) and except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not, and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Parent), and the Company shall have received a certificate of an executive officer of each of Parent and Purchaser to such effect; and

(b) each of Parent and the Purchaser shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or the Purchaser, as the case may be, at or prior to the Effective Time and the Company shall have received a certificate of an executive officer of each of Parent and Purchaser to such effect.

      SECTION 6.3     Conditions to the Obligations of Parent and the Purchaser to Effect the Merger. The obligation of Parent and the Purchaser to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of the Company shall be true and accurate in all material respects as of the date hereof, and true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period and except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to materiality or material adverse effect set forth therein) would not, and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole), and Parent and the Purchaser shall have received a certificate of an executive officer of the Company to such effect;

(b) the Company shall have performed in all material respects all of the obligations hereunder required to be performed by the Company at or prior to the Effective Time and Parent and the Purchaser shall have received a certificate of an executive officer of the Company to such effect;

(c) Parent shall have received the Senior Financing for the Transactions on terms substantially as set forth in the Senior Commitment Letter and SJF shall have consummated or be prepared to consummate the transactions set forth in the SJF Commitment Letter.

ARTICLE VII

TERMINATION

      SECTION 7.1     Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a) By the mutual consent of the Parent and the Company.

(b) By either of the Company or the Parent:

(i) if any Governmental Entity of competent jurisdiction shall have issued an order, decree, preliminary or permanent injunction, statute, law, ordinance, regulation or ruling or taken any other action (which order, decree, preliminary or permanent injunction, statute, law, ordinance, regulation, ruling or other action the parties hereto shall use their respective reasonable best efforts to prevent or lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; or

(ii) the Effective Time shall not have occurred on or prior to May 31, 2002 (the “Expiration Date”) provided that if the expiration date and the date by which the Senior Financing must be closed as set forth in the Senior Commitment Letter are extended to a date on or prior to June 30, 2002, the Expiration Date shall be extended to the same date, (provided further that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date).

(c) By the Company:

(i) prior to the earlier of (A) 5:00 P.M. Pacific Time on the first business day at least sixty (60) calendar days after public announcement of the Merger (the “7.1(c)(i) Expiration Date”) or (B) receipt of the Required Company Vote, in each case in order to accept a Superior Proposal, if the Company Board shall have immediately thereafter approved, and the Company shall immediately thereafter enter into, a definitive agreement providing for the implementation of a Superior Proposal; provided, however, that (1) the Company is not then in breach of Section 5.5, (2) the Company has notified the Parent in writing that it is prepared to enter into an agreement with respect to a Superior Proposal and the material terms thereof, (3) during the three-business day period after the Company’s notice contemplated by (2) above, (A) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and, if accepted, negotiate with) Parent to attempt to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Transactions and (B) the Board of Directors of the Company, subsequent to the recommendation of the Special Committee, shall have concluded, after considering the results of such negotiations and the revised proposals made by the Parent, if any, that any Superior Proposal giving rise to the Company’s notice continues to be a Superior Proposal, (4) such termination is within ten (10) business days following the three-business day period referred to above and (5) no termination pursuant to this Section 7.1(c)(i) shall be effective unless the Company has made payment of the Termination Fee required by Section 5.11(b) by sending the wire transfer of the Termination Fee to the account set forth on Schedule 5.11(b);

(ii) if a breach by Parent or the Purchaser of any representation or warranty contained in Article IV hereof has occurred, which breach, in the aggregate, would give rise to a failure of a condition set forth in Section 6.2(a) and cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent or the Purchaser of such breach;

(iii) if a breach by Parent or the Purchaser of any of the covenants or agreements contained herein has occurred, which breach, in the aggregate would give rise to a failure of a condition set forth in Section 6.2(b) and cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent or the Purchaser of such breach; or

(iv) a material adverse effect with respect to Parent or the Purchaser shall have occurred and be continuing at the time of termination, and cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent or the Purchaser of such occurrence.

(d) By the Parent:

(i) if, prior to the Effective Time, the Company Board shall have (A) withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Merger, (B) recommended a Superior Proposal, (C) failed to call the Special Meeting within five (5) days, or failed to hold the Special Meeting within forty-five (45) days, after the date the SEC clears the Proxy Statement for mailing to the Company’s stockholders following receipt of an Acquisition Proposal; provided, however, that such 45-day period shall be extended by such period of time as the Company may reasonably require to prepare, file and clear with the SEC, and circulate to stockholders of the Company (and, if required, to adjourn, postpone or reschedule any previously called or established Special Meeting or Special Meeting date), any amendment or supplement to the Proxy Statement that may, in the reasonable judgment of the Company, after consultation with its outside counsel, be required under applicable law, including, without limitation, the Exchange Act and the DGCL; or (D) resolved to do any of the foregoing; or

(ii) if a breach by the Company of any representation or warranty contained in Article III has occurred, which breach, in the aggregate, would give rise to a failure of a condition set forth in Section 6.3(a) and cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach;

(iii) if a breach by the Company of any of the covenants or agreements contained herein has occurred, which breach, in the aggregate would give rise to a failure of a condition set forth in Section 6.3(b) and cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach; or

(iv) if a material adverse effect with respect to the Company shall have occurred since the date hereof and be continuing at the time of termination, and cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such occurrence.

      SECTION 7.2     Effect of Termination. In the event of the termination of this Agreement by either the Company, Parent or the Purchaser, as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and have no effect, and there shall be no liability on the part of Parent, the Purchaser or the Company other than the provisions of the final sentence of Section 5.2 and the provisions of Section 5.11 and this Section 7.2 and Sections 8.3, 8.5, 8.6, 8.7, 8.8 and 8.10; provided, however, that nothing herein shall relieve any party from liability for damages resulting from a breach of this Agreement by such party.

ARTICLE VIII

MISCELLANEOUS

      SECTION 8.1     Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (with the further approval of the Special Committee if such amendment, modification or supplement would adversely affect the Company), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration.

      SECTION 8.2     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 8.3     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or the Purchaser, to:

ACI Capital Co., Inc.

900 Third Avenue
26th Floor
New York, New York 10022
Attention: Kevin S. Penn, Managing Director
Telephone No.: (212) 634-3350
Telecopy No.: (212) 634-3351

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff, Esq.
Telephone No.: (212) 310-8340
Telecopy No.: (212) 310-8007

and

(b)	if to the Company, to:

Sidney Craig

Chairman and Chief Executive Officer
11355 North Torrey Pines Road
La Jolla, California 92037
Telephone No.: (858) 812-7000
Telecopy No.: (858) 812-2730

with a copies to:

Proskauer Rose LLP

2049 Century Park East, Suite 3200
Los Angeles, California 90067
Telephone No.: (310) 557-2900
Telecopy No.: (310) 557-2193
Attention: Thomas W. Dollinger, Esq.; and

Latham & Watkins

633 West Fifth Street, Suite 4000
Los Angeles, California 90071
Telephone No.: (213) 485-1234
Telecopy No.: (213) 891-8763
Attention: Paul D. Tosetti, Esq.

      SECTION 8.4     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      SECTION 8.5     Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.8 and Article II, are not in tended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      SECTION 8.6     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      SECTION 8.7     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

      SECTION 8.8     Jurisdiction.

      (a) Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement or otherwise, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the Unites States federal courts in the State of Delaware or any Delaware state court, and, by execution and delivery of this Agreement, the Company, Parent and the Purchaser each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. The Company, Parent and the Purchaser irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, Parent or the Purchaser at their respective addresses referred to in Section 8.3 hereof.

      (b) The Company, Parent and the Purchaser each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

      SECTION 8.9     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      SECTION 8.10     Enforcement. The parties agree that irreparable damage would occur in the event that this Agreement was not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 8.11     Actions by the Company. Any action requiring the approval of the Company Board which is to be taken or which is made or required to be taken or made by or for the benefit of the Company pursuant to, in connection with, or in furtherance of this Agreement shall, prior to the Effective Time, be made or taken, as applicable, upon the recommendation of and with the approval of the Special Committee (in addition to any other action required by law).

      IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

J HOLDINGS CORP.

By:	/s/ KEVIN S. PENN

Name: Kevin S. Penn
Title: President

J ACQUISITION CORP.

By:	/s/ KEVIN S. PENN

Name: Kevin S. Penn
Title: President

JENNY CRAIG, INC.,
a Delaware corporation

By:	/s/ SID CRAIG

Name: Sidney Craig

Title:	Chairman and Chief Executive Officer

APPENDIX B

January 27, 2002

The Special Committee of the

Board of Directors of Jenny Craig, Inc.
The Board of Directors
Jenny Craig, Inc.
11355 N. Torrey Pines Road
La Jolla, CA 92038

Ladies and Gentlemen:

We understand that the Board of Directors (the “Board”) of Jenny Craig, Inc. (the “Company” hereinafter) has received a proposal from a newly formed company controlled by ACI Capital Co., Inc. and DB Capital Partners LP (the “Purchaser”) pursuant to which the Purchaser will acquire all of the outstanding shares of the Company for $5.30 per share in cash, except for 754,717 shares owned by Sid and Jenny Craig (collectively, the “Craigs”). We further understand that, in connection with such transaction, the Craigs will exchange those 754,717 shares of the Company’s stock for certain equity securities (representing approximately 20 percent of the aggregate equity interest in the Purchaser), and will also receive certain payments under an annual consulting and non-compete contract for 5 years. Prior to such transactions, the Craigs own on a beneficial basis approximately 69 percent of the Company’s common stock. The purchase of the Company’s stock by the Purchaser, the Craigs equity rollover, and other related transactions described in the associated documentation and disclosed to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) are collectively referred to herein as the “Transaction.”

      We further understand that the Board of Directors of the Company has formed a Special Committee (the “Committee”) to consider certain matters regarding the Transaction. In connection with the proposed Transaction, the Committee has requested that Houlihan Lokey render an opinion as to the fairness of the Transaction, from a financial point of view, to the stockholders of the Company other than the Craigs and their affiliate Craig Enterprises, Inc. (collectively, the “Public Stockholders”), of the consideration to be received by the Public Stockholders in the Transaction.

      You have requested our opinion (the “Opinion”) as to the matters set forth below. The Opinion does not address the Company’s underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual reports on Form 10-K for the five fiscal years ended June 30, 2001 and quarterly report on Form 10-Q for the quarter ended September 30, 2001, and Company-prepared interim financial statements for the 6-months ended December 31, 2001, which the Company’s management has identified as being the most current financial statements available;

2.	met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of Koffler & Company (“Koffler”), the Company’s investment bankers, to discuss certain matters;

3.	visited the business offices of the Company in La Jolla, California;

4.	reviewed certain information, including a summary of offers received, in connection with the proposed sale of the Company, prepared by Koffler;

B-1

Special Committee of the
Board of Directors of Jenny Craig, Inc.
January 27, 2002

5.	reviewed the Company’s Confidential Information Memorandum dated Summer 2001 and other information and correspondence provided to potential investors in connection with the proposed sale of the Company;

6.	reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the years ended June 30, 2002 and 2003;

7.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities, and reviewed publicly-available analyst reports, news articles, and press releases relating to the Company;

8.	reviewed the latest available drafts of certain documents relating to the Transaction including the Agreement and Plan of Merger, the Stockholders Voting Agreement, and the Stockholders Agreement; capital commitment letters regarding the Transaction from certain financing sources including the Purchasers, and the Craig Consulting Agreement;

9.	reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the transaction; and

10.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

B-2

APPENDIX C

SECTION 262 OF THE DELAWARE GENERAL

CORPORATE LAW

      § 262. Appraisal rights. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

JENNY CRAIG, INC.

11355 NORTH TORREY PINES ROAD, LA JOLLA, CALIFORNIA 92037

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF JENNY CRAIG, INC.
CALLED FOR _______, ____________, 2002

The undersigned hereby appoints Patricia Larchet, James Kelly and Marvin Sears, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to vote and represent as designated below all shares of common stock, par value $0.000000005 per share, of Jenny Craig, Inc. held of record by the undersigned at the Special Meeting of Stockholders of Jenny Craig, Inc. to be held at the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California 92037, on ____________________, ____________________, 2002, at _____________ (Pacific Time) and at any and all adjournments or postponements thereof.

(Continued and to be signed on reverse side)

-FOLD AND DETACH HERE-

Please mark your votes as indicated in this example	[X]

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
1.	A proposal to adopt the Agreement and Plan of Merger, dated as of January 27, 2002 by and among Jenny Craig, Inc., J Holdings Corp. and J Acquisition Corp.

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Signature __________________________ Signature (if held jointly) __________________________ Dated: ____________, 2002
Note: Please date this Proxy and sign exactly as your name appears thereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

-FOLD AND DETACH HERE-

YOUR VOTE IS IMPORTANT TO THE COMPANY

PLEASE SIGN AND RETURN YOUR PROXY BY
TEARING OFF THE TOP PORTION OF THIS SHEET
AND RETURNING IT IN THE ENCLOSED POSTPAID ENVELOPE